   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 20, 1996

                                                        REGISTRATION NO.333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                             SAMSONITE CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               36-351156
   (STATE OR OTHER JURISDICTION OF                (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)

                            11200 EAST 45TH AVENUE
                               DENVER, CO 80239
                                (303) 373-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                                JOHN P. MURTAGH
                         CHIEF ADMINISTRATIVE OFFICER
                            11200 EAST 45TH AVENUE
                               DENVER, CO 80239
                                (303) 373-2000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
  GREGORY A. FERNICOLA,       JEFFREY M. KNETSCH       BRUCE MENDELSOHN, ESQ.
          ESQ.                BROWNSTEIN, HYATT,           KAY TATUM, ESQ.
  SKADDEN, ARPS, SLATE,             FARBER              AKIN, GUMP, STRAUSS,
   MEAGHER & FLOM LLP         & STRICKLAND, P.C.        HAUER & FELD, L.L.P.
    919 THIRD AVENUE            410 17TH STREET       1333 NEW HAMPSHIRE AVE.,
NEW YORK, NEW YORK 10022    DENVER, COLORADO 80202              N.W.
     (212) 735-3000             (303) 534-6335         WASHINGTON, D.C. 20036
                                                           (202) 887-4000

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                          PROPOSED        PROPOSED
                            AMOUNT        MAXIMUM          MAXIMUM
    TITLE OF SHARES          TO BE     OFFERING PRICE     AGGREGATE        AMOUNT OF
    TO BE REGISTERED     REGISTERED(1)  PER SHARE(2)  OFFERING PRICE(2) REGISTRATION FEE
----------------------------------------------------------------------------------------
Common Stock, $.01 par
 value..................   8,605,471      $35.8125      $308,183,430        $93,389

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(1) Includes an aggregate of 782,315 shares of Common Stock that the
    Underwriters have the option to purchase from the Company and the Selling Stockholders to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the amount of the registration fee and based on the average of the high and low sales prices of the Common Stock as reported on the Nasdaq National Market System on December 17, 1996 pursuant to Rule 457(c) under the Securities Act.

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

                               EXPLANATORY NOTE

  This Registration Statement contains a prospectus relating to a public offering in the United States of an aggregate of 6,258,525 shares of Common Stock, par value $.01 per share, of the Company (the "U.S. Offering"), together with separate Prospectus pages relating to a concurrent offering outside the United States of an aggregate of 1,564,631 shares of Common Stock, par value $.01 per share, of the Company (the "International Offering"). The complete Prospectus for the U.S. Offering follows immediately. Following such Prospectus are the alternate pages for the Prospectus for the International
Offering: a front cover page, the sections entitled "Certain United States Federal Tax Consequences to Non-United States Holders," "Underwriting," "Legal Matters," "Experts" and "Additional Information" and a back cover page. The front cover page, the sections entitled "Certain United States Federal Tax Consequences to Non-United States Holders," "Underwriting," "Legal Matters," "Experts" and "Additional Information" and the back cover page of the Prospectus for the International Offering will appear in lieu of the front cover page, the section entitled "Underwriting," "Legal Matters," "Experts" and "Additional Information" and the back cover page of the Prospectus for the U.S. Offering. All other pages of the Prospectus for the U.S. Offering are to be used for both the U.S. and the International Offerings.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED DECEMBER 20, 1996

PROSPECTUS
                                7,823,156 SHARES
                                SAMSONITE (LOGO)
                                  COMMON STOCK
                                  -----------
  Of the 7,823,156 shares of common stock, par value $.01 per share (the "Common Stock"), of Samsonite Corporation (the "Company" or "Samsonite") offered hereby, 3,000,000 shares are being offered by the Company and 4,823,156 shares are being offered by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders." Of the 7,823,156 shares of Common Stock being offered hereby, 6,258,525 shares are being offered in the United States and Canada (the "U.S. Offering") and 1,564,631 shares are being offered outside the United States and Canada (the "International Offering"). See "Underwriting."

  On December 19, 1996, the last reported sale price of the Common Stock, which is traded on the Nasdaq National Market under the symbol "SAMC", was $35 3/4 per share. See "Price Range of Common Stock."

  SEE "RISK FACTORS," BEGINNING ON PAGE 10, FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.
                                  -----------
THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION,   NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
  PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          PRICE  TO UNDERWRITING PROCEEDS TO PROCEEDS TO SELLING
                           PUBLIC   DISCOUNT(1)  COMPANY(2)     STOCKHOLDERS
--------------------------------------------------------------------------------
Per Share................    $          $            $               $
Total(3).................   $          $            $               $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting expenses of the Offerings payable by the Company estimated
    at $   .
(3) The Company and the Selling Stockholders collectively have granted the U.S. Underwriters and International Managers options, exercisable within 30 days, to purchase up to an additional 625,852 and 156,463 shares of Common Stock, respectively, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discount, Proceeds to Company and Proceeds to Selling Stockholders will be
    $   , $   , $    and $   , respectively. See "Underwriting."
                                  -----------
  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York
on or about    , 1997.
                                  -----------
MERRILL LYNCH & CO.
     BEAR, STEARNS & CO. INC.
            DONALDSON, LUFKIN & JENRETTE
                 SECURITIES CORPORATION
                  GOLDMAN, SACHS & CO.
                        LEHMAN BROTHERS
                               MORGAN STANLEY & CO.
                                     INCORPORATED
                                     PAINEWEBBER INCORPORATED
                                                               SMITH BARNEY INC.
                                  -----------
                The date of this Prospectus is January  , 1997.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference and made a part hereof:

  1. The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1996;

  2. The Company's Quarterly Reports on Form 10-Q for the quarters ended April 30, 1996, July 31, 1996 and October 31, 1996;

  3. The Company's reports on Form 8-K dated February 5, 1996 and November 8, 1996;

  4. The description of the Common Stock incorporated by reference in the Company's Registration Statement on Form 8-A dated June 14, 1994; and

  5. All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offerings of the shares of Common Stock.

  The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated to reference into such documents). Requests should be directed to the Company, 11200 East 45th Avenue, Denver, Colorado 80239, Attention: Corporate Secretary, telephone (303) 373-2000.

                               ----------------

  Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                               ----------------

IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus or incorporated herein by reference. Unless the context otherwise requires, all references herein to the "Company" and "Samsonite" are to Samsonite Corporation, a Delaware corporation, and its consolidated subsidiaries.

                                  THE COMPANY

  Samsonite is one of the world's largest manufacturers and distributors of luggage. The Company markets its products primarily under the SAMSONITE(R), AMERICAN TOURISTER(R) and LARK(R) brand names. The Samsonite brand enjoys worldwide recognition and is the leading brand of luggage products in the United States and Europe. American Tourister is the second most recognized brand of luggage in the United States. Following the Company's acquisition of American Tourister, Inc. ("American Tourister") in 1993, the Company introduced the American Tourister brand in Europe. The Lark brand is well-recognized in the United States and competes in the premium segment of the luggage market. Samsonite and American Tourister luggage products have been manufactured and sold continuously since the 1930's.

  With sales of $722.6 million for the twelve months ended October 31, 1996, the Company is a major factor in the worldwide luggage market. Competition in the luggage market is highly fragmented with the vast majority of individual competitors having less than 10% of the Company's annual luggage sales. Samsonite offers the broadest range of products in the luggage industry, including hardside suitcases, softside suitcases, garment bags, casual bags, hardside and softside business cases and other travel bags. Many of today's most successful luggage products and features--such as suitcases with a built-in luggage cart; full-featured, structured garment bags; ultra-light, softside suitcases; and innovative wheel systems--were introduced and popularized by Samsonite. Hardside suitcases accounted for approximately 32% of the Company's sales in fiscal 1996. As a result of recent improvements in Samsonite's proprietary molding technology and design, the Company soon will be able to offer to consumers who prefer the greater protection and security of hardside luggage, hardside suitcases that are lighter in weight and comparable to softside products in terms of interior organization features. Softside products, which accounted for approximately 53% of the Company's sales in fiscal 1996, appeal to consumers because of their light weight, flexibility and convenience for a variety of purposes.

  The Company's products are sourced through a global network consisting of 13 Company-operated manufacturing facilities and various third-party suppliers throughout the world. By operating its own facilities to produce hardside luggage and more complex softside products, the Company is better able to control manufacturing quality and to achieve shorter product introduction lead times and lower delivery costs. In addition, the Company takes advantage of its global sourcing capabilities by opportunistically buying basic products from various countries when their product costs or exchange rates are particularly favorable. The Company produces substantially all of its hardside products in Company-operated plants in the United States, Belgium and France. Approximately 54% of the Company's softside products are sourced from qualified vendors located principally in the Far East, Eastern Europe and the Dominican Republic, with the balance produced by the Company in the United States, Belgium, Italy, Mexico, Spain and Hungary.

  The Company's marketing and distribution strategy focuses on the broad middle segment of the luggage market. In the United States, the Samsonite brand has historically been positioned as high quality, innovative luggage, targeted at the frequent business traveler; the American Tourister brand has been positioned as quality luggage at an affordable price; and the Lark brand has been positioned as premium luggage targeted at first and business class travelers. In Europe, the Samsonite brand enjoys more of a premium image than in the United States, and is targeted at first class and frequent business travelers.

  The Company's products are sold throughout the world in more than 100 countries through approximately 23,000 retail outlets, including department and specialty stores, catalog showrooms, mass merchant retailers and warehouse clubs. As of November 30, 1996, the Company also distributed products through 147 owned retail stores in the United States and two owned premium luggage stores in Europe. In addition, Samsonite licenses its trademark for use on non-luggage products such as travel accessories, personal leather goods, handbags and furniture. These products are made and sold primarily by independent licensees which pay royalties to Samsonite.

BUSINESS STRATEGY AND NEW GROWTH INITIATIVES

  Management believes that the Company's leading position in the global luggage industry is due to its widely recognized brand names, broad range of innovative luggage products and global manufacturing and distribution network. In addition, the substantial cash flow generated by the Company is available for investments in product development, advertising and marketing.

  With the hiring of a new chief executive officer in May 1996, the Company began implementation of a series of strategic initiatives intended to improve Samsonite's economic performance and strengthen its leadership position in the worldwide luggage market. The Company's key strategies to increase revenue and net income and realize the full potential of Samsonite's global brands include the following:

  . IMPROVED MANAGEMENT TEAM AND ORGANIZATIONAL STRUCTURE. Samsonite has formed a new management team which consists of Company veterans with extensive luggage experience and new managers who have broad experience in the marketing of branded consumer products as well as successful track records at other globally branded consumer products companies. See "Management." This management team is now leading a more streamlined and effective category-based organization. This organizational structure is designed to manage the Company's business around two product categories-- hardside and softside luggage. In the Americas, these categories are supported by a separate sales and distribution function.

  . IMPROVE THE COST STRUCTURE AND WORK PRACTICES. Samsonite is moving aggressively to make further changes which will reduce staffing levels as well as improve systems and controls to reduce costs, while achieving greater effectiveness. During 1996, the Company announced two restructuring programs designed to achieve the consolidation of American Tourister and to effect other consolidations and staffing reductions. Management estimates that these restructurings will yield approximately $16 million of annual cost reductions by the fourth quarter of fiscal 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, the Company has created a new organization for sourcing products and raw materials on a global basis and is in the process of standardizing products and components worldwide. These sourcing and standardization actions are designed to simplify operations and are expected to yield additional cost reductions.


  . DEVELOP A NEW, INTEGRATED GLOBAL PRODUCT AND PRICING ARCHITECTURE. The
    Company is identifying those products and features which have proven most successful throughout the world, and is developing a global product line-up that incorporates those successful products and features. This new global product and pricing architecture will provide a more complete range of product features, styles and price levels for each key channel of distribution in each major market throughout the world. The new product and pricing architecture largely represents an adaptation of Samsonite's more upscale European product line-up. This strategy is designed not only to improve the Company's margin structure, but also to strengthen Samsonite's premium brand image, particularly in North America. As part of the new product architecture, Samsonite will offer a wider array of style-coordinated hardside and softside luggage products. Further, by using a simpler, more uniform global product architecture, the Company will be able to shorten product cycle times. The shortening of product cycle times will permit innovations to be introduced more rapidly throughout the Company's worldwide markets. For example, during fiscal 1997, Samsonite introduced its EZ CART(TM) suitcase, a new concept in softside luggage, in the United States simultaneously across the Samsonite, American Tourister and Lark brands. This new product is an upright, softside suitcase with a balanced, four-wheel system designed to be more maneuverable with less effort, and to take the weight off the traveler's arm and transfer it to the floor. The EZ CART(TM) product is expected to be introduced in Europe and the Far East in the next six to nine months.

  . ACCELERATE SALES GROWTH. In addition to exploiting Samsonite's new global product architecture to more quickly and cost effectively introduce new consumer-preferred features and product designs across all brands worldwide, the Company has developed a number of additional initiatives intended to accelerate profitably the Company's revenue growth:

    z Expand Product Offerings In Casual and Business Bag Segments. The new global product architecture will include more entries in casual bags and business cases to expand the Company's sales in these two growth categories. This strategy has already proven to be successful for Samsonite in Europe and Japan.

    z Strengthen Marketing. Samsonite plans to expand its presence in the worldwide luggage market from both a consumer and trade standpoint through improved consumer marketing. This marketing program is expected to include more consumer-preferred product styles and feature innovations, more effective global advertising at higher investment levels, strengthened point-of-sale support and better customer service. In connection with its shift to a category-based management structure, for the first time in November 1996, advertising in the United States identified Samsonite, American Tourister and Lark as a family of brands, each offering a version of the new EZ CART(TM) upright luggage innovation.

    z Broaden Channels of Distribution. The Company plans to increase its presence in channels of distribution in which it believes it is under-represented by using targeted marketing and sales efforts tailored to each channel of distribution. In addition, the Company intends to exploit its manufacturing and sourcing leverage by aggressively pursuing opportunities to sell American Tourister and retail-labeled products in mass retailers and other high volume potential channels throughout the world.

    z Continue Worldwide Expansion. The Company plans to continue expansion worldwide in countries where growing economies and reduced political and trade barriers provide opportunities for long-term growth. Samsonite currently is expanding its presence in emerging foreign markets, including markets in China, India, South America and the Pacific Rim. In the first quarter of fiscal 1997, a joint venture with a local partner to distribute Samsonite products in Singapore and Malaysia began operating successfully. In addition, through joint ventures with local partners in India and China, the Company plans to begin the manufacture and distribution of Samsonite products in these countries in fiscal 1998. The Company is also currently negotiating with its Argentine distributor to form a joint venture to manufacture and distribute Samsonite products in Brazil and other major South American markets beginning in fiscal 1998.

    z Accelerate Company-owned Retail Store Sales Growth. The Company intends to increase its retail outlets as well as broaden and strengthen its retail operations. In October 1996, Samsonite began marketing all three of the Company's key brands throughout its 147 luggage stores which had previously sold only American Tourister luggage. In addition, Samsonite is adopting best operational and merchandising practices designed to reduce costs and increase sell-through. As a result, retail sales have been accelerating, and the Company's retail operations are now generating positive operating cash flow.

  . IMPROVE RETURN ON EQUITY AND CONTINUE TO STRENGTHEN THE BALANCE
    SHEET. The Company has implemented a comprehensive strategy to reduce leverage and improve return on equity, including the possible divestiture of various non-core assets. To better manage working capital, the Company is negotiating new extended payment terms with most of its major vendors, accelerating the collection of accounts receivable, and reducing inventory levels through stock keeping unit ("SKU") reductions, as well as better requirements forecasting. The net proceeds from the offering by the Company of shares offered hereby, as well as the anticipated asset sales and reductions in working capital requirements will be used to reduce debt and, in turn, debt service expense. See "Use of Proceeds." The Company expects these actions, combined with the other strategic initiatives, to result in an improved return on equity in fiscal 1998.

                                 THE OFFERINGS

  The offering of 6,258,525 shares of Common Stock initially being offered in the U.S. Offering and the offering of 1,564,631 shares initially being offered in the International Offering are collectively referred to as the "Offerings."

Common Stock offered by
 the Company(1):
  U.S. Offering...........  2,400,000 shares
  International Offering..    600,000 shares
                            ----------------
    Total.................  3,000,000 shares
                            ================
Common Stock offered by
 the Selling
 Stockholders(1):
  U.S. Offering...........  3,858,525 shares
  International Offering..    964,631 shares
                            ----------------
    Total.................  4,823,156 shares
                            ================
Common Stock to be out-
 standing after the Offer-
 ings(1)(2)...............  19,986,681 shares
Use of proceeds...........  Assuming an offering price of $37.50 per share, the estimated net proceeds from the sale of the Common
                            Stock offered by the Company in the Offerings will
                            be approximately $105.7 million and will be used to
                            repay indebtedness. See "Use of Proceeds." The
                            Company will not receive any of the proceeds from
                            the sale of shares of Common Stock offered by the
                            Selling Stockholders.
Listing...................  The Common Stock is quoted on the NASDAQ National
                            Market under the symbol "SAMC".

--------
(1) Assumes no exercise of the Underwriters' over-allotment options.
(2) Includes the exercise, in connection with the Offerings, of all outstanding stock options held by Steven J. Green. See "Capitalization" and "Principal and Selling Stockholders." Does not include (i) 2,549,142 shares issuable upon exercise of outstanding stock options at a weighted average exercise price of $24.38 per share, (ii) 116,667 shares issuable under stock award agreements or (iii) 625,877 additional shares reserved for issuance pursuant to the Company's Amended and Restated 1995 Stock Option and Incentive Compensation Plan and Directors' Stock Plan.

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain risks that should be considered in connection with an investment in the Common Stock offered hereby.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

  The following table presents summary consolidated financial information derived from the Company's audited consolidated financial statements as of and for the years ended January 31, 1996 and 1995, the seven months ended January 31, 1994, the five months ended June 30, 1993, and the years ended January 31, 1993 and 1992, which have been restated for discontinued operations, and the Company's unaudited consolidated financial statements as of and for the nine months ended October 31, 1996 and 1995. The summary financial information presented below should be read in conjunction with the other information contained under the captions "Capitalization," "Selected Historical and Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and with the consolidated financial statements and related notes included elsewhere in this Prospectus.

                                                                                                          NINE MONTHS ENDED
                                                         YEAR ENDED JANUARY 31,                              OCTOBER 31,
                                           -------------------------------------------------------------  ------------------
                                              1992          1993        1994(1)        1995       1996      1995      1996
                                           ----------    ----------    ----------    ---------  --------  --------  --------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OP-
 ERATIONS DATA:
Net Sales(2)....                           $  421,461    $  480,630    $  523,619    $ 635,452  $675,209  $505,707  $553,124
Cost of Goods
 Sold...........                              250,894       280,051       309,809      373,967   414,691   307,458   335,363
                                           ----------    ----------    ----------    ---------  --------  --------  --------
Gross Profit....                              170,567       200,579       213,810      261,485   260,518   198,249   217,761
Selling, General
 and Administra-
 tive Ex-
 penses(3)......                              124,787       146,211       163,574      197,716   203,701   153,197   174,140
Amortization of
 Intangibles(4)..                                 441           466        40,130       67,189    63,824    47,863    29,622
Provision for Restructuring
 Operations.....                                  --            --            --           --      2,369       --     10,670
                                           ----------    ----------    ----------    ---------  --------  --------  --------
Operating Income
 (Loss).........                               45,339        53,902        10,106       (3,420)   (9,376)   (2,811)    3,329
Interest
 Income.........                                1,309           --          4,342        2,909     4,709     4,058     1,172
Other Income
 (Expense)......                               (1,813)       (2,421)        5,864        2,729     3,967     3,357    18,453
Interest Expense
 and
 Amortization of
 Premium and
 Issue Costs of
 Debt(5)........                              214,957       103,871        29,243       37,875    39,974    30,851    27,112
Reorganization
 Items..........                                8,949          (415)      462,447          --        --        --        --
Income Tax
 Expense........                                1,630        12,991         9,110       10,619     9,095     7,495     8,603
Minority
 Interest in
 Earnings of
 Subsidiaries...                               (2,510)       (2,293)       (2,049)        (931)   (1,385)     (428)     (852)
                                           ----------    ----------    ----------    ---------  --------  --------  --------
Income (Loss)
 from Continuing
 Operations.....                             (165,313)      (68,089)      442,357      (47,207)  (51,154)  (34,170)  (13,613)
Income (Loss)
 from Operations
 Discontinued
 and Sold,
 Cumulative
 Effect of
 Change in
 Accounting
 Principles and
 Extraordinary
 Items..........                              296,401       112,108       430,946      (64,372)  (10,293)   (8,042)      --
                                           ----------    ----------    ----------    ---------  --------  --------  --------
Net Income
 (Loss).........                           $  131,088    $   44,019    $  873,303    $(111,579) $(61,447) $(42,212) $(13,613)
                                           ==========    ==========    ==========    =========  ========  ========  ========
Loss per Share
 from Continuing
 Operations.....                                                                     $   (3.05) $  (3.24) $  (2.16) $   (.85)
                                                                                     =========  ========  ========  ========
Net Loss per
 Share..........                                                                     $   (7.22) $  (3.89) $  (2.68) $   (.85)
                                                                                     =========  ========  ========  ========
OTHER DATA:
Operating Income
 (Loss).........                           $   45,339    $   53,902    $   10,106    $  (3,420) $ (9,376) $ (2,811) $  3,329
Fresh Start Am-
 ortization and
 Depreciation(4)..                                --            --         41,968       70,599    66,433    50,167    31,607
Other Amortiza-
 tion and Depre-
 ciation........                               10,637        11,941        13,056       14,887    17,668    12,545    14,630
                                           ----------    ----------    ----------    ---------  --------  --------  --------
Operating Cash
 Flow(6)........                           $   55,976    $   65,843    $   65,130    $  82,066  $ 74,725  $ 59,901  $ 49,566
                                           ==========    ==========    ==========    =========  ========  ========  ========
Capital Expendi-
 tures..........                           $   18,242    $   11,296    $   13,095    $  18,453  $ 23,975  $ 15,909  $ 19,689
BALANCE SHEET DATA (AS OF END OF PERIOD):
Property, Plant and Equipment, Net..       $  106,918    $  101,581    $  131,894(7) $ 137,686  $140,912  $148,800  $138,170
Total Assets....                              757,667       825,970     1,111,735(7)   866,000   621,443   678,695   598,504
Long-Term
 Obligations
 (including
 current
 installments)..                            1,330,160(8)  1,579,447(8)    573,197(9)   417,175   310,959   305,414   292,642
Stockholders'
 Equity (Defi-
 cit)...........                             (960,097)     (923,833)      253,693(9)   148,472    25,116    49,177    20,824

                                             (see footnotes beginning on page 9)

IMPACT OF FAIR VALUE ADJUSTMENTS ATTRIBUTABLE TO THE REORGANIZATION OF ASTRUM, RESTRUCTURINGS AND CERTAIN OTHER EXPENSES:

  Included in the Company's statements of operations are amortization and depreciation related to adjustments of assets and liabilities to fair value in connection with the adoption of the American Institute of Certified Public Accountants Statement of Position 90-7 entitled "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"). The most significant adjustment related to reorganization value in excess of identifiable assets which was amortized over the three-year period ended June 1996. In addition, the Company's statements of operations include provisions for restructuring operations and certain other expenses associated with the restructurings and management team changes. Such other expenses include those incurred for consulting services in connection with establishing the restructuring plan, the cessation of the former chief executive officer's employment, the hiring of new and additional members of the executive management team, and for expenses incurred in excess of the original provision for the consolidation of American Tourister manufacturing facilities. Due to the significance of these items, management believes that it is useful to isolate their impact on the statements of operations as shown below. This information does not represent and should not be considered an alternative to net income, any other measure of performance as determined by generally accepted accounting principles or as an indicator of operating performance.

                                                             NINE MONTHS ENDED
                                YEAR ENDED JANUARY 31,          OCTOBER 31,
                             ------------------------------  ------------------
                                 1994
                             (AS COMBINED)  1995     1996      1995      1996
                             ------------- -------  -------  --------  --------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Fresh Start Amortization
 and Depreciation..........     $41,968    $70,599  $66,433  $ 50,167   $31,607
Provision for Restructuring
 Operations................         --         --     2,369       --     10,670
Certain Other Expenses
 Associated with the
 Restructuring and
 Management Changes(3).....         --         --       --        --      4,200
Tax Benefit................      (4,035)    (6,366)  (5,629)   (2,995)   (9,648)
                                -------    -------  -------  --------  --------
After-Tax Impact on Net
 Loss......................     $37,933    $64,233  $63,173  $ 47,172   $36,829
                                =======    =======  =======  ========  ========
Impact on Net Loss Per
 Share.....................                $  4.15  $  4.00  $   2.99  $   2.22
                                           =======  =======  ========  ========

                                               (see footnotes on following page)

--------

(1) In June 1993, the Company, then known as Astrum International Corp. ("Astrum"), completed a financial restructuring pursuant to a plan of reorganization under Chapter 11 of the United States Bankruptcy Code (the "Plan"). Effective June 30, 1993 and pursuant to SOP 90-7, the Company was required to adjust its assets and liabilities to their fair ("fresh start") values and create a new entity for financial reporting purposes. For purposes of this presentation and in order to compare full fiscal years, the results for the five months ended June 30, 1993 and seven months ended January 31, 1994 have been combined. Due to the effect of SOP 90-7, amortization of intangibles and interest expense (see note (4) below and note (1) to the "Selected Historical and Pro Forma Consolidated Financial Data") for the periods before and after June 30, 1993 are not comparable. See "Selected Historical and Pro Forma Consolidated Financial Data" for a presentation of separate results for such five and seven month periods in accordance with SOP 90-7.
(2) The Company acquired American Tourister in August 1993. Net sales for the combined year ended January 31, 1994 include net sales of $47.7 million of American Tourister for five months. Net sales for the fiscal year ended January 31, 1995 and 1996 include net sales of $117.8 million and $115.0 million, respectively, of American Tourister for 12 months.
(3) Selling, general and administrative expenses include $4.2 million of expenses during the nine months ended October 31, 1996 for consulting fees to establish the restructuring plan ($0.8 million), for the cessation of the former chief executive officer's employment and the change in management ($2.9 million), and for expenses in excess of the original provision in fiscal 1996 for the consolidation of American Tourister manufacturing facilities ($0.5 million).
(4) As discussed in note (1) above, the Company adjusted its assets and liabilities to their fresh start values effective June 30, 1993. Since June 30, 1993, the Company's statements of operations include amortization and depreciation related to these fresh start adjustments. The most significant fresh start adjustment relates to recording Reorganization Value in Excess of Identifiable Assets, which was amortized over a three-year period ending in June 1996. In addition, fresh start amortization includes amortization of fresh start adjustments to reflect the fair value of trademarks, licenses, patents and other intangibles, which are being amortized over periods from one to forty years. Fresh start amortization and depreciation also includes depreciation of fresh start adjustments to reflect the fair value of property and equipment, depreciated over their estimated useful lives ranging primarily from two to six years.

  Fresh Start Amortization and Depreciation consists of the following:

                                                                    NINE MONTHS
                                                                       ENDED
                                       YEAR ENDED JANUARY 31,       OCTOBER 31,
                                    ----------------------------- ---------------
                                        1994
                                    (AS COMBINED)  1995    1996    1995    1996
                                    ------------- ------- ------- ------- -------
   FRESH START AMORTIZATION:                       (IN THOUSANDS)
   Amortization of Reorganization
    Value in Excess of Identifi-
    able Assets...................     $32,126    $55,072 $55,072 $42,862 $22,947
   Amortization of Licenses, Pat-
    ents and Other................       6,041      8,926   5,263   2,606   3,672
   Amortization of Trademarks.....       1,757      3,191   2,560   2,395   2,309
                                       -------    ------- ------- ------- -------
     Total Fresh Start Amortiza-
      tion Included in Amortiza-
      tion of
      Intangibles.................      39,924     67,189  62,895  47,863  28,928
                                       -------    ------- ------- ------- -------
   FRESH START DEPRECIATION:
   Included in Cost of Goods
    Sold..........................       1,673      2,790   2,895   1,887   2,192
   Included in Selling, General
    and Administrative Expenses...         371        620     643     417     487
                                       -------    ------- ------- ------- -------
     Total Fresh Start Deprecia-
      tion........................       2,044      3,410   3,538   2,304   2,679
                                       -------    ------- ------- ------- -------
   Total Fresh Start Amortization
    and Depreciation..............     $41,968    $70,599 $66,433 $50,167 $31,607
                                       =======    ======= ======= ======= =======

(5) In accordance with SOP 90-7, no interest expense on the Pre-petition Securities (as defined below) was accrued from June 25, 1992 through June 30, 1993.
(6) "Operating Cash Flow" is defined as operating income (loss) adjusted for noncash charges for amortization and depreciation of intangible assets and property, plant and equipment. Other companies may calculate Operating Cash Flow in a different manner and the Company's presentation of Operating Cash Flow may not be comparable to similar presentations reported by other companies. Operating Cash Flow does not take into consideration substantial costs of doing business, such as interest expense, and should not be considered in isolation or as a substitute for other measures of performance, such as operating income or cash flow from operations determined in accordance with generally accepted accounting principles. Operating Cash Flow does not represent funds available for discretionary use by the Company due to funds required for debt service, capital expenditures to replace fixed assets, and other commitments and contingencies.
Operating Cash Flow for the nine-month period ended October 31, 1996 was negatively affected by the effects of a restructuring provision of $10.7 million and other expenses related to management changes and consolidation of operations totaling $4.2 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."
(7) Includes the effects of SOP 90-7 "fresh-start" adjustments recorded at June 30, 1993, net of depreciation and amortization. Pursuant to SOP 90-7, the net book value of property and equipment was increased by $34 million and intangible and other assets were increased by $530 million.
(8) Immediately prior to the effective date of the Plan, $527 million principal amount of Astrum's 12.85% Senior Subordinated Notes due 1997 (the "Pre-petition Notes") and $698 million principal amount of Astrum's 13.05% Subordinated Debentures due 1999 (the "Pre-petition Debentures" and, together with the Pre-petition Notes, the "Pre-petition Securities") were outstanding. The Pre-petition Securities were classified as long-term debt as of January 31, 1991. Due to the default that occurred on the Pre-petition Securities during the year ended January 31, 1992, the classification was changed to current liabilities since payment had been demanded. These obligations have been included in long-term obligations for purposes of this presentation. During the year ended January 31, 1993, these obligations were reclassified to liabilities subject to compromise in Chapter 11 proceedings to conform to the reporting requirements of companies in bankruptcy proceedings. The amount shown at January 31, 1993 includes the Pre-petition Securities plus accrued interest thereon through June 25, 1992.
(9) Pursuant to SOP 90-7, under the Plan effected in June 1993, $1.5 billion in long-term debt subject to compromise including accrued interest was forgiven in exchange for $500 million principal amount of the Company's 11 1/2% Senior Secured Notes (the "Senior Secured Notes"), approximately $342 million in cash and 15 million shares of Common Stock. In July 1995, the Senior Secured Notes were redeemed with the proceeds from the sale of the Series A Notes (as defined herein) and borrowings under the Senior Credit Facility (as defined herein).

                                 RISK FACTORS

  Prospective purchasers of the shares of Common Stock offered hereby should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the following risks in connection with an investment in the Common Stock offered hereby.

SIGNIFICANT NON-CASH CHARGES OF THE COMPANY; REPORTED LOSSES

  As a result of the emergence from bankruptcy of Astrum, the Company's predecessor, on June 30, 1993, Astrum and all its subsidiaries were required to adjust their assets and liabilities to reflect their fair values. The reorganization value in excess of identifiable assets of Samsonite, which was $165.2 million at the time of Astrum's emergence from bankruptcy, was amortized through charges to the consolidated statement of operations over a three year period that ended in June 1996. While these amounts represent non-cash charges, they have had an adverse effect on reported results of operations in fiscal years 1994, 1995, 1996 and in the nine months ended October 31, 1996. The amortization of these charges has had a similar adverse effect on reported stockholders' equity. See "Selected Historical and Pro Forma Consolidated Financial Data."

SIGNIFICANT INDEBTEDNESS

  At October 31, 1996, the Company had short-term debt obligations totalling $7.3 million, long-term debt obligations, including current installments, of $292.6 million and total stockholders' equity of $20.8 million. After giving pro forma effect to the Offerings and the application of the net proceeds to the Company therefrom, at October 31, 1996, the Company would have had short-term debt obligations of $7.3 million, long-term debt obligations, including current installments, of $182.8 million and total stockholders' equity of $141.8 million. The Company believes that for the next twelve months its cash flow from operations, together with its other available sources of liquidity, will be adequate to make required payments of principal and interest on its indebtedness, to permit anticipated capital expenditures and to fund working capital requirements. If the Company is unable to generate sufficient cash flow from operations in the future, it may be required to refinance all or a portion of its existing indebtedness or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to the Company.

IMPLEMENTATION OF BUSINESS STRATEGY; FORWARD-LOOKING STATEMENTS

  The Company's business strategy includes plans to streamline its management team and organizational structure, improve its cost structure and work practices, develop and introduce to the market a new product architecture, achieve increased sales growth through improved marketing, improve return on equity and the balance sheet and enter emerging foreign markets. The Company's strategic plan should be considered in light of the risks and expenses associated with implementing these strategies. Successful implementation of these strategies will depend on numerous factors, many of which are beyond the Company's control, including economic, competitive and other conditions and uncertainties and the ability to retain qualified management personnel. No assurance can be given that the Company will be successful in implementing its business strategy.

  Certain statements under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; industry capacity; changes in customer preferences; demographic changes; competition; changes in methods of distribution and technology; changes in political, social and economic conditions and local regulations, particularly in Europe and Asia; the loss of any significant customers; and various other factors beyond the Company's control.

  The forward-looking information referred to above includes, but is not limited to, estimated annual cost savings resulting from the consolidation and restructuring programs described herein. In addition to the risks, uncertainties and other factors referred to above which may cause actual amounts to differ materially from estimated amounts, such estimates of annual cost savings are based on various factors and were derived utilizing numerous important assumptions, including (i) achieving estimated reductions in the number of total employees within anticipated time frames and at currently projected severance cost levels, while maintaining work flow in the business areas affected, (ii) the assimilation of American Tourister and other production in Samsonite's Denver facility without disruption to distribution activities and (iii) subleasing vacated facilities within anticipated time frames at anticipated sublease rent levels. The failure of these assumptions to be realized may cause the actual annual cost savings to differ materially from the estimates.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS; CURRENCY RISKS

  Approximately 45% of the Company's net sales for fiscal 1996 were attributable to its European sales and other foreign operations and export sales from the United States. In addition to its European manufacturing and distribution subsidiaries, the Company has a 100% owned Mexican manufacturing and distribution company and is a partner in joint ventures which are currently building factories and distribution facilities in India and China, as well as a joint venture operating a sales and distribution facility in Singapore. The Company is also involved in negotiations to enter into a joint venture to manufacture and distribute luggage in Brazil and other South American countries. The Company's operations may be affected by economic, political and governmental conditions in some of the countries where the Company has manufacturing facilities or where its products are sold. In addition, factors such as changes in economic or political conditions in any of the countries in which the Company operates could result in unfavorable exchange rates, new or additional currency or exchange controls, other restrictions being imposed on the operations of the Company, or expropriation. The Company's operations also may be adversely affected by significant fluctuations in the value of the U.S. dollar or the failure of a partner in an international joint venture to meet performance expectations. When appropriate, the Company enters into foreign exchange contracts in order to reduce its economic exposure on certain foreign operations and/or royalty agreements through the use of forward delivery commitments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

COMPETITION

  The Company competes with many domestic and international companies in its global markets. Samsonite competes on brand name, consumer advertising, product innovation, quality, differentiation of product features, customer service and price. The worldwide luggage market is highly fragmented, with the vast majority of individual competitors having annual sales that are less than 10% of the Company's sales; nevertheless, the Company has many competitors. Barriers to entry into the manufacturing of softside luggage are very low and the Company faces competition from many low cost manufacturers of inexpensive, softside luggage products. In contrast to the softside luggage market, more significant capital costs are necessary to enter the manufacturing of hardside luggage; nonetheless, the Company has several hardside luggage competitors in its major U.S. and European markets. See "Business--Competition."

RESTRICTIVE COVENANTS

  The Company's existing bank credit facility (the "Senior Credit Facility") contains numerous financial and operating covenants, including restrictions on the ability of the Company to pay dividends; incur indebtedness; merge, consolidate or transfer all or substantially all of its assets; make certain sales of assets; make investments in joint ventures; make capital expenditures; create, incur or permit the existence of certain liens and requires the Company to achieve and maintain certain financial ratios. The indenture pursuant to which the Company's 11 1/8% Series B Senior Subordinated Notes (the "Series B Notes") were issued contains similar covenants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Such financial covenants affect the operating flexibility of the Company. The failure to comply with the covenants would result in a default and permit the lenders under the Senior Credit Facility or the holders of the Series B Notes to accelerate the maturity of the indebtedness.

CONTROLLING STOCKHOLDERS

  Prior to giving effect to the Offerings, certain entities affiliated with Carl C. Icahn (collectively, "Icahn") and affiliates of Apollo Advisors, L.P. (collectively, "Apollo") beneficially own approximately 21.54% and 45.78%, respectively, of the outstanding Common Stock. Upon completion of the Offerings, Icahn will own 313,800 shares of Common Stock, representing approximately 1.57% of the outstanding Common Stock (no shares of Common Stock if the Underwriters' over-allotment options are exercised in full) and, as a result of the sale of Common Stock in the Offerings by the Company and the exercise of stock options in connection therewith, Apollo's ownership will be diluted to approximately 36.70% of the outstanding Common Stock (36.16% if the over-allotment options granted to the Underwriters are exercised in full). See "Principal and Selling Stockholders" and "Underwriting." By reason of such percentage ownership, Apollo may have significant control over the management and policies of the Company.

  The level of ownership of the outstanding Common Stock by the Company's principal stockholders may have the effect of making more difficult or of discouraging, absent the support of such stockholders, a proxy contest, a merger involving the Company, a tender offer, an open market purchase program or purchases of the Common Stock that could give holders of such stock the opportunity to realize a premium over the then-prevailing market price for their shares of the Common Stock.

CONTINGENT LIABILITIES

  As discussed in note 14 to the consolidated financial statements included elsewhere in this Prospectus, the Company has recorded significant contingent liabilities as a result of the reorganization of Astrum in 1993.

  As discussed in note 14 under Contingent Liabilities to Pension Benefit Guaranty Corporation and in note 19f, the Company has recorded a liability of $26.6 million, as adjusted in the third quarter of fiscal 1997, for claims made by the Pension Benefit Guaranty Corporation (the "PBGC") related to unfunded pension liabilities of other companies which, prior to the reorganization, were part of a controlled group of companies which included the Company. As part of its plan of reorganization, Astrum agreed to become secondarily liable for unfunded obligations of such plans and accrued an amount representing the maximum amount of unfunded liability should the pension plans be terminated and the Company be required by the PBGC to make immediate payment of the liability at the time of emergence from reorganization. In August 1996, agreements among the primarily liable companies, the PBGC and the Company became effective, which agreements allow the Company to assume sponsorship of the pension plans at its election. The Company intends to exercise such election should the primarily liable companies cease funding their obligations. If the Company assumed sponsorship of the plans, the Company would be able to fund the pension liabilities over an extended period of time. The primarily liable companies continue to fund the current obligations of the plans, but are in reorganization, and the Company can provide no assurance that it will not become necessary to assume sponsorship of such plans and become primarily liable for their funding.

  As discussed in note 14 under Contingent Liabilities with Respect to the Old Notes and in note 19d, the Company has a contingent liability for interest on overdue installments of interest liabilities accruing prior to the reorganization of Astrum. A contingent liability of $16.4 million was recorded for such claims in 1993 although various parties have challenged the allowability of the claim on the basis that interest on overdue installments of interest is not permitted under applicable non-bankruptcy law. In June 1996, the Company settled approximately $4.0 million of such claims for $200,000. The settled claims were held by Apollo Investment Fund, L.P. ("Apollo Investments") and an affiliate of Apollo Investments. After giving effect to the Offerings, Apollo Investments and its affiliates will own 36.70% of the issued and outstanding shares of the Company's Common Stock (36.16% if the Underwriters' over-allotment options are exercised in full).

  On November 14, 1996, the federal bankruptcy court ruled in favor of the Company and held that the interest on interest claims are not allowable; however, the decision may be appealed and, in such event, there is no assurance that the bankruptcy court's ruling will be upheld.

  As discussed in note 14 under Obligations to Settlement Trust, the Company has a contingent liability to a trust (the "Trust") which was established for the benefit of the holders of certain pre-bankruptcy claims against the Company. The terms of the Trust require the Company to make up to $37 million in loans to the Trust to pay resolved claims and to make distributions to holders of claims against the Trust. The Company has made loans to the Trust totaling $4.8 million, which have been fully reserved in the Company's consolidated financial statements. As of January 31, 1996, the Trust had approximately $56 million in assets and allowed claims of approximately $25 million. Consequently, the Company does not anticipate being required to loan additional amounts to the Trust, and further believes its $4.8 million loan to the Trust will be repaid with interest. However, assurance cannot be given that further loans to the Trust will not be required or that the $4.8 million loan to the Trust will be repaid.

RISKS ASSOCIATED WITH INTELLECTUAL PROPERTY RIGHTS

  The Company's intellectual property rights include trade secrets, know-how, patents, copyrights and trademark registrations, several of which are licensed to third parties and generate royalties. While these rights provide a degree of exclusivity, they are not self-executing and they should be considered in the light of the risks and expenses associated with obtaining such rights, maintaining them, and enforcing them, as well as those associated with defining the precise scope of those rights, and avoiding like rights of others. While the Company takes steps it deems reasonable to protect its intellectual property rights, to assert them successfully against those who would infringe upon such rights, and to avoid conflict over the rights of its competitors, no assurance can be given that the Company will be successful in doing so. See "Business--Trademarks and Patents."

CERTAIN ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Company's Amended and Restated Certificate of Incorporation, and Restated By-Laws, together and separately, may discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. These provisions include a classified board of directors and advance notice procedures for stockholders to nominate candidates for election as directors of the Company and to submit proposals for consideration at stockholders' meetings. See "Description of Capital Stock--Certain Charter and By-Laws Provisions."

SHARES ELIGIBLE FOR FUTURE SALE

  No prediction can be made as to the effect, if any, that future sales of Common Stock, or the availability of Common Stock for future sales, will have on the market price of the Common Stock prevailing from time to time. Sales in the public market of substantial amounts of Common Stock (including shares of Common Stock acquired upon the exercise of options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. See "Shares Eligible for Future Sale."

DIVIDEND POLICY

  The Company does not intend to declare any cash dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

  Assuming an offering price of $37.50 per share, the estimated net proceeds to the Company from the Offerings will be approximately $105.7 million (or approximately $116.4 million if the Underwriters' over-allotment options are exercised in full) after deducting estimated underwriting discounts and expenses of the Offerings payable by the Company. See "Underwriting." The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders. In addition, the Company will receive approximately $10.6 million from the exercise of stock options by one of the Selling Stockholders who is selling shares in the Offerings which will be issued upon exercise of such options. The Company will use such net proceeds as follows: (i) approximately $69.7 million will be used to prepay approximately $63.3 million principal amount of the Series B Notes at a redemption price of 110.125% of such principal amount (representing an aggregate redemption premium of approximately $6.4 million ); and (ii) approximately $46.6 million will be used to repay borrowings under the Senior Credit Facility. As of October 31, 1996, borrowings under the Senior Credit Facility bore interest at a weighted average rate of 7.24% per annum.

                          PRICE RANGE OF COMMON STOCK

  The Common Stock is presently traded on the Nasdaq National Market under the symbol "SAMC". Prior to the July 14, 1995 merger of Samsonite and Astrum, the Company's Common Stock was traded on the Nasdaq National Market under the symbol "ASTI". The table below sets forth the high and low sale prices for the Common Stock for the period from June 23, 1994, when public trading of the Common Stock commenced, through December 19, 1996 (as reported on the Nasdaq National Market). On December 19, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $35 3/4.

FISCAL YEAR ENDED JANUARY 31, 1995                               HIGH    LOW
----------------------------------                               ----    ----
Fiscal quarter ended:
  July 31, 1994 (for period beginning June 23, 1994)............ $ 23    $ 18
  October 31, 1994..............................................  24 1/2   17
  January 31, 1995..............................................  24 1/4   20
FISCAL YEAR ENDED JANUARY 31, 1996
----------------------------------
Fiscal quarter ended:
  April 30, 1995................................................ $28 5/8 $23 1/4
  July 31, 1995.................................................  28 3/4   26
  October 31, 1995(1)...........................................  28 1/4   9 7/8
  January 31, 1996..............................................  10 3/8   9 1/4
FISCAL YEAR ENDED JANUARY 31, 1997
----------------------------------
Fiscal quarter ended:
  April 30, 1996................................................ $19 1/4 $ 9 5/8
  July 31, 1996.................................................  24 1/2  17 3/8
  October 31, 1996..............................................  40 3/4   18
  November 1, 1996 through December 19, 1996....................  38 1/2   34

--------
(1) Prior to September 12, 1995, Culligan Water Technologies, Inc. ("Culligan") was a wholly owned subsidiary of the Company. On September 12, 1995, the Company distributed, as a special dividend, all of Culligan's then outstanding common stock to the Company's stockholders. The high and low sale prices for the Common Stock during the period from August 1, 1995 through September 12, 1995 were $28 1/4 and $26, respectively. From September 13, 1995 through October 31, 1995, the high and low sales prices were $17 1/2 and $9 7/8, respectively.

  As of December 12, 1996, the number of holders of record of the Common Stock was 46.

                                DIVIDEND POLICY

  The Company has not declared any cash dividends on the Common Stock and does not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends will be a business decision to be made by the Company's Board of Directors (the "Board of Directors") from time to time based on such considerations as the Board of Directors deems relevant, will be payable only out of funds legally available under Delaware law and will be subject to any restrictions which may be contained in the Company's debt instruments. The payment of cash dividends on the Common Stock is currently restricted by the Senior Credit Facility and the Indenture governing the Series B Notes.

                                   DILUTION

  As of October 31, 1996, the net tangible book value (deficit) of the Company was $(109.1) million in the aggregate, or $(6.81) per share of outstanding Common Stock. "Net tangible book value (deficit) per share" represents the amount of total tangible assets of the Company reduced by the amount of total liabilities and divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the shares of Common Stock offered hereby and the application of the net proceeds therefrom as set forth under "Use of Proceeds" (assuming a public offering price of $37.50 per share) and the exercise of stock options by Steven J. Green as described elsewhere herein, the net pro forma tangible book value of the Company as of October 31, 1996 would have been approximately $11.9 million in the aggregate, or $.60 per share of Common Stock. This represents an immediate reduction in net tangible book deficit of $7.41 per share of Common Stock to existing stockholders as a result of the Offerings and an immediate dilution of $36.90 per share of Common Stock to new stockholders purchasing shares of Common Stock in the Offerings. "Dilution per share" represents the difference between the price per share to be paid by new stockholders for the shares of Common Stock issued in the Offerings and the net pro forma tangible book deficit per share as of October 31, 1996. The following table illustrates this per share dilution:

   Assumed offering price per share............................          $37.50
   Net tangible book deficit per share before the Offerings.... $ (6.81)
     Deficit reduction per share attributable to the Offer-
      ings.....................................................    7.41
                                                                -------
   Net tangible book deficit per share as adjusted to reflect
    the Offerings..............................................             .60
                                                                         ------
   Dilution per share to new stockholders......................          $36.90
                                                                         ======

                                CAPITALIZATION

  The following table sets forth the cash and cash equivalents, short-term obligations, and capitalization of the Company as of October 31, 1996 and as adjusted to reflect the sale by the Company of shares of Common Stock in the Offerings and the application of the net proceeds therefrom (assuming that the Underwriters' overallotment options are not exercised). The information set forth in the table should be read in conjunction with "Selected Historical and Pro Forma Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                        AS OF OCTOBER 31, 1996
                                                       -------------------------
                                                        ACTUAL    AS ADJUSTED(1)
                                                       --------   --------------
                                                            (IN THOUSANDS)
Cash and cash equivalents............................  $  3,145     $   3,145
                                                       ========     =========
Short-term debt and current installments of long-term
 obligations.........................................  $ 26,804     $  26,804
                                                       --------     ---------
Long-term obligations:
  11 1/8% Series B Senior Subordinated Notes.........   190,000       126,667
  Senior Credit Facility.............................    57,500        10,946
  Notes payable to banks, capital leases and other
   obligations.......................................    25,667        25,667
                                                       --------     ---------
    Total long-term obligations......................   273,167       163,280
                                                       --------     ---------
      Total obligations..............................   299,971       190,084
                                                       --------     ---------
Stockholders' equity:
  Preferred stock, $.01 par value; 2,000,000 shares
   authorized; no shares issued and outstanding......       --            --
  Common stock, $.01 par value; 60,000,000 shares
   authorized; 16,021,950 shares issued and
   outstanding; 19,986,168 shares as adjusted for the
   Offerings(2)(3)...................................       160           200
  Additional paid-in capital.........................   264,584       390,615
  Accumulated deficit................................  (238,160)     (243,273)
  Foreign currency translation adjustment............    (4,916)       (4,916)
  Unearned compensation-restricted stock.............      (844)         (844)
                                                       --------     ---------
    Total stockholders' equity.......................  $ 20,824     $ 141,782
                                                       ========     =========
      Total capitalization (including short-term
       debt, net of cash and cash equivalents).......  $317,650     $ 328,721
                                                       ========     =========

--------
(1) As adjusted to reflect (i) the issuance and sale by the Company of 3,000,000 shares of Common Stock, assuming an offering price of $37.50 per share, net of underwriting discounts and offering expenses payable by the Company and (ii) the exercise, in connection with the Offerings, of all outstanding stock options held by Steven J. Green to purchase 1,853,668 shares of Common Stock and, in each case, the application of the net proceeds therefrom. See "Use of Proceeds."
(2) In connection with the Offerings, Steven J. Green will exercise outstanding options to purchase 1,853,668 shares of Common Stock for an aggregate exercise price of approximately $44.0 million. The exercise price will be paid by Mr. Green tendering to the Company 889,450 shares of Common Stock owned by Mr. Green and approximately $10.6 million in cash (assuming an offering price of $37.50 per share). Accordingly, after giving effect to the Offerings, the number of outstanding shares of Common Stock will increase by the sum of 3,000,000 (the number of shares being issued and sold by the Company in the Offerings) and 964,218 (the net increase in the number of shares held by Mr. Green after the exercise of the stock options described above).
(3) Does not include (i) 2,549,142 shares issuable upon exercise of outstanding stock options at a weighted average exercise price of $24.38 per share, (ii) 116,667 shares issuable under stock award agreements or
    (iii) 625,877 additional shares reserved for issuance pursuant to the Company's 1995 Stock Option and Incentive Award Plan and Directors' Stock Plan.

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

  The selected historical consolidated financial data for the Company presented below are derived from the Company's audited consolidated financial statements. The Company's consolidated financial statements as of and for the years ended January 31, 1996 and 1995, the seven months ended January 31, 1994, and the five months ended June 30, 1993, which have been restated for discontinued operations, have been audited by KPMG Peat Marwick LLP ("KPMG"), independent accountants. KPMG's report on the Company's consolidated financial statements as of and for the seven months ended January 31, 1994 contains language that (i) explains that the financial statements for periods subsequent to June 30, 1993 are presented on a different cost basis than for prior periods and, therefore, are not comparable (also included in subsequent reports); and (ii) highlights changes in methods for accounting for income taxes and postretirement benefits other than pensions. The selected historical consolidated financial data as of and for the nine months ended October 31, 1996 and 1995 are unaudited but, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for the fair presentation of the financial data for such periods.

  The selected financial information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and notes thereto included elsewhere in this Prospectus.


                       PREDECESSOR COMPANY(1)                               REORGANIZED COMPANY(1)
                   ------------------------------------  ------------------------------------------------------------------
                                                                      COMBINED
                                                 FIVE       SEVEN      TWELVE                               NINE MONTHS
                        YEAR ENDED              MONTHS     MONTHS      MONTHS           YEAR ENDED             ENDED
                        JANUARY 31,             ENDED       ENDED       ENDED          JANUARY 31,          OCTOBER 31,
                   ------------------------    JUNE 30,  JANUARY 31, JANUARY 31,    -------------------  ------------------
                      1992          1993         1993       1994       1994(1)        1995       1996      1995      1996
                   ----------    ----------    --------  ----------- -----------    ---------  --------  --------  --------
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF
 OPERATIONS
 DATA:
Net Sales(2)....   $  421,461    $  480,630    $192,519   $331,100   $  523,619     $ 635,452  $675,209  $505,707  $553,124
Cost of Goods
 Sold...........      250,894       280,051     113,032    196,777      309,809       373,967   414,691   307,458   335,363
                   ----------    ----------    --------   --------   ----------     ---------  --------  --------  --------
Gross Profit....      170,567       200,579      79,487    134,323      213,810       261,485   260,518   198,249   217,761
Selling, General
 and
 Administrative
 Expenses(3)....      124,787       146,211      66,094     97,480      163,574       197,716   203,701   153,197   174,140
Amortization of
 Intangibles(4)..         441           466         206     39,924       40,130        67,189    63,824    47,863    29,622
Provision for
 Restructuring
 Operations.....          --            --          --         --           --            --      2,369       --     10,670
                   ----------    ----------    --------   --------   ----------     ---------  --------  --------  --------
Operating Income
 (Loss).........       45,339        53,902      13,187     (3,081)      10,106        (3,420)   (9,376)   (2,811)    3,329
Interest
 Income.........        1,309           --          --       4,342        4,342         2,909     4,709     4,058     1,172
Other Income
 (Expense)......       (1,813)       (2,421)        360      5,504        5,864         2,729     3,967     3,357    18,453
Interest Expense
 and
 Amortization of
 Premium and
 Issue Costs of
 Debt(5)........      214,957       103,871       4,404     24,839       29,243        37,875    39,974    30,851    27,112
Reorganization
 Items..........        8,949          (415)    462,447        --       462,447           --        --        --        --
Income Tax
 Expense........        1,630        12,991       2,313      6,797        9,110        10,619     9,095     7,495     8,603
Minority
 Interest in
 Earnings of
 Subsidiaries...       (2,510)       (2,293)       (901)    (1,148)      (2,049)         (931)   (1,385)     (428)     (852)
                   ----------    ----------    --------   --------   ----------     ---------  --------  --------  --------
Income (Loss)
 from Continuing
 Operations.....     (165,313)      (68,089)    468,376    (26,019)     442,357       (47,207)  (51,154)  (34,170)  (13,613)
Income (Loss)
 from Operations
 Discontinued
 and Sold,
 Cumulative
 Effect of
 Change in
 Accounting
 Principles and
 Extraordinary
 Items..........      296,401       112,108     456,448    (25,502)     430,946       (64,372)  (10,293)   (8,042)      --
                   ----------    ----------    --------   --------   ----------     ---------  --------  --------  --------
Net Income
 (Loss).........   $  131,088    $   44,019    $924,824   $(51,521)  $  873,303     $(111,579) $(61,447) $(42,212) $(13,613)
                   ==========    ==========    ========   ========   ==========     =========  ========  ========  ========
Loss per Share
 from Continuing
 Operations.....                                          $  (1.68)                 $   (3.05) $  (3.24) $  (2.16) $   (.85)
                                                          ========                  =========  ========  ========  ========
Net Loss per
 Share..........                                          $  (3.33)                 $   (7.22) $  (3.89) $  (2.68) $   (.85)
                                                          ========                  =========  ========  ========  ========
BALANCE SHEET
 DATA (AS OF END
 OF PERIOD):
Property, Plant
 and Equipment,
 Net............   $  106,918    $  101,581                          $  131,894(6)  $ 137,686  $140,912  $148,800  $138,170
Total Assets....      757,667       825,970                           1,111,735(6)    866,000   621,443   678,695   598,504
Long-Term
 Obligations
 (including
 current
 installments)..    1,330,160(7)  1,579,447(7)                          573,197(8)    417,175   310,959   305,414   292,642
Stockholders'
 Equity
 (Deficit)......     (960,097)     (923,833)                            253,693(8)    148,472    25,116    49,177    20,824

                                           (see footnotes beginning on page 19)

IMPACT OF FAIR VALUE ADJUSTMENTS ATTRIBUTABLE TO THE REORGANIZATION OF ASTRUM, RESTRUCTURINGS AND CERTAIN OTHER EXPENSES:

  Included in the Company's statements of operations are amortization and depreciation related to adjustments of assets and liabilities to fair value in connection with the adoption of the American Institute of Certified Public Accountants Statement of Position 90-7 entitled "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"). The most significant adjustment related to reorganization value in excess of identifiable assets which was amortized over the three-year period ended June 1996. In addition, the Company's statements of operations include provisions for restructuring operations and certain other expenses associated with the restructurings and management team changes. Such other expenses include those incurred for consulting services in connection with establishing the restructuring plan, the cessation of the former chief executive officer's employment, the hiring of new and additional members of the executive management team, and for expenses incurred in excess of the original provision for the consolidation of American Tourister manufacturing facilities. Due to the significance of these items, management believes that it is useful to isolate their impact on the statements of operations as shown below. This information does not represent and should not be considered an alternative to net income, any other measure of performance as determined by generally accepted accounting principles or as an indicator of operating performance.

                                                             NINE MONTHS ENDED
                                YEAR ENDED JANUARY 31,          OCTOBER 31,
                             ------------------------------  ------------------
                                 1994
                             (AS COMBINED)  1995     1996      1995      1996
                             ------------- -------  -------  --------  --------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Fresh Start Amortization
 and Depreciation..........     $41,968    $70,599  $66,433  $ 50,167   $31,607
Provision for Restructuring
 Operations................         --         --     2,369       --     10,670
Certain Other Expenses
 Associated with the
 Restructuring and
 Management Changes(3).....         --         --       --        --      4,200
Tax Benefit................      (4,035)    (6,366)  (5,629)   (2,995)   (9,648)
                                -------    -------  -------  --------  --------
After-Tax Impact on Net
 Loss......................     $37,933    $64,233  $63,173  $ 47,172   $36,829
                                =======    =======  =======  ========  ========
Impact on Net Loss Per
 Share.....................                $  4.15  $  4.00  $   2.99  $   2.22
                                           =======  =======  ========  ========

                                              (see footnotes on following page)

--------
(1) In June 1993, Astrum completed a financial restructuring pursuant to the Plan. Effective June 30, 1993 and pursuant to SOP 90-7, the Company was required to adjust its assets and liabilities to their fair ("fresh start") values and create a new entity for financial reporting purposes. The information for the "Predecessor Company" reflects activity occurring through June 30, 1993, prior to the effectiveness of the Plan, and the information for the "Reorganized Company" reflects activity occurring after such date. As a result of the effects of SOP 90-7 on amortization of intangibles, depreciation, interest expense, and reorganization items, the periods before and after June 30, 1993 are not comparable.
(2) The Company acquired American Tourister in August 1993. Net sales for the combined year ended January 31, 1994 include net sales of $47.7 million of American Tourister for five months. Net sales for the fiscal years ended January 31, 1996 and 1995 include net sales of $115.0 million and $117.8 million, respectively, of American Tourister for 12 months.
(3) Selling, general and administrative expenses include $4.2 million of expenses during the nine months ended October 31, 1996 for consulting fees to establish the restructuring plan ($0.8 million), for the cessation of the former chief executive officer's employment and the change in management ($2.9 million), and for expenses in excess of the original provision in fiscal 1996 for the consolidation of American Tourister manufacturing facilities ($0.5 million).
(4) As discussed in note (1) above, the Company adjusted its assets and liabilities to their fresh start values effective June 30, 1993. Since June 30, 1993, the Company's statements of operations include amortization and depreciation related to these fresh start adjustments. The most significant fresh start adjustment relates to recording Reorganization Value in Excess of Identifiable Assets, which was amortized over a three-year period ending in June 1996. In addition, fresh start amortization includes amortization of fresh start adjustments to reflect the fair value of trademarks, licenses, patents and other intangibles, which are being amortized over periods from one to forty years. Fresh start amortization and depreciation also includes depreciation of fresh start adjustments to reflect the fair value of property and equipment, depreciated over their estimated useful lives ranging primarily from two to six years.

  Fresh Start Amortization and Depreciation consists of the following:

                                                                   NINE MONTHS
                                                                      ENDED
                                      YEAR ENDED JANUARY 31,       OCTOBER 31,
                                   ----------------------------- ---------------
                                       1994
                                   (AS COMBINED)  1995    1996    1995    1996
                                   ------------- ------- ------- ------- -------
                                                  (IN THOUSANDS)
   FRESH START AMORTIZATION:
   Amortization of Reorganization
    Value in Excess of
    Identifiable Assets..........     $32,126    $55,072 $55,072 $42,862 $22,947
   Amortization of Licenses, Pat-
    ents and Other...............       6,041      8,926   5,263   2,606   3,672
   Amortization of Trademarks....       1,757      3,191   2,560   2,395   2,309
                                      -------    ------- ------- ------- -------
    Total Fresh Start
     Amortization Included in
     Amortization of
     Intangibles.................      39,924     67,189  62,895  47,863  28,928
                                      -------    ------- ------- ------- -------
   FRESH START DEPRECIATION:
    Included in Cost of Goods
     Sold........................       1,673      2,790   2,895   1,887   2,192
    Included in Selling, General
     and Administrative
     Expenses....................         371        620     643     417     487
                                      -------    ------- ------- ------- -------
    Total Fresh Start
     Depreciation................       2,044      3,410   3,538   2,304   2,679
                                      -------    ------- ------- ------- -------
   Total Fresh Start Amortization
    and Depreciation.............     $41,968    $70,599 $66,433 $50,167 $31,607
                                      =======    ======= ======= ======= =======

(5) In accordance with SOP 90-7, no interest expense on the Pre-petition Securities was accrued from June 25, 1992 through June 30, 1993.
(6) Includes the effects of SOP 90-7 "fresh start" adjustments recorded at June 30, 1993, net of depreciation and amortization. Pursuant to SOP 90-7, the net book value of property and equipment was increased by $34 million and intangible and other assets were increased by $530 million.

(7) Immediately prior to the effective date of the Plan, $527 million principal amount of Astrum's Pre-petition Notes and $698 million principal amount of Astrum's Pre-petition Debentures were outstanding. The Pre-petition Securities were classified as long-term debt as of January 31, 1991. Due to the default that occurred on the Pre-petition Securities during the year ended January 31, 1992, the classification was changed to current liabilities since payment had been demanded. These obligations have been included in long-term obligations for purposes of this presentation. During the year ended January 31, 1993, these obligations were reclassified to liabilities subject to compromise in Chapter 11 proceedings to conform to the reporting requirements of companies in bankruptcy proceedings. The amount shown at January 31, 1993 includes the Pre-petition Securities plus accrued interest thereon through June 25, 1992.
(8) Pursuant to SOP 90-7, under the Plan effected in June 1993, $1.5 billion in long-term debt subject to compromise including accrued interest was forgiven in exchange for $500 million principal amount of the Senior Secured Notes, approximately $342 million in cash and 15 million shares of Common Stock. In July 1995, the Senior Secured Notes were redeemed with the proceeds from the sale of the Series A Notes and borrowings under the Senior Credit Facility.

--------

  Had the Offerings occurred and the net proceeds of the Offerings been applied to reduce the indebtedness of the Company as of February 1, 1995, the pro forma interest expense, income tax expense, net loss, loss per share from continuing operations, and net loss per share for the year ended January 31, 1996 would have been approximately $29.1 million, $13.6 million, $55.0 million, $2.26 and $2.78, respectively. For the nine months ended October 31, 1996, the pro forma interest expense, income tax expense, net loss and net loss per share would have been approximately $19.0 million, $11.9 million, $8.8 million and $0.44, respectively. These pro forma adjustments to the historical results of operations for the reduction of interest expense and the related tax effects of the reduced interest expense as if the net proceeds of the Offerings had been applied to reduce indebtedness as of February 1, 1995, are not necessarily indicative of the results of operations that would have been reported if such transactions had occurred on the date referred to, nor are they necessarily indicative of the results of operations to be expected in the future.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the selected financial information and consolidated financial statements and accompanying notes included elsewhere in this Prospectus. The Company's fiscal year ends on January 31 and references to a fiscal year denote the calendar year in which the fiscal year ended; for example, "fiscal 1996" refers to the twelve months ended January 31, 1996. The following discussion and analysis of results of operations compares (i) the Company's results of operations for the nine months ended October 31, 1996 with the Company's results of operations for the nine months ended October 31, 1995, (ii) the Company's results of operations for fiscal 1996 with the Company's results of operations for fiscal 1995, and (iii) the Company's results of operations for fiscal 1995 with the combined results of operations for the five months ended June 30, 1993 for the Predecessor Company and the Reorganized Company's results of operations for the seven months ended January 31, 1994. Due to a revaluation of assets and liabilities and the adoption of a new basis of accounting from "fresh start" reporting, the results of operations for periods subsequent to June 30, 1993 are not comparable to the results of operations for prior periods. The Company's results of operations for fiscal 1995 include a full year of operations for American Tourister, and the Company's results of operations for fiscal 1994 include five months of the results of operations of American Tourister following its acquisition by the Company in August 1993.

GENERAL

  Prior to July 14, 1995, the Company, then known as Astrum International Corp., was a holding company whose principal subsidiaries were Samsonite Corporation, Culligan, and McGregor Corporation ("McGregor"). On July 14, 1995, Astrum merged with Samsonite Corporation, and changed its name to Samsonite Corporation.

  During fiscal 1995, the Company's Board of Directors determined to separate Culligan's water purification and treatment business from the Company's other business and to sell or otherwise discontinue McGregor's apparel manufacturing business. Accordingly, the consolidated financial statements of the Company reflect these operations as discontinued in accordance with Accounting Principles Board Opinion No. 30. To effect the separation of Culligan from the Company, the Company distributed all of the outstanding common stock of Culligan to its stockholders on September 12, 1995 on a share-for-share basis.

  On July 14, 1995, the Company issued $190,000,000 principal amount of 11 1/8% Series A Subordinated Notes (the "Series A Notes") pursuant to a private placement and restructured its bank credit arrangements. Net proceeds from the Series A Notes of approximately $183 million, and a $112 million repayment of intercompany debt from Culligan, together with new bank borrowings, were used to redeem all outstanding 11 1/2% Senior Secured Notes on August 14, 1995. The aggregate redemption price of the 11 1/2% Senior Secured Notes was $375 million, which included a contractual redemption premium of $18 million. Other borrowings that were refinanced included amounts outstanding under the Company's European and domestic credit facilities.

  The Company consummated an exchange offer of the Series B Notes for all outstanding Series A Notes on November 20, 1995, resulting in the issuance of $190,000,000 aggregate principal amount of Series B Notes in exchange for a like amount of Series A Notes. The terms of the Series B Notes and the Series A Notes were identical in all material respects, except for certain transfer restrictions and registration rights specific to the Series A Notes.

  The Company's continuing operations consist of a single business segment, the manufacture and sale of luggage and luggage products. The Company's sales are directed to three principal markets: the United States, Europe and International (representing the balance of the world).

EFFECTS OF REORGANIZATION ON RESULTS OF OPERATIONS

  Included in the Company's statements of operations are amortization and depreciation expenses related to adjustments of assets and liabilities to fair value in connection with the adoption of SOP 90-7. As a result of the bankruptcy reorganization of the Company's predecessor in 1993, the Company was required to adjust its assets and liabilities to their fair ("fresh start") values and create a new entity for financial reporting purposes. The most significant fresh start adjustment related to recording Reorganization Value in Excess of Identifiable Assets, which was being amortized over a three-year period which ended in June of 1996. In addition, the Company recorded fresh start adjustments to reflect trade names, licenses, patents and other intangibles at their fair values, which are being amortized over periods ranging from one to forty years. Property and equipment adjusted to fair values in connection with the adoption of SOP 90-7 are being depreciated over their respective estimated useful lives, primarily ranging from two to six years.

  The effects of the amortization and depreciation of the fresh start adjustments ("Fresh Start Amortization and Depreciation") on operating results are summarized as follows:

                                                            NINE MONTHS ENDED
                               YEAR ENDED JANUARY 31,          OCTOBER 31,
                            ------------------------------  ------------------
                                1994
                            (AS COMBINED)  1995     1996      1995      1996
                            ------------- -------  -------  --------  --------
                                            (IN THOUSANDS)
Operating income (loss)....    $10,106    $(3,420) $(9,376) $ (2,811) $  3,329
Fresh Start Amortization
 and Depreciation..........     41,968     70,599   66,433    50,167    31,607
                               -------    -------  -------  --------  --------
Operating income before
 Fresh Start Amortization
 and Depreciation..........    $52,074    $67,179  $57,057  $ 47,356  $ 34,936
                               =======    =======  =======  ========  ========

  "Fresh start" amortization and depreciation consisted of the following:

                                                              NINE MONTHS ENDED
                                   YEAR ENDED JANUARY 31,        OCTOBER 31,
                                ----------------------------- -----------------
                                    1994
                                (AS COMBINED)  1995    1996     1995     1996
                                ------------- ------- ------- -------- --------
                                                (IN THOUSANDS)
Fresh Start Amortization:
  Amortization of
   Reorganization Value in
   Excess of Identifiable
   Assets......................    $32,126    $55,072 $55,072 $ 42,862 $ 22,947
  Amortization of Licenses,
   Patents, and Other..........      6,041      8,926   5,263    2,606    3,672
  Amortization of Trademarks...      1,757      3,191   2,560    2,395    2,309
                                   -------    ------- ------- -------- --------
    Total Fresh Start Amortiza-
     tion......................     39,924     67,189  62,895   47,863   28,928
                                   -------    ------- ------- -------- --------
Fresh Start Depreciation:
  Fresh Start Depreciation in
   Cost of Goods Sold..........      1,673      2,790   2,895    1,887    2,192
  Fresh Start Depreciation in
   Selling, General and Admin-
   istrative Expenses..........        371        620     643      417      487
                                   -------    ------- ------- -------- --------
  Total Fresh Start Deprecia-
   tion........................      2,044      3,410   3,538    2,304    2,679
                                   -------    ------- ------- -------- --------
Fresh Start Amortization and
 Depreciation..................    $41,968    $70,599 $66,433 $ 50,167 $ 31,607
                                   =======    ======= ======= ======== ========

  The impact of the "Fresh Start" amortization and depreciation on Net Loss and Net Loss Per Share is summarized as follows:

                                                           NINE MONTHS ENDED
                              YEAR ENDED JANUARY 31,          OCTOBER 31,
                           ------------------------------  ------------------
                               1994
                           (AS COMBINED)  1995     1996      1995      1996
                           ------------- -------  -------  --------  --------
                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Fresh Start Amortization
 and Depreciation.........    $41,968    $70,599  $66,433  $ 50,167   $31,607
Tax Benefit...............     (4,035)    (6,366)  (4,658)   (2,995)   (3,551)
                              -------    -------  -------  --------  --------
After-Tax Impact on Net
 Loss.....................    $37,933    $64,233  $61,775  $ 47,172   $28,056
                              =======    =======  =======  ========  ========
Impact on Net Loss Per
 Share....................    $  2.45    $  4.15  $  3.91  $   2.99  $   1.76
                              =======    =======  =======  ========  ========

RESULTS OF OPERATIONS

NINE MONTHS ENDED OCTOBER 31, 1996 COMPARED TO NINE MONTHS ENDED OCTOBER 31,
1995

  General. The Company analyzes its sales and operations by the following categories: (1) "European operations" which consist of its European manufacturing and distribution operations whose functional currency is the Belgian franc, (2) "U.S. operations" which includes sales within the U.S. from the Samsonite and American Tourister manufacturing and distribution operations and (3) "International operations" which include exports from the U.S., manufacturing and distribution operations in countries with operations which are smaller in size compared to the U.S. and Europe (primarily Canada and Mexico), and global licensing operations.

  Results of European operations were translated from Belgian francs to U.S. dollars for the nine months ended October 31, 1996 and 1995 at average rates of approximately 30.73 and 29.39 Belgian francs to the U.S. dollar, respectively. This represents a decrease in the value of the Belgian franc of 4.6%, which results in decreases in reported sales, cost of sales and other expenses in fiscal 1997 compared to last year. The most significant effects from the difference in exchange rates from last year to the current year are noted in the following analysis and referred to as an "exchange rate difference."

  Net Sales. Total net sales increased to $553.1 million for the first nine months of fiscal 1997 from $505.7 million for the first nine months of fiscal 1996, an increase of $47.4 million or 9.4%. Adjusted for the European exchange rate difference, sales increased from last year by 11.3%.

  Sales from European operations increased from $200.9 million last year to $207.3 million in the current year, an increase of $6.4 million. The exchange rate difference resulted in a $9.5 million decrease in reported sales versus last year. The remainder, an increase of $15.9 million, represents an increase in sales expressed in Belgian francs of 7.9% from last year. Despite a generally weak European economy, sales have increased due to increased market share, increased sales of diversified products, consumer acceptance of new product lines, and a strong summer selling season.

  U.S. operations sales increased from $245.8 million last year to $279.0 million in the current year, an increase of $33.2 million or 13.5%. The Company believes this increase is due to continued broad consumer preference and demand for Samsonite brand products, particularly lines of upright, lightweight softside luggage which were redesigned in fiscal 1996. Additionally, the Company began sales in the third quarter of fiscal 1997 of its new EZ CART(TM) product. Sales from the Company's retail stores increased by $10.1 million or 25.9%, from $39 million last year to $49.1 million in the current year. Same store sales increased by 9.3% from last year.

  Sales from the International operations increased from $59.0 million last year to $66.8 million in the current year, an increase of $7.8 million or 13.2%. Of the $7.8 million change in revenues from last year, $3.9 million is due to revenue from the sale of McGregor apparel tradenames in certain Pacific Rim countries. The remainder is due primarily to increased sales from the Mexico City manufacturing and distribution company.

  Gross Profit. Overall gross profit for the first nine months of 1997 increased from last year by $19.5 million. Gross margin increased 0.2 percentage point, from 39.2% last year to 39.4% in the current year.

  Gross margins from European operations increased by 1.3 percentage points, from 37.5% last year to 38.8% in the current year. The improvement is due primarily to price increases in selected product lines, declining materials costs, and improving productivity variances compared to those of last year.

  Margins from U.S. operations decreased by 1.0 percentage points from 39.8% last year to 38.8% in the current year. The margin decline is primarily due to lower margins on certain fast selling new product lines, an increase in sales of obsolete goods at low margins, promotional sales of selected products, negative productivity variances caused by the startup of production of new hardside products, and a $0.7 million customer credit given on certain American Tourister sales which were defective. Through the second quarter of fiscal 1997, margins were 2.1 percentage points lower than in the prior year. The improvement as of the end of the third quarter was primarily due to discontinuation of a promotional sale of selected products, a price increase which was effective October 1, 1996, and product cost improvements.

  Gross margin percentages from International operations, excluding the effect of the sale of licenses, decreased from last year for the same reasons given for the decline in U.S. margins.

  Selling, General and Administrative Expenses ("SG&A"). Consolidated SG&A increased by $20.9 million from the first nine months of fiscal 1996 to the first nine months of fiscal 1997. As a percent of sales, SG&A was 31.5% in the current year and 30.3% last year. Expenses totaling approximately $4.2 million were incurred during the first nine months of fiscal 1997 in connection with establishing the restructuring plan (described elsewhere herein), the cessation of the former CEO's employment, the hiring of new and additional members of the executive management team, and for expenses incurred in excess of the original provision for the consolidation of American Tourister manufacturing facilities. Without such expenses, SG&A would have been 30.7% of sales during the first nine months of fiscal 1997.

  SG&A for European operations increased by $3.9 million. The exchange rate difference caused SG&A to decrease by $2.6 million. The remainder, an increase of $6.5 million, resulted from an increase in SG&A expressed in Belgian francs of 12.1%. The increase over last year is due primarily to variable selling and distribution expenses, increases in advertising expenses, increases in salaries and employee benefits due to staff additions and increases in group insurance premiums and the impact of credits in the prior year of a reversal of termination benefits accruals, an increase in the provision for doubtful accounts due to financial difficulties of certain customers, and increases in new product development costs.

  SG&A for U.S. operations increased by $15.8 million in the first nine months of fiscal 1997 over the same period last year primarily because of increased advertising expenses ($4.0 million), increased retail selling expenses associated with the increase in sales from last year ($6.4 million), expenses incurred in connection with the cessation of the former CEO's employment ($2.6 million), the retention of new and additional executive management ($2.0 million), increased provision for doubtful accounts ($0.6 million), and consulting fees associated with the restructuring plan ($0.8 million), and a net decrease in various other expenses of $0.6 million.

  SG&A for the International operations increased by $1.2 million primarily due to the expenses incurred in new foreign joint venture operations in Singapore, China and India.

  Amortization of Intangible Assets. The Company recorded significant intangible assets as a result of its reorganization in 1993. See the comparative analysis of amortization of intangibles included elsewhere herein.

  Reorganization value in excess of identifiable assets was fully amortized as of June 30, 1996, which accounts for the decrease in amortization of intangible assets from $47.9 million last year to $29.6 million in the current year.

  Provision for Restructuring Operations. The Company recorded a restructuring provision of $10.7 million in the third quarter of fiscal 1997 as a result of a restructuring program, approved by the Board of Directors and announced in October 1996, to further consolidate functions and operations in North America, Europe and the Far East, and to reduce or eliminate certain other operations. The restructuring is expected to be completed by October 1997. The restructuring plan includes further consolidation of hardside luggage production to Samsonite's largest U.S. facility located in Denver, Colorado from other locations in the Americas, as well as planned consolidation of many administrative and control functions, again primarily to Denver. The Company intends to eliminate at least 450 positions worldwide, including approximately 150 manufacturing positions and approximately 300 managerial, office and clerical positions. Annual estimated pretax cost savings from the restructuring program are expected to be approximately $12.7 million. The restructuring provision consists primarily of costs associated with involuntary employee terminations and includes a cash expense of $9.7 million and a non-cash expense of $1.0 million, both on a pretax basis. The lenders under the Company's Senior Credit Facility have agreed not to consider the restructuring provision in the computation of lending rates or financial covenants.

  Operating Income (loss). Operating results improved from a loss last year of $2.8 million to income this year of $3.3 million, an increase of $6.1 million. This increase is a result of higher revenues which increased gross profit by $19.5 million from last year and the decrease in amortization of intangibles of $18.2 million, both of which were partially offset by increases in SG&A of $20.9 million and the provision for restructuring of $10.7 million.

  Interest Income. Interest income decreased from $4.1 million last year to $1.2 million this year. Last year interest income included $2.9 million realized from a note receivable collected in connection with the sale of an investment in a television station. Recurring interest income results from temporary investments of cash on hand and is consistent with those of last year.

  Interest Expense and Amortization of Debt Issue Costs. Interest expense decreased from $30.9 million last year to $27.1 million this year due to lower levels of outstanding indebtedness in fiscal 1997 and lower average interest rates.

  Other, Net. See notes 15 and 19 to the consolidated financial statements included elsewhere in this Prospectus for a comparative analysis of other income (expense), net. The Company has entered into certain forward exchange contracts to hedge its exposures to changes in exchange rates. Other income for the nine months ended October 31, 1996 included income from foreign currency transactions of $2.5 million, $0.7 million of which was unrealized at October 31, 1996. The realization of such income is subject to changes in exchange rates during the period prior to the settlement of the forward exchange contracts. Outstanding forward exchange contracts have various settlement dates through January 1998. In the first nine months of last year, such foreign exchange transactions resulted in a loss of $2.7 million.

  Other income includes $3.8 million from the favorable settlement for $200,000 of a claim against the Company by a related party. The Company had previously accrued $4.0 million for such claim. This claim is part of the Contingent Liability with Respect to the Old Notes described in note 14 to the consolidated financial statements included elsewhere in this Prospectus and relates to the claim for interest on overdue installments of interest accruing prior to the commencement of the bankruptcy of the Company's predecessor in 1993. The contingent liability was recorded as part of the reorganization. The settled claims were held by Apollo Investments and an affiliate of Apollo Investments. After giving effect to the Offerings, Apollo Investments and its affiliates will own 36.70% of the issued and outstanding shares of the Company's Common Stock (36.16% if the Underwriters' over-allotment options are exercised in full).

  Other income in the current year includes $11.1 million from the adjustment of a previously recorded liability. See note 19 to the consolidated financial statements included elsewhere in this Prospectus for a discussion of this item.

  Income Taxes. Income taxes increased from $7.5 million last year to $8.6 million in the current year. The increase in tax expense is due to amounts of pretax earnings from European and other foreign operations in the current year versus last year, less nondeductible amortization of intangible assets in the current year, and higher other income in the current year. The relationship between income tax expense or benefit differs from that expected by applying the U.S. statutory tax rate to pretax losses primarily because of
(i) the nondeductibility for tax purposes of amortization of reorganization value in excess of identifiable assets, (ii) foreign income tax expense provided on foreign earnings, and (iii) state income taxes.

  Extraordinary Loss. The extraordinary loss of $8.0 million last year resulted from a loss on the early retirement of debt.

  Net Loss. The net loss decreased from $42.2 million last year to $13.6 million this year, a decrease of $28.6 million. The decrease in the net loss is caused by the total of the increases in operating and other income and the decreases in interest income and extraordinary loss, less the increase in income tax expense.

FISCAL 1996 COMPARED TO FISCAL 1995

  General. Results of European operations were translated from Belgian francs to U.S. dollars in 1996 and 1995 at yearly average rates of approximately
29.38 and 33.17 francs to the U.S. dollar, respectively. This represents an increase in the value of the Belgian franc of 11.4% in 1996, which increase results in significant increases in reported sales, cost of sales and other expenses in 1996 compared to 1995. The most significant effects from the difference in exchange rates from year to year are noted in the following analysis and referred to as an "exchange rate difference."

  Net Sales. Total net sales increased to $675.2 million in fiscal 1996 from $635.5 million in fiscal 1995, an increase of $39.7 million or 6.2%.

  Sales from the European operations increased from $231 million in 1995 to $271.6 million in 1996, an increase of $40.6 million. Of this increase, $31.0 million results from the exchange rate difference. The remainder of the increase in European sales is attributable to an improved retail sales environment and the introduction of new products, including the Epsilon hardside product line. Expressed in terms of its functional currency, European sales increased by 4.2% in 1996 when compared to 1995.

  U.S. operations sales declined from $341.1 million in 1995 to $329.6 million in 1996, a decrease of $11.5 million, or 3.4%. The decrease was due to a weak retail sales environment, increased foreign competition in the low-priced upright suitcase market, and delays during the first six months of fiscal 1996 in the introduction of new products. The decline in sales versus those of the prior year occurred primarily during the first half of fiscal 1996 when sales were $15.7 million less than sales for the same period in fiscal 1995.

  Sales from the International operations increased from $63.4 million in 1995 to $74.0 million in 1996, an increase of $10.6 million or 16.7%. The increase is attributable primarily to revenues from the Company's Mexican operations of $11.7 million. The Company acquired the interest of its joint venture partner in the venture's Mexican operations in exchange for the Company's interest in the venture's other companies in fiscal 1996 and began consolidating its results of operations with those of the Company. The results of the Company's Mexican operations were reported on the equity method of accounting in prior years.

  Gross Profit. Overall gross profit for fiscal 1996 declined from fiscal 1995 by $1.0 million. Gross margin decreased from 41.1% in fiscal 1995 to 38.6% in fiscal 1996.

  Margin percentages from European operations decreased by 0.7% due to increased sales in 1996 compared to 1995 of products with lower profit margins, obsolescence write-offs for discontinued product lines, raw materials price increases, and unfavorable variances associated with the startup of production for the Epsilon line.

  Gross margin percentages from U.S. operations sales declined 3.3%. A primary cause of the decrease was higher raw materials costs compared to those of the prior year, particularly for plastics raw materials and paper product components. Because of strong competition from lower priced imports, the cost increases were not offset by product price increases and, in some instances, were accompanied by sales price decreases. Management estimates higher raw materials costs resulted in a margin decrease of approximately 1.2%. Other factors causing the decline in margins and their estimated effect include increased obsolescence charges (0.8%), increased sales of obsolete goods at less than normal margins (0.4%), and unfavorable productivity and other variances (0.9%).

  Gross margin percentages from the International operations sales declined by 5.6% compared to those of the prior year primarily for the same reasons margins declined for U.S. operations.

  Selling, General and Administrative Expenses. Consolidated SG&A increased by $6.0 million from fiscal 1995 to fiscal 1996.

  European operations SG&A increased by $8.1 million due entirely to the exchange rate difference from 1995 to 1996. Expressed in terms of its functional currency, fiscal 1996 Europe division SG&A was unchanged.

  U.S. operations SG&A decreased by $7.4 million from fiscal 1995 to fiscal 1996. Selling expenses decreased from 1995 to 1996 as a result of a decrease in advertising expenses of $6.4 million. The decrease in advertising expenses was offset somewhat by increases in American Tourister retail division selling expenses and other expenses of $3.9 million.

  Other administrative expenses from the U.S. operations declined $4.9 million from the prior year. Reduction in office supplies and equipment, bad debt expense and performance bonuses contributed to this decrease in expenses. The Company has been successful in reducing administrative expenses from the previous year in part due to the merger of Astrum and its subsidiary, Samsonite Corporation, which resulted in cost savings for part of fiscal 1996 due to the elimination of certain duplicative functions. The Company also began a program to contain and reduce expenses related to resolution of issues pertaining to the reorganization and related expenses of attorneys and consultants and other administrative expenses.

  SG&A for the International operations increased by $5.3 million from fiscal 1995 to fiscal 1996. The consolidation of the Mexican operations, which was accounted for on the equity method in prior years, accounted for $4.9 million of the increase. The remaining increase resulted primarily from increased legal fees, advertising and other expenses related to the expansion of the Company's export business.

  Amortization of Intangibles. The Company has recorded significant intangible assets as a result of the reorganization in 1993. See notes 1b, 1i, 6 and 9 to the Company's consolidated financial statements included elsewhere herein for a discussion of the recording and amortization of intangible assets. Amortization of intangibles decreased from $67.2 million in fiscal 1995 to $63.8 million in fiscal 1996 as a result of certain license and patent intangibles becoming fully amortized during the year.

  The reorganization value in excess of identifiable assets recorded upon the reorganization has a remaining recorded amount of $22.9 million at January 31, 1996, which was fully amortized by June 30, 1996.

  Provision for Restructuring Operations. The $2.4 million provision for restructuring resulted from management's decision to restructure the manufacturing and various administrative functions of its American Tourister division. Because of available production capacity in its hardside manufacturing facility in Denver, the American Tourister hardside luggage manufacturing operations in Jacksonville, Florida, were relocated to Denver in August 1996. Warehouse and other non-manufacturing functions remained in Jacksonville. American Tourister maintains a division headquarters in Warren, Rhode Island, but certain aspects of finance, management information systems, and human resources functions were consolidated in Denver. The annual cost savings resulting from the restructuring is estimated to be $3.3 million. The components of the restructuring charge were (1) $1.0 million for abandonment of assets and costs to prepare the manufacturing facility to be subleased, (2) $1.0 million for employee termination costs, and (3) $0.4 million for other identified restructuring expenses.

  Operating Loss. Operating loss increased from $3.4 million in fiscal 1995 to $9.4 million in fiscal 1996 primarily as a result of the $2.4 million restructuring charge for American Tourister operations and the decrease in gross margins discussed above.

  Interest Income. Interest income increased from $2.9 million in fiscal 1995 to $4.7 million in 1996, an increase of $1.8 million, primarily as a result of interest income realized from a note receivable collected in connection with the sale of an investment in a television station.

  Interest Expense and Amortization of Premium and Debt Issue Costs. Interest expense and amortization of premium and debt issue costs increased by $2.1 million from fiscal 1995 to fiscal 1996. European operations interest expense increased by $1.1 million, $0.8 million of which was due to the exchange rate difference. Net additional interest expense of $1.3 million was incurred as a result of refinancing the 11 1/2% Senior Secured Notes. The proceeds of the newly issued Series A Notes were held in escrow for a period of one month prior to the retirement of the 11 1/2% Senior Secured Notes. During this one month period, interest accrued on both the 11 1/2% Senior Secured Notes and the newly issued Series A Notes.

  Other, Net. See Note 15 to the consolidated financial statements included elsewhere in this Prospectus for a comparative analysis of other income (expense).

  Income Tax Expense. Although the Company incurred a loss in 1996 and 1995 for financial reporting purposes, income tax expense is accrued primarily because of (i) the nondeductibility for tax purposes of amortization of reorganization value in excess of identifiable assets, (ii) foreign income tax expense provided on foreign earnings and (iii) state income taxes.

  Loss from Discontinued Operations. The loss from discontinued operations in fiscal 1996 includes an adjustment to reduce previously accrued losses on disposal of $2.6 million, net of income taxes of $1.1 million, and a provision for federal income taxes on the distribution of Culligan stock to certain foreign stockholders of $3.8 million.

  Extraordinary Item. The extraordinary loss in 1996 resulted from the payment of an $18 million redemption premium upon the early retirement of the Senior Secured Notes. The extraordinary loss is presented in the consolidated financial statements net of the unamortized premium on such notes of $4.4 million and the associated income tax benefit of $5.6 million.

  Net Loss. The net loss decreased from $111.6 million in fiscal 1995 to $61.5 million in fiscal 1996, a decrease of $50.1 million. The decrease in the net loss is caused by a reduction in losses from discontinued operations of $62.1 million and the effects of other items discussed above. See Note 2 to the consolidated financial statements included elsewhere in this Prospectus for a discussion of the loss from discontinued operations for fiscal 1995.

FISCAL 1995 COMPARED TO THE COMBINED RESULTS FOR THE YEAR ENDED JANUARY 31, 1994 ("FISCAL 1994")

  General. The combined results for fiscal 1994 refer to the results of operations for the Predecessor Company for the five months ended June 30, 1993 combined with the Reorganized Company's results of operations for the seven months ended January 31, 1994.

  Net Sales. Net sales increased to $635.4 million in fiscal 1995 from $523.6 million in fiscal 1994, representing an increase of $111.8 million, or 21.4%. The results of American Tourister (which was acquired mid-fiscal 1994) accounted for $70.1 million of the increase. Excluding American Tourister, net product sales within the United States increased $15.4 million, or 7.5%, to $221.1 million. The increase in sales was primarily a result of continued strong sales from the new Silhouette V line of luggage products (which was introduced in mid-fiscal 1994) and the success of the Company's Lark product line. European sales increased $26.3 million, or 12.7%, during the year. Favorable currency exchange rates provided $9.3 million of the increase, with the remaining $17.0 million attributable to increased sales from the Company's high-end System IV product line, increased sales of country-specific branded products to certain discount retailers, and successful non-luggage product offerings.

  Gross Profit. Gross profit increased to $261.5 million in fiscal 1995 from $213.8 million in fiscal 1994, representing an increase of $47.7 million or 22.3%. Gross profit margins were 41.1% in fiscal 1995 as compared to 40.8% in fiscal 1994. A full year of results of American Tourister accounted for $31.7 million of the increase. Excluding American Tourister, gross profit margins were 41.1% in 1995 as compared to 41.3% in 1994.

  Selling, General and Administrative Expenses. SG&A (before holding company expenses) as a percentage of sales increased to 30.2% in fiscal 1995 from 29.7% in fiscal 1994. The increase was primarily a result of the relatively higher SG&A (as a percentage of sales) at American Tourister. American Tourister's SG&A as a percentage of sales averaged 36.4% during the fiscal year and is higher due in part to the costs associated with operating its retail stores. Excluding American Tourister, SG&A as a percentage of sales increased by 0.5%. Holding company expenses decreased to $5.5 million in fiscal 1995 from $8.3 million in fiscal 1994. Holding company expenses for fiscal 1994 included a charge for compensation expense associated with Astrum's bankruptcy reorganization.

  Amortization of Intangibles. Amortization of intangibles increased to $67.2 million in fiscal 1995 from $40.1 million in fiscal 1994. The increase was attributable to the recording of a full year of amortization of reorganization intangibles in fiscal 1995 compared to seven months in fiscal 1994.

  Operating Income (Loss). Operating income decreased from $10.1 million in fiscal 1994 to an operating loss of $3.4 million in fiscal 1995. The decline of $13.5 million is primarily due to an increase in amortization of intangible assets of $27.1 million which was partially offset by the increase in other operating income discussed above.

  Other Income. In both fiscal 1995 and fiscal 1994, other income included royalties received under a royalty agreement in excess of the originally estimated receipts, which were carried as an account receivable. The royalties were payable in connection with the sale of the Company's cosmetic and fragrance business in 1989. In fiscal 1995, the last year in which royalties were due, royalties declined as a result of decline in sales of the cosmetic and fragrance businesses that had been sold.

  Interest Expense. Interest expense increased to $37.9 million in fiscal 1995 from $29.2 million in fiscal 1994, an increase of $8.7 million. Fiscal 1994 interest expense included seven months of interest compared to twelve months for fiscal 1995.

  Income Tax Expense. In addition to the effects of the change in pretax income, the effective tax rate was affected by the nondeductibility of the amortization of reorganization value in excess of identifiable assets.

  Net Income (Loss). Net income declined from $873.3 million for fiscal 1994 to a net loss of $111.6 million for fiscal 1995. The decline in net income from 1994 to 1995 is due to the effects of reorganization items reported during fiscal 1994, losses recorded during fiscal 1995 relating to discontinued operations, and the effects on net income of other operating items discussed above. For a more complete discussion of reorganization items and discontinued operations, see notes 2 and 9 to the Company's consolidated financial statements included elsewhere in this Prospectus.

LIQUIDITY AND CAPITAL RESOURCES

  One measure of liquidity is commonly referred to as Operating Cash Flow. Operating Cash Flow is defined as operating income adjusted for noncash operating expenses, including amortization and depreciation. The Company believes that Operating Cash Flow provides useful information regarding the Company's ability to incur and service debt, but that it should not be considered a substitute for operating income or cash flow from operations determined in accordance with generally accepted accounting principles. Other companies may calculate Operating Cash Flow in a different manner and the Company's presentation of Operating Cash Flow may not be comparable to similar presentations reported by other companies. Operating Cash Flow does not take into consideration substantial costs of doing business, such as interest expense, and should not be considered in isolation or as a substitute for other measures of performance, such as operating income or cash flow from operations determined in accordance with generally accepted accounting principles. Operating Cash Flow does not represent funds available for discretionary use by the Company due to funds required for debt service, capital expenditures to replace fixed assets, and other commitments and contingencies. Operating Cash Flow for the nine months ended October 31, 1995 and 1996 and for the fiscal years ended January 31, 1994 (as combined), 1995 and 1996 was computed as follows:

                                                                 NINE MONTHS
                                        YEAR ENDED                  ENDED
                                        JANUARY 31,              OCTOBER 31,
                               ------------------------------  ----------------
                                   1994
                               (AS COMBINED)  1995     1996     1995     1996
                               ------------- -------  -------  -------  -------
                                              (IN THOUSANDS)
Operating Income (loss)......     $10,106    $(3,420) $(9,376) $(2,811) $ 3,329
Fresh start amortization and
 depreciation................      41,968     70,599   66,433   50,167   31,607
                                  -------    -------  -------  -------  -------
Operating income before fresh
 start amortization and
 depreciation................      52,074     67,179   57,057   47,356   34,936
Other amortization and
 depreciation................      13,056     14,887   17,668   12,545   14,630
                                  -------    -------  -------  -------  -------
Operating Cash Flow..........     $65,130    $82,066  $74,725  $59,901  $49,566
                                  =======    =======  =======  =======  =======

  Operating Cash Flow has been reduced for the effects of the provision for restructuring operations and certain other expenses associated with the restructuring and management team changes as follows:

                                                                   NINE MONTHS
                                            YEAR ENDED                ENDED
                                            JANUARY 31,            OCTOBER 31,
                                   ----------------------------- ---------------
                                       1994
                                   (AS COMBINED)  1995    1996    1995    1996
                                   ------------- ------- ------- ------- -------
                                                  (IN THOUSANDS)
Operating Cash Flow..............     $65,130    $82,066 $74,725 $59,901 $49,566
Effect of provision for
 restructuring operations........         --         --    2,369     --   10,670
Certain other expenses associated
 with the restructuring and
 management
 changes.........................         --         --      --      --    4,200
                                      -------    ------- ------- ------- -------
Operating Cash Flow adjusted for
 the effects of restructuring and
 management changes..............     $65,130    $82,066 $77,094 $59,901 $64,436
                                      =======    ======= ======= ======= =======

  Operating Cash Flow decreased by $10.3 million for the nine months ended October 31, 1996 compared to that of the same period in the previous year. Operating Cash Flow in the current nine-month period was negatively affected by the effects of the restructuring provision of $10.7 million and expenses totaling approximately $4.2 million incurred during the first nine months of fiscal 1997 for consulting services in connection with establishing the restructuring plan (described elsewhere herein), the cessation of the former chief executive officer's employment, the hiring of new and additional members of the executive management team, and for expenses incurred in excess of the original provision for the consolidation of American Tourister manufacturing facilities. Operating Cash Flow decreased from $82.1 million in 1995 to $74.7 million in 1996, a decrease of $7.4 million, primarily as a result of the decrease in operating income and the American Tourister restructuring provision. The Company believes that the current level of Operating Cash Flow is adequate to support its existing credit facilities and service the Company's Series B Notes and other long-term obligations.

  Another measure of liquidity is net cash provided by operating activities, as reflected in the consolidated statements of cash flows included elsewhere herein. Net cash provided by operating activities of $10.7 million and $16.4 million for the nine months ended October 31, 1996 and 1995, respectively, and $9.8 million in 1996, $36.4 million in 1995 and $57.3 million in 1994 (as combined), reflects net cash from operations of the Company available for the Company's liquidity needs, after taking into consideration the substantial costs of doing business not reflected in Operating Cash Flow.

  The decrease of $5.7 million in cash flows provided by operations, from $16.4 million for the nine months ended October 31, 1995 to $10.7 million for the nine months ended October 31, 1996, resulted from the net impact of an increase of $22.1 million in cash flow used to support working capital and other operating assets, and an increase of $16.4 million in cash flows provided by operations, adjusted for non-operating and non-cash charges. Cash flows from continuing operations decreased from $36.4 million in 1995 to $9.8 million in fiscal 1996, a decrease of $26.6 million. Of this amount, $21.4 million resulted from cash flow applied to increase working capital and other operating assets (exclusive of net assets from discontinued operations), while cash flows from net income, adjusted for nonoperating and noncash charges and discontinued operations, decreased by $5.2 million in 1996 from fiscal 1995.

  Cash flow provided by (used in) investing activities decreased from $79.5 million for the nine months ended October 31, 1995 to $(3.6) million for the nine months ended October 31, 1996. Cash flow for the prior nine-month period included the receipt of $112.0 million from the discontinued Culligan water treatment business. Cash flow provided from discontinued operations in the current nine-month period resulted from the collection of accounts receivable related to the discontinued apparel business and the collection of a receivable under a tax sharing agreement from the Culligan water treatment business which was spun off in fiscal 1996. Cash flows provided by "Other" investing activities includes $5.0 million received in the current nine-month period from the substitution of a letter of credit for cash previously held under a contractual escrow arrangement. Capital expenditures were $19.7 million in the current nine-month period and $15.9 million in the previous nine-month period. Cash flow from investing activities decreased by $37.1 million, from $151.7 million in fiscal 1995 to $114.6 million in fiscal 1996, primarily because of a reduction of $70.7 million due to the expiration in fiscal 1995 of a royalty agreement. Cash flow from discontinued operations increased by $35.2 million in fiscal 1996 compared to 1995 as a result of a $112 million payment from Culligan and approximately $10.5 million of cash received from the discontinued apparel business. Cash flow from the sale of assets also increased by $13.7 million in fiscal 1996 compared to 1995 as a result of the sale of an investment in a television station in 1996. Capital expenditures were $24 million in fiscal 1996 compared to $18.5 million and $13.1 million in fiscal 1995 and 1994, respectively. Capital expenditures are made to improve facilities and equipment in order to manufacture new product lines, increase manufacturing efficiencies, and enhance the Company's competitiveness and profitability on a worldwide basis.

  Cash flows used by financing activities decreased from $(137.3) million for the nine months ended October 31, 1995 to $(18.0) million for the nine months ended October 31, 1996, a decrease of $119.3 million. In the current nine-month period, cash flow from financing activities includes $10.0 million from the collection of a note receivable from the Company's former chief executive officer which was taken in exchange for 425,532 shares of the Company's Common Stock in fiscal 1996. Cash flow from financing activities for the nine months ended October 31, 1995 included $105.5 million of debt repayment financed largely by the cash received from the discontinued water treatment business. Cash flows used in financing activities increased from $154.0 million in fiscal 1995 to $157.2 million in fiscal 1996, an increase of $3.2 million. Net short and long-term borrowings were reduced by $124.4 million in fiscal 1996 compared to a reduction in fiscal 1995 of $154 million. In fiscal 1996, the Company used $18.0 million for a redemption premium payable upon the retirement of the 11 1/2% Senior Secured Notes and $13.5 million for issuance costs of the Series A Notes and the Series B Notes and the Senior Credit Facility. The issuance costs are included in other long-term assets in the consolidated financial statements at January 31, 1996.

  During fiscal 1996 the Company negotiated the Senior Credit Facility with a bank, issued $190,000,000 of Series A Notes (subsequently exchanged for Series B Notes), and used the proceeds therefrom along with cash received from discontinued operations and the sale of non-luggage related assets to substantially reduce long-term obligations. At January 31, 1996, long-term obligations (including current installments) were $311.0 million, representing a decrease of $106.2 million from January 31, 1995. The Senior Credit Facility provides for a $50 million term loan and a $175 million revolving credit facility due July 14, 2000. See Note 8b to the consolidated financial statements included elsewhere herein for a discussion of the Senior Credit Facility. At January 31, 1996, the Company had $107.6 million of available borrowings under the Senior Credit Facility.

  At October 31, 1996, the Company had working capital of $122.6 million compared to $99.5 million at January 31, 1996, an increase of $23.1 million. Current assets increased by $20.8 million due to an increase of $40.5 million in accounts receivable and inventory and a net decrease in cash and other current assets of $19.7 million. The increase in accounts receivable and inventories is primarily due to the cyclical nature of the Company's business. Accounts receivable and inventory at October 31, 1996 were $7.4 million and $19.0 million, respectively, higher than at October 31, 1995 because of higher sales levels in the current year and inventory build up for the EZ CART(TM) and other products in anticipation of the Christmas selling season. Accounts payable were $5.9 million higher at October 31, 1996 compared to October 31, 1995 due to higher cost of sales and expense levels and improved payables management in the current year.

  The Company's cash flows from operations together with amounts available under its credit facilities were sufficient to fund its operations, scheduled payments of principal and interest on indebtedness, and capital expenditures. At October 31, 1996, the Company had $112.1 million available under its Senior Credit Facility. In connection with the Offerings, the Company expects that it will repay approximately $46.6 million of indebtedness under the Senior Credit Facility and will also prepay approximately $63.3 million of the Series B Notes. Management of the Company believes that cash flow from operations and available borrowings under its credit facilities and new credit facilities in emerging markets will be adequate to fund operating requirements and expansion plans during the next 12 months. In addition, management currently believes the Company will be able to meet long-term cash flow obligations from cash provided by operations and other existing resources.

  The Company's principal foreign operations are located in Western Europe, the economies of which are not considered to be highly inflationary. When appropriate, the Company will enter into foreign exchange contracts in order to hedge its exposure on certain foreign operations through the use of forward delivery commitments. During the past several years, the Company's most effective hedge against foreign currency changes has been the foreign currency denominated debt balances maintained in respect to its foreign operations. Geographic concentrations of credit risk with respect to trade receivables are not significant as a result of the diverse geographic areas covered by the Company's operations.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

  In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement 121 in the first quarter of fiscal 1997, which had no material effect on the consolidated financial statements.

  In October 1995, the FASB issued Statement No. 123, Accounting for Stock-Based Compensation, which provides an alternative to APB Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for stock-based compensation issued to employees. The Statement allows for a fair value based method of accounting for employee stock options and similar equity instruments. However, for companies that continue to account for stock-based compensation arrangements under Opinion No. 25, Statement 123 requires disclosure of the pro forma effect on net income and earnings per share of its fair value based accounting for those arrangements. These disclosure requirements are effective for fiscal years beginning after December 15, 1995, or upon initial adoption of the Statement, if earlier. The Company did not adopt the recognition and measurement provisions of the Statement; however, the required disclosure will be provided for its fiscal year ending
January 31, 1997.

                                   BUSINESS

GENERAL

  Samsonite is one of the world's largest manufacturers and distributors of luggage. The Company markets its products primarily under the SAMSONITE(R), AMERICAN TOURISTER(R) and LARK(R) brand names. The Samsonite brand enjoys worldwide recognition and is the leading brand of luggage products in the United States and Europe. American Tourister is the second most recognized brand of luggage in the United States. Following the Company's acquisition of American Tourister in 1993, the Company introduced the American Tourister brand in Europe. The Lark brand is well-recognized in the United States and competes in the premium segment of the luggage market. Samsonite and American Tourister luggage products have been manufactured and sold continuously since the 1930's.

  With sales of $722.6 million for the twelve months ended October 31, 1996, the Company is a major factor in the worldwide luggage market. Competition in the luggage market is highly fragmented with the vast majority of individual competitors having less than 10% of the Company's annual luggage sales. Samsonite offers the broadest range of products in the luggage industry, including hardside suitcases, softside suitcases, garment bags, casual bags, hardside and softside business cases and other travel bags. Many of today's most successful luggage products and features--such as suitcases with a built-in luggage cart; full-featured, structured garment bags; ultra-light, softside suitcases; and innovative wheel systems--were introduced and popularized by Samsonite. Hardside suitcases accounted for approximately 32% of the Company's sales in fiscal 1996. As a result of recent improvements in Samsonite's proprietary molding technology and design, the Company soon will be able to offer to consumers who prefer the greater protection and security of hardside luggage, hardside suitcases that are lighter in weight and comparable to softside products in terms of interior organization features. Softside products, which accounted for approximately 53% of the Company's sales in fiscal 1996, appeal to consumers because of their light weight, flexibility and convenience for a variety of purposes.

  The Company's products are sourced through a global network consisting of 13 Company-operated manufacturing facilities and various third-party suppliers throughout the world. By operating its own facilities to produce hardside luggage and more complex softside products, the Company is better able to control manufacturing quality and to achieve shorter product introduction lead times and lower delivery costs. In addition, the Company takes advantage of its global sourcing capabilities by opportunistically buying basic products from various countries when their product costs or exchange rates are particularly favorable. The Company produces substantially all of its hardside products in Company-operated plants in the United States, Belgium and France. Approximately 54% of the Company's softside products are sourced from qualified vendors located principally in the Far East, Eastern Europe and the Dominican Republic, with the balance produced by the Company in the United States, Belgium, Italy, Mexico, Spain and Hungary.

  The Company's marketing and distribution strategy focuses on the broad middle segment of the luggage market. In the United States, the Samsonite brand has historically been positioned as high quality, innovative luggage, targeted at the frequent business traveler; the American Tourister brand has been positioned as quality luggage at an affordable price; and the Lark brand has been positioned as premium luggage targeted at first and business class travelers. In Europe, the Samsonite brand enjoys more of a premium image than in the United States, and is targeted at first class and frequent business travelers.

  The Company's products are sold throughout the world in more than 100 countries through approximately 23,000 retail outlets, including department and specialty stores, catalog showrooms, mass merchant retailers and warehouse clubs. As of November 30, 1996, the Company also distributed products through 147 owned retail stores in the United States and two owned premium luggage stores in Europe. In addition, Samsonite licenses its trademark for use on non-luggage products such as travel accessories, personal leather goods, handbags and furniture. These products are made and sold primarily by independent licensees which pay royalties to Samsonite.

BUSINESS STRATEGY AND NEW GROWTH INITIATIVES

  Management believes that the Company's leading position in the global luggage industry is due to its widely recognized brand names, broad range of innovative luggage products and global manufacturing and distribution network. In addition, the substantial cash flow generated by the Company is available for investments in product development, advertising and marketing.

  With the hiring of a new chief executive officer in May 1996, the Company began implementation of a series of strategic initiatives intended to improve Samsonite's economic performance and strengthen its leadership position in the worldwide luggage market. The Company's key strategies to increase revenue and net income and realize the full potential of Samsonite's global brands include the following:

  . IMPROVED MANAGEMENT TEAM AND ORGANIZATIONAL STRUCTURE. Samsonite has formed a new management team which consists of Company veterans with extensive luggage experience and new managers who have broad experience in the marketing of branded consumer products as well as successful track records at other globally branded consumer products companies. See "Management." This management team is now leading a more streamlined and effective category-based organization. This organizational structure is designed to manage the Company's business around two product categories-- hardside and softside luggage. In the Americas, these categories are supported by a separate sales and distribution function.

  . IMPROVE THE COST STRUCTURE AND WORK PRACTICES. Samsonite is moving aggressively to make further changes which will reduce staffing levels as well as improve systems and controls to reduce costs, while achieving greater effectiveness. During 1996, the Company announced two restructuring programs designed to achieve the consolidation of American Tourister and to effect other consolidations and staffing reductions. Management estimates that these restructurings will yield approximately $16 million of annual cost reductions by the fourth quarter of fiscal 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, the Company has created a new organization for sourcing products and raw materials on a global basis and is in the process of standardizing products and components worldwide. These sourcing and standardization actions are designed to simplify operations and are expected to yield additional cost reductions.


  . DEVELOP A NEW, INTEGRATED GLOBAL PRODUCT AND PRICING ARCHITECTURE. The
    Company is identifying those products and features which have proven most successful throughout the world, and is developing a global product line-up that incorporates those successful products and features. This new global product line-up will provide a more complete range of product features, styles and price levels for each key channel of distribution in each major market throughout the world. The new product and pricing architecture largely represents an adaptation of Samsonite's more upscale European product line-up. This strategy is designed not only to improve the Company's margin structure, but also to strengthen Samsonite's premium brand image, particularly in North America. As part of the new product architecture, Samsonite will offer a wider array of style-coordinated hardside and softside luggage products. Further, by using a simpler, more uniform global product architecture, the Company will be able to shorten product cycle times. The shortening of product cycle times will permit innovations to be introduced more rapidly throughout the Company's worldwide markets. For example, during fiscal 1997, Samsonite introduced its EZ CART(TM) suitcase, a new concept in softside luggage, in the United States simultaneously across the Samsonite, American Tourister and Lark brands. This new product is an upright, softside suitcase with a balanced, four-wheel system designed to be more maneuverable with less effort, and to take the weight off the traveler's arm and transfer it to the floor. The EZ CART(TM) product is expected to be introduced in Europe and the Far East in the next six to nine months.

  . ACCELERATE SALES GROWTH. In addition to exploiting Samsonite's new global product architecture to more quickly and cost effectively introduce new consumer-preferred features and product designs across all brands worldwide, the Company has developed a number of additional initiatives intended to accelerate profitably the Company's revenue growth:

    z Expand Product Offerings In Casual and Business Bag Segments. The new global product architecture will include more entries in casual bags and business cases to expand the Company's sales in these two growth categories. This strategy has already proven to be successful for Samsonite in Europe and Japan.

    z Strengthen Marketing. Samsonite plans to expand its presence in the worldwide luggage market from both a consumer and trade standpoint through improved consumer marketing. This marketing program is expected to include more consumer-preferred product styles and feature innovations, more effective global advertising at higher investment levels, strengthened point-of-sale support and better customer service. In connection with its shift to a category-based management structure, for the first time in November 1996, advertising in the United States identified Samsonite, American Tourister and Lark as a family of brands, each offering a version of the new EZ CART(TM) upright luggage innovation.

    z Broaden Channels of Distribution. The Company plans to increase its presence in channels of distribution in which it believes it is under-represented by using targeted marketing and sales efforts tailored to each channel of distribution. In addition, the Company intends to exploit its manufacturing and sourcing leverage by aggressively pursuing opportunities to sell American Tourister and retail-labeled products in mass retailers and other high volume potential channels throughout the world.

    z Continue Worldwide Expansion. The Company plans to continue expansion worldwide in countries where growing economies and reduced political and trade barriers provide opportunities for long-term growth. Samsonite currently is expanding its presence in emerging foreign markets, including markets in China, India, South America and the Pacific Rim. In the first quarter of fiscal 1997, a joint venture with a local partner to distribute Samsonite products in Singapore and Malaysia began operating successfully. In addition, through joint ventures with local partners in India and China, the Company plans to begin the manufacture and distribution of Samsonite products in these countries in fiscal 1998. The Company is also currently negotiating with its Argentine distributor to form a joint venture to manufacture and distribute Samsonite products in Brazil and other major South American markets beginning in fiscal 1998.

    z Accelerate Company-owned Retail Store Sales Growth. The Company intends to increase its retail outlets as well as broaden and strengthen its retail operations. In October 1996, Samsonite began marketing all three of the Company's key brands throughout its 147 luggage stores which had previously sold only American Tourister luggage. In addition, Samsonite is adopting best operational and merchandising practices designed to reduce costs and increase sell-through. As a result, retail sales have been accelerating, and the Company's retail operations are now generating positive operating cash flow.

  . IMPROVE RETURN ON EQUITY AND CONTINUE TO STRENGTHEN THE BALANCE
    SHEET. The Company has implemented a comprehensive strategy to reduce leverage and improve return on equity, including the possible divestiture of various non-core assets. To better manage working capital, the Company is negotiating new extended payment terms with most of its major vendors, accelerating the collection of accounts receivable, and reducing inventory levels through SKU reductions, as well as better requirements forecasting. The net proceeds from the offering by the Company of shares offered hereby, as well as the anticipated asset sales and reductions in working capital requirements will be used to reduce debt and, in turn, debt service expense. See "Use of Proceeds." The Company expects these actions, combined with the other strategic initiatives, to result in an improved return on equity in fiscal 1998.

THE LUGGAGE MARKET

  The worldwide luggage market covers a wide range of products, values and price points. At the highest end of the market are luxury products (such as Louis Vuitton and Gucci) that have prestige identities and high prices. Beneath the luxury segment is the broad middle band of the luggage market in which products are differentiated by features, brand name and price. Within this band, unit sales volumes are largest at the middle and lower prices and product differentiation decreases with price level. At the low end of the luggage market, unbranded products with few, if any, differentiating features are sold in significant volumes and at low margins, competing primarily on the basis of price.

  In the United States, luggage is sold to consumers through (i) traditional retail distribution channels, including department and specialty luggage stores; (ii) catalog showrooms; and (iii) discount retail distribution channels, including mass merchants, warehouse clubs and factory outlet stores. In the United States, Samsonite's 147 retail stores, which previously focused on selling American Tourister brand products, started selling all three of Samsonite's primary brands in October 1996. Samsonite's sales in the United States increased 9.4% for the nine months ended October 31, 1996, compared to those of the nine months ended October 31, 1995.

  In Europe, luggage is sold to consumers primarily through traditional distribution channels. In the European discount channels, the Company is distributing several product lines, including its American Tourister brand. Samsonite's sales (expressed in local currency) in Western Europe have increased 4.2% for fiscal 1996 over fiscal 1995 and 14.0% for the nine months ended October 31, 1996, over the comparable periods in the prior year.

PRODUCTS

  The Company offers the broadest range of products in the luggage industry, including softside and hardside suitcases, garment bags, casual bags, hardside and softside business cases and other travel bags. Softside suitcases and structured garment bags are constructed of a flexible fabric stretched over a rigid frame, while hardside suitcases and business cases typically consist of a two-piece rigid plastic shell held together by a hinge. The plastic shells for hardside cases are made by injection molding or vacuum forming. Garment bags are designed to hold hanging garments, such as suits and dresses, and can be opened while hanging up. Casual bags include duffle bags and other bags that do not have a rigid frame. Business and attache cases are constructed of both softside or hardside materials. The following table sets forth the percentage of the Company's fiscal 1996 revenues by product type:

     Hardside suitcases....................................................  32%
     Softside suitcases....................................................  32
     Casual bags (softside)................................................  10
     Garment bags (softside)...............................................  11
     Business cases (hardside and softside) ...............................   8
     Other products (primarily non-luggage) ...............................   7
                                                                            ---
                                                                            100%
                                                                            ===

  The Company sells a full range of luggage products under each of its Samsonite, American Tourister and Lark brand names. Although the positioning of the Company's brands and its target consumers vary somewhat from market to market, the Company generally markets its brands to four consumer segments: premium, business, leisure and discount. Product lines within each brand are designed to appeal to targeted consumer groups. The following table sets forth, for each of the Company's principal luggage brands, its historical market position and targeted consumer in the United States and Western Europe.

BRAND NAME           MARKET POSITION                   TARGET CONSUMER
Samsonite            Top quality luggage with          Business/frequent
                     consumer-preferred features       traveler (also premium
                     (also positioned as premium       traveler in Western
                     luggage with attractive           Europe)
                     styling in Western Europe)

American Tourister   High quality luggage offering     Active
                     contemporary and casual           traveler/"youthful"
                     designs for active or younger     lifestyle
                     lifestyles and extra features

Lark                 Premium luggage for upscale       First and business
                     consumers with luxurious          class traveler
                     styling and best features

Other brands         Branded luggage for price         Discount luggage
                     conscious consumers               consumer

  The Company has recently introduced category management in order to better focus on the various segments of consumer needs. This organizational structure is intended to facilitate the organization of the Company's business around two product categories--hardside and softside luggage. In the Americas, these categories are supported by a separate strong distribution function. Category management also will help better identify and implement operational, marketing and cost improvements across all Samsonite's brands simultaneously.

  As a result of its development and implementation of a new product architecture, Samsonite has begun introducing globally new hardside and softside products in order to provide a more complete assortment of price points and product offerings. In addition, the Company's new product architecture will offer complementary pieces of hardside and softside luggage and casual bags so that the consumer can select from both types of luggage with matching or complementary styling. The new architecture will focus on the Company's primary brands, Samsonite, American Tourister and Lark, while reducing emphasis on many of the secondary names previously in use (such as Samsonite Silhouette, American Tourister Paradigm and Samsonite Ultralite). Thus, consumers will have a broader selection of improved luggage products, will be able to coordinate hardside and softside pieces of luggage to meet their travel needs, and will select their Samsonite, American Tourister or Lark product from a portfolio offering a wider spectrum of price, quality, feature and styling levels.

  Hardside Luggage. The Company manufactures virtually all its requirements for hardside luggage in its own factories and utilizes patented or proprietary features in its hardside products and some of its manufacturing processes. Hardside luggage is sold under the Samsonite brand globally and, in the United States, is also sold under the American Tourister brand. Hardside luggage products include features that assist interior organization and packing, facilitate ease of use, and enhance mobility and portability. The hardside product features have resulted from market research and consumer testing to determine the approaches to best meet consumer needs. Both in Europe and in the United States, hardside products are offered in several lines, each including a variety of sizes and styles of hardside luggage pieces with differing features.

  In Europe, premium suitcases may sell at retail for up to US$500 per suitcase. Some of the popular Samsonite-branded hardside lines in Europe include the Samsonite System 4 Deluxe(R) and System 4(R) lines, both priced at the higher end of the market, the Samsonite Epsilon(R) lines priced at the upper-middle of the luggage market, and Samsonite Oyster(R) products priced in the lower end of the middle of the market. In the United States, the Samsonite-branded hardside products include the Silhouette(R) series at the upper-middle of the market and the lower-priced Epsilon(R) products. In the Americas, Samsonite plans to reintroduce the Oyster(R) products at the lower end of its market, to reposition Epsilon(R) products to the middle of the pricing structure and to introduce a higher end line positioned similar to its European System 4 Deluxe(R) products. This reintroduction will enable Samsonite to benefit in the Americas from its more successful European product and pricing architecture.

  Globally, Samsonite distributes and sells hardside suitcases which include features to facilitate transport. These include the patented Piggyback(R) product which incorporates a luggage cart, an extendable handle and a strap allowing additional bags to be attached and transported. Samsonite is introducing a new hardside luggage product using proprietary improvements in its molding technology and product design enabling the production of a hardside suitcase which will incorporate lighter weight and improved interior design features, while continuing to provide the consumer with the greater protection and security of hardside luggage.

  Softside Luggage. The softside luggage category includes suitcases, garment bags (both structured and unstructured), softside business cases, casual bags, and duffels. The Company produces its softside luggage and other bags both in its own facilities in several countries and also by sourcing more than half of its requirements from numerous independent suppliers located worldwide. As with the hardside products, the Company has introduced a number of features and innovations to its softside products in response to consumer needs and consumer testing in order to offer improved organizational features, ease of use, mobility and portability. The softside products are sold under all of the Company's major brands, Samsonite, American Tourister, Lark and some secondary brands. Globally, the softside products are grouped into product lines with a variety of matching or complementary suitcases, garment bags and other bags.

  The softside luggage products include many consumer-preferred innovations and features. The Samsonite Ultravalet(R) garment bag provides many separate pockets to facilitate organization of clothing and a reverse folding feature to reduce wrinkling of clothing on hangers. The Ultravalet(R) garment bag has been introduced with an extendable handle and wheels to provide an Ultravalet "Garment Bag with Wheels" incorporating its own transport system. American Tourister's Paradigm(R) line features a pullman suitcase with a patented "EZ Turn(R)" center mount wheel system making the suitcase less likely to overturn while in motion. The Paradigm suitcase also features attractive styling, sophisticated internal design, and generous capacity to facilitate organization and packing of contents. In 1996, American Tourister introduced its Cadence(R) product with the patented Tourister Carry System(R) allowing the upright suitcase to be the foundation for conveying on wheels other pieces of luggage in a secure and stable manner. Samsonite has introduced an Ultralite(R) line of softside products, providing the features desired by consumers in a lighter weight design.

  The Lark brand in the United States, positioned for the premium market, includes a full line of softside suitcases, garment bags, and casual bags with top quality materials, some of the best features found in the Company's other product lines, as well as some additional features. The Lark products incorporate brass-plated hardware, leather trim and handles, and luxurious fully-lined interiors for an elegant appearance.

  During fiscal 1997, Samsonite introduced a new concept in softside luggage in the United States with its patented EZ CART(TM) suitcase under the Samsonite, American Tourister and Lark brands. The new product is an upright, softside suitcase with a balanced, four-wheel system designed to be more maneuverable with less effort, and to take the weight off the traveler's arm and transfer it to the floor. The EZ CART(TM) product has a shelving feature to allow the suitcase to be packed and used upright, and includes a "suiter" for transporting suits or dresses on hangers, a retractable handle design so the suitcase can be maneuvered by pushing or pulling and a means to attach other bags for transporting.

  Other Luggage Brands. In order to better utilize its global manufacturing and product sourcing leverage, Samsonite has marketed luggage products without its primary brands to compete in the high-volume, discount channels of retail distribution. These hardside and softside luggage products are generally lower-priced than the Company's Samsonite, American Tourister, and Lark brand products, and usually provide fewer features and lack differentiating features. Samsonite has sold such products with retailer brands and with its own other brands such as Magnum and Royal Traveler in Europe, Tauro in Spain, and Azzura and Bogey in Italy. Samsonite also plans to continue its successful uses of the American Tourister brand, as well as expanding the brand's distribution through the mass merchant and discount channels.

  Licensed Products. The Company licenses its brand names to third parties primarily for the sale of non-luggage products. In addition to the licensed Samsonite and American Tourister brand products, such third parties generally distribute other, non-Samsonite products. Currently, licensed products distributed by the Company or by third party licensees include a wide range of furniture products, computer cases, travel accessories, photo and audio storage gear, personal leather goods, ladies handbags, tool organizers, umbrellas, binoculars, pet carriers and juvenile products. Revenue from royalties for licensing the use of Company-owned brand names (including apparel brands) totaled approximately $17.1 million in fiscal 1996.

  New Product Design and Development. The Company devotes significant resources to new product design and development. During fiscal 1996, the Company spent approximately $7 million on new product design and development and market research. Most of the Company's products have either been introduced or substantially redesigned since 1990. The Company uses market research to identify consumers' luggage needs and then develops product features that are intended to address these needs. The Company has introduced and popularized many of today's most successful luggage products, such as suitcases with built-in luggage carts; ultra-lightweight, softside suitcases; full-featured, structured garment bags; and innovative wheel systems. The Company believes the continual development and introduction of products with innovative features contribute to brand awareness and product differentiation.

DISTRIBUTION

  The Company's products are sold in more than 100 countries throughout the world through approximately 23,000 retail outlets, including department and specialty stores, catalog showrooms, mass merchant retailers, warehouse clubs and 147 Company-owned stores in the United States. The Company distributes its products through all major distribution channels in the United States and primarily through traditional distribution channels in Europe.

  North America. The Company sells its Samsonite brand products in North America primarily through department stores and luggage specialty stores, and through catalog showrooms and national retailers such as JCPenney, Sears and Montgomery Ward. The acquisition of American Tourister in 1993 increased the Company's presence in the discount channels, such as mass merchants, warehouse clubs and factory outlets, which are becoming increasingly important in the distribution of luggage. As a result of the strength of its brand names and its targeted marketing strategy, the Company is able to distribute one or more full lines of luggage under each of its principal brand names across different channels of distribution without selling the same product line in more than one channel. In addition, the Company sells luggage products (known as "exclusive label" products) designed exclusively for each of a number of department store and specialty retailing customers and bearing special labels coupled with the Samsonite brand name.

  The following table sets forth the percentage of the Company's United States revenues by distribution channel for fiscal 1996:

   Department/specialty stores.............................................  48%
   Company-owned stores....................................................  19
   Catalog showrooms.......................................................  11
   Mass merchants..........................................................  11
   Exclusive label.........................................................   9
   Warehouse clubs.........................................................   2
                                                                            ---
                                                                            100%
                                                                            ===

  In September 1996, as part of its category management structure, Samsonite formed a separate distribution organization to improve the focus of all sales and distribution efforts in the United States and Canada. The new organization includes all sales organizations, all product warehousing and distribution, sales planning and forecasting, Samsonite's retail stores and Samsonite's Legacy division (which markets luggage products to discount channels). As a result, all relations with customers are focused within one organization.

  The Company has a direct sales force of approximately 100 persons that serves approximately 10,000 stores in the United States. In coordination with its key customers, the Company develops exclusive label product lines, coordinates promotional strategies and establishes merchandise resupply objectives. The Company employs electronic order gathering and fulfillment systems that enhance the Company's level of customer service. Combined with automatic electronic order entry, these systems can increase sales by minimizing stockouts at the retail level, help the retailer reduce inventory holding and purchasing costs, and increase inventory turnover. Over 60% of Samsonite luggage sales in the United States are derived from orders received through this electronic system.

  In the United States, the Company operates 147 retail stores, which makes it one of the largest luggage retailers. Operating its own retail outlets allows the Company to test-market new luggage and to more efficiently reduce excess inventory positions. Additionally, the Company plans to use its retail stores to test-market travel accessories and non-luggage products that it may produce and/or distribute as part of its licensing efforts.

  Europe. The Company distributes its Samsonite brand products in Europe through specialty luggage stores and department stores. Samsonite brand products are generally not distributed through the discount retailers in order to preserve the premium image of the Samsonite brand in Europe. The Company's American Tourister brand has been introduced in Europe to help balance the Company's retail distribution in each of the primary retail channels and is being used to establish a single pan-European brand name in the discount channel.

  The Company services over 11,000 stores in Europe through a direct sales force of approximately 120 persons that transmits orders by computer to a central distribution facility in Belgium. The Company delivers its products to its European retailing customers through a proprietary pan-European distribution network developed at the Company's European headquarters. Orders received electronically from the Company's sales force are processed centrally in Belgium using specialized software created by the Company which deals in the national currency of each of the Company's customers, making it capable of billing customers in their local currency. Its integration with a centralized shipping facility, electronic order entry and preparation of all paperwork necessary for multiple cross-border deliveries permits delivery of products within five days after an order is placed. To complement its direct sales force, the Company also sells to other European markets through distributors and agents located in over 20 countries. Such distributors and agents, as well as those mentioned under "International" below, handle various non-luggage products in addition to the Company's products. In general, they sell the Company's products pursuant to agreements whereby they do not handle luggage other than the Company's products in exchange for the Company's commitment not to deal with other distributors and agents in their territory.

  International. In markets outside the United States and Western Europe, the Company primarily sells its products directly, through agents and distributors, and under license. The Company entered the Japanese market in 1964 through a licensing arrangement with Ace Luggage Company ("Ace"), Japan's principal luggage manufacturing company. Samsonite brand products made by Ace are sold primarily in department stores throughout Japan. Products not sold under license are shipped from the United States, Western Europe or Asia depending upon product type, availability and exchange rate. In some instances, the Company has entered new markets through third party distributors and has acquired these third party distributors as markets have matured. The Company currently has joint ventures in Singapore, India and China. In India and China, the ventures are currently building manufacturing facilities to commence luggage production and distribution of Samsonite luggage in early fiscal 1998. The Company is also in negotiations with Samsonite's current distributor in Argentina to begin a joint venture in Brazil in fiscal 1998.

ADVERTISING AND MARKETING

  The Company commits substantial resources to aggressive brand advertising programs that promote the features, durability and quality of the Company's products and target particular segments of the luggage market based on consumer demographics. In fiscal 1996, the Company spent approximately $46 million worldwide for advertising and approximately $40 million per year on average during the last four years. A 1994 market survey conducted by an independent survey organization engaged by the Company indicated that over 93% and 79% of travelers surveyed in the United States recognized the Samsonite and American Tourister brand names, respectively, compared to less than 15% for the next most recognized luggage brand. This market survey was conducted by asking adults who made at least one overnight trip in the last six months to recognize a brand of luggage when presented with a list of luggage brands. Similar surveys show that recognition of the Samsonite brand name in most major Western European countries ranges from 60% to 80%.

  The Company's marketing and distribution strategy focuses on the broad middle segment of the luggage market. In the United States, the Samsonite brand has historically been positioned as high quality, innovative luggage, targeted at the frequent business traveler; the American Tourister brand has been positioned as quality luggage at an affordable price; and the Lark brand has been positioned as premium luggage targeted at the first and business class travelers. In Europe, the Samsonite brand enjoys more of a premium image than in the United States, and is targeted at the first class and frequent business traveler.

  Reinforcing the Company's marketing strategy, Samsonite brand advertising highlights innovative features and benefits of products that meet the needs of business and frequent travelers. Samsonite advertisements run on television, in news weekly's and in inflight and business publications during key consumer purchase periods throughout the year. The Company also helps its retailing customers coordinate their advertising with the Company's national advertising campaigns.

  The Company's advertising campaign in Europe uses television, print and billboards to promote an image of high quality and style and highlights the newest and most innovative products. The Company was the first luggage company in Europe to use television to advertise and build brand awareness.

  As part of the implementation of its new strategic initiatives, Samsonite plans to expand its presence in the worldwide luggage market from both a consumer and trade standpoint through improved consumer marketing. This marketing program is expected to include more consumer-preferred product styles and feature innovations, more effective global advertising at higher investment levels, strengthened point-of-sale support and better customer service. In connection with its shift to a category-based management structure, for the first time in November 1996, advertising in the United States identified Samsonite, American Tourister and Lark as a family of brands, each offering a version of the EZ CART(TM) upright luggage innovation.

MANUFACTURING AND SOURCING PRODUCTS

  The Company's global sourcing network consists of 13 Company-operated manufacturing facilities and various third-party suppliers located principally in the Far East, Eastern Europe and the Dominican Republic. By operating its own facilities to produce hardside luggage and more complex softside products, the Company is able to control manufacturing quality and reduce lead times and delivery costs. The Company's global sourcing network also enables it to opportunistically source less complex products from countries with low product costs and favorable currency exchange rates. Company-operated manufacturing facilities are located in Belgium, Canada, France, Hungary, Italy, Mexico, Spain and the United States. In fiscal 1996, approximately 63% of the Company's sales revenues were from products manufactured at its own facilities.

  The Company manufactures all of the hardside luggage products that it distributes. Major hardside production facilities are located in Denver, Colorado and Oudenaarde, Belgium, with limited hardside production facilities located in Henin-Beaumont, France. Hardside products are made by molding plastic resins to form a two-piece shell. Handles, locks and other features are attached to the shell and the halves are joined by a hinge. The Company produced approximately 3.9 million units of hardside luggage in fiscal 1996. In fiscal 1996, approximately 46% of the Company's revenues from softside luggage products were from products manufactured at the Company's own facilities. Softside suitcases are made by stretching a synthetic material over a rigid metal or plastic frame. Casual bags are made of the same synthetic materials but do not have rigid frames. The Company produced approximately 3.7 million units of softside luggage in fiscal 1996. The Company employs approximately 6,000 people in the manufacture of hardside and softside luggage.

  The Company sources the remainder of its luggage products primarily from the Far East, Eastern Europe and the Dominican Republic. The Company believes that the significant volume of its softside luggage purchases has enabled it to obtain a reliable supply of high quality, low cost products and prompt order fulfillment. The Company is able to select different third-party suppliers to take advantage of changes in manufacturing, payment terms and shipping costs. The Company does not rely on any single third-party supplier, the loss of which would be material to the Company.

  In September 1996, Samsonite implemented centralized direction and coordination of all sourcing of finished products globally. The Company plans to achieve maximum advantage from its purchasing leverage by aggregating orders from the Company's different locations and by better planning and timing its requirements and purchases. Manufacturing processes and materials and component supply arrangements are factored into new product design or existing product improvements. As a result, products are designed to be manufactured more efficiently.

  The Company has started a major effort to standardize its products around the world. Components also will be standardized to the extent practical without sacrificing product quality and consumer-preferred product attributes. This standardization will reduce product variations across brands and markets, thus simplifying the Company's operations, reducing costs and reducing working capital requirements.

  The Company maintains a rigorous quality control program. Products are designed to assure durability and strength, and a prototype of each new product is put through a series of simulation and stress tests. In the Company's manufacturing facilities and its Asian sourcing office, it uses quality control inspectors, engineers and lab technicians to perform inspection and laboratory testing on raw materials, parts and finished goods.

  In January 1996, the Company initiated a plan to restructure the manufacturing and some administrative functions of its American Tourister division. The restructuring included moving American Tourister's hardside luggage manufacturing operations from Jacksonville, Florida to the Company's Denver facility and consolidating some administrative functions. A provision for the restructuring of $2.4 million was charged to expense during the fourth quarter of fiscal 1996. Annual estimated cost savings from this restructuring are estimated to be $3.3 million. In October 1996, the Company announced a restructuring and consolidation involving its businesses around the world. Major components of the restructuring plan, which is planned to generate savings of $12.7 million when fully implemented in late fiscal 1998, include consolidation of hardside manufacturing to Denver from Canada and Mexico, reduced staffing levels, completion of consolidation of American Tourister, and consolidation of offices and functions in Europe and the Far East. A provision of $10.7 million was charged to expense in the third quarter of fiscal 1997.

COMPETITION

  Competition in the luggage market is highly fragmented with the vast majority of individual competitors having less than 10% of the Company's annual luggage sales. In the United States, the Company competes based on brand name, consumer advertising, product innovation, quality, differentiation, customer service and, to a lesser extent, price. Price is more important at the lower end of the luggage market where fewer differentiating features are offered. The Company believes that no luggage manufacturer, other than itself, has more than 10% of the United States luggage market. In Europe, the Company competes based on its premium image, brand name, product quality, access to established distribution channels and new product offerings. The Company's principal competition in softside luggage in both Europe and the United States markets is private label luggage manufactured in low labor cost countries, principally in Asia. The manufacture of softside luggage is labor intensive but not capital intensive, so that the barriers to entry by additional competitors are relatively low. At the very low end of the market is non-brand name luggage, characterized by non-differentiation of features, low margins and high sales volume.

CUSTOMERS

  Customers include most major department stores in the United States and Europe which carry luggage, most specialty stores featuring luggage products, and many other retailers (mass merchants, discounters and other retailers). Samsonite also sells directly to consumers through its 147 owned retail stores in the United States and and two owned retail stores Europe. The Company is not dependent on any single customer, and no single customer accounts for more than 5% of the Company's sales.

TRADEMARKS AND PATENTS

  Trademarks and patents are important to the Company. The Company is the registered owner of its Samsonite, American Tourister, Lark and other luggage trademarks and has approximately 2,172 trademark registrations in the United States and abroad, as of November 30, 1996. The Company also owns approximately 200 United States patents and approximately 609 patents in selected foreign countries. In addition, the Company has approximately 295 patents pending. The Company pursues a policy of seeking patent protection for each area of invention encompassed by its proprietary products. The Company's patents include American Tourister's Easy Turn(R) wheel system and Samsonite's Piggyback(R), Ultravalet(R) and Oyster(R) luggage. Although some companies have sought to imitate some of the Company's patented products, Samsonite has generally been successful in enforcing its intellectual property rights. See "Risk Factors--Risks Associated with Intellectual Property Rights."

EMPLOYEES AND LABOR RELATIONS

  At October 31, 1996, the Company had approximately 8,000 employees worldwide, with approximately 2,300 employees in the United States and approximately 5,700 employees in other countries. In the United States, approximately 840 employees are members of unions. In Europe, approximately 70% of the Company's 1,960 production employees at its facilities in Belgium, France, Italy and Spain are unionized. The Company believes its employee relations are good.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The Company's directors and executive officers and their ages as of November 30, 1996 are as follows:

 NAME                            AGE POSITION
 ----                            --- --------
                                     President, Chief Executive Officer and
 Richard R. Nicolosi............  49 Director
 Thomas J. Leonard..............  47 President, Samsonite, the Americas
 Luc Van Nevel..................  49 President, Samsonite International
                                     Chief Administrative Officer and
 John P. Murtagh................  47 Secretary
 Thomas R. Sandler..............  49 Chief Financial Officer and Treasurer
                                     Vice President and Managing Director of
 Karlheinz Tretter..............  53 Samsonite Europe
                                     Vice President, Hardside Luggage and
 James E. Barch.................  40 Business Cases
                                     Vice President, Softside Luggage and
 Robert P. Baird, Jr............  35 Casual Bags
 Gary D. Ervick.................  47 President, Samsonite Distributing Company
                                     Vice President, Legal and Assistant
 D. Michael Clayton.............  47 Secretary
 R. Theodore Ammon..............  47 Director
 Bernard Attal..................  32 Director
 Leon D. Black..................  45 Director
 Robert H. Falk.................  58 Director
 Carl C. Icahn..................  60 Director
 Mark H. Rachesky...............  37 Director
 Robert L. Rosen................  50 Director
 Marc J. Rowan..................  34 Director
 Stephen J. Solarz..............  56 Director

  Richard R. Nicolosi. Mr. Nicolosi was appointed President and Chief Executive Officer effective May 15, 1996. From 1994 to 1996, Mr. Nicolosi was Senior Vice President of Scott Paper Company. From 1992 to 1994, Mr. Nicolosi was President of Nicolosi & Associates, a privately owned business consulting firm. From 1969 to 1992, Mr. Nicolosi was employed by Procter & Gamble in various positions, the latest being President, Pulp and Paper Sector, Corporate Group Vice President, as well as a member of the Executive Committee. He is a member of the Advisory Board of Directors of Domino's Pizza, Inc.

  Thomas J. Leonard. Mr. Leonard was appointed to his present position as President, Samsonite, the Americas in May 1995. He served as President, Samsonite North America from January 1994 through May 1995. He joined Samsonite in 1984 as Vice President--Marketing, then became Vice President-- Marketing and Sales in 1985 before becoming Senior Vice President and General Manager of Samsonite U.S.A. in June 1987. He was appointed as President, Samsonite U.S.A. in July 1989. Prior to 1984, Mr. Leonard held sales and marketing management positions for nine years with Wilson Sporting Goods and sales management positions for four years with Procter & Gamble.

  Luc Van Nevel. Mr. Van Nevel was appointed to his present position as President, Samsonite International in June 1994. Since 1984, he has held the additional position of Managing Director of Samsonite Europe N.V., a wholly owned subsidiary of Samsonite. He was appointed as President, Samsonite Europe in July 1989. He joined Samsonite Europe N.V. in 1975 as its Manager, Financial Planning and progressed to the position of Controller of Samsonite Europe N.V. Mr. Van Nevel worked in audit positions with Touche Ross & Co. in Europe for five years before joining Samsonite.

  John P. Murtagh. Mr. Murtagh joined Samsonite in August 1996 as Vice President, Chief Administrative Officer and Secretary of the Company. He was most recently Senior Vice President, General Counsel and

Secretary of Scott Paper Company from June 1994 through December 1995. Prior to June 1994, he worked at International Paper as Director of Recycling programs in 1993 and 1994, and as Senior Counsel prior to 1993.

  Thomas R. Sandler. Mr. Sandler was appointed Chief Financial Officer and Treasurer in July 1995. Mr. Sandler had been appointed Chief Financial Officer of the Company's former wholly owned subsidiary, Samsonite, on May 1, 1995. From July 1, 1994, he served as managing partner of the Denver office of BDO Seidman, an international public accounting firm. Prior to joining BDO Seidman, Mr. Sandler was an audit and consulting partner in the international public accounting firm of KPMG Peat Marwick LLP, specializing in corporate restructurings.

  Karlheinz Tretter. Mr. Tretter was appointed Vice President and Managing Director of Samsonite Europe in May 1994. Since 1990, Mr. Tretter has served as Vice President of Marketing and/or Sales for Samsonite Europe.

  James E. Barch. Mr. Barch was appointed Vice President and General Manager of Hardside Luggage/Business Cases in August 1996. Mr. Barch was Vice President, General Manager of Bath and Facial Tissue at Scott Paper Company from 1994 to 1996. Prior to Scott Paper he was with Church & Dwight as Vice President of Marketing and Vice President, General Manager of Personal Care Products. He spent more than 17 years at Procter & Gamble in various positions including as marketing manager for Procter & Gamble's hair care and skin care products.

  Robert P. Baird, Jr. Mr. Baird was appointed to his present position as Vice President and General Manager of Softside Luggage and Casual Bags in September 1996. Mr. Baird was responsible for marketing Cadillac Seville and Eldorado for General Motors during 1996. From 1993 to 1995, Mr. Baird was employed by Scott Paper in various positions, the latest being General Manager, Wet Wipes division. Mr. Baird has also held leadership positions with Bristol-Myers Squibb and Procter & Gamble.

  Gary D. Ervick. Mr. Ervick was appointed President of the Samsonite Distributing Company in September 1996. Mr. Ervick was President of American Tourister from June 1995 until September 1996. From 1990 through 1995, he was Vice President of Sales for the Chiquita Banana Company and prior to 1990 spent more than 15 years in various positions at Procter & Gamble.

  D. Michael Clayton. Mr. Clayton has been General Counsel since the Company was merged with its former Samsonite subsidiary on July 14, 1995. Effective that date, he was also elected as Vice President-Legal and Assistant Secretary of the Company. For its former Samsonite subsidiary, he served as General Counsel and Secretary from May 1985, and as its Vice President-Legal since July 1989. He joined Samsonite in 1974.

  R. Theodore Ammon. Mr. Ammon was a general partner of Kohlberg Kravis Roberts & Company (a New York and San Francisco-based investment firm) from 1990 to 1992, and an executive of such firm prior to 1990. Since 1992, Mr. Ammon has been a private investor. Mr. Ammon is also a member of the Board of Directors of Host Marriott Corporation, Foodbrands America, Inc., and Culligan. In addition, Mr. Ammon serves on the Board of Directors of the New York YMCA and on the Board of Trustees of Bucknell University. Mr. Ammon has been Chairman of the Board and Chief Executive Officer of Big Flower Press Holdings, Inc. since 1993.

  Bernard Attal. Mr Attal has been a director of the Company since March 28, 1996, when the Board of Directors elected him to the Board. Mr. Attal is President of Heights Advisors, which acts as a financial advisor and a representative for certain European institutional investors with respect to their investments in the United States. From 1992 to 1995, Mr. Attal was a Vice President at Credit Lyonnaise Securities. Prior to 1992, Mr. Attal was Chief Financial Officer of Altus Patrimoine & Gestion, a money management firm. Mr. Attal is also a director of New California Life Holdings, Inc.

  Leon D. Black. Mr. Black is one of the founding principals of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of Apollo Investment Fund, L.P., AIF II, L.P. and Apollo Investment Fund III, L.P., private securities investment funds, and of Lion Advisors, L.P., which acts as financial advisor to and representative for certain institutional investors with respect to securities investments, and of Apollo Real Estate Advisors, L.P., which serves as managing general partner of Apollo Real Estate Investment Fund, L.P., a private real estate oriented investment fund. Mr. Black is also a director of Big Flower Press, Inc., Converse, Inc., Furniture Brands International, Inc., Gillett Holdings, Inc., Telemundo Group, Inc. and Culligan.

  Robert H. Falk. Mr. Falk has been an officer since April 1992 of Apollo Capital Management, Inc. and Lion Capital Management, Inc., which respectively act as general partners of Apollo Advisors, L.P. and Lion Advisors, L.P. Mr. Falk is a limited partner of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of Apollo Investment Fund, L.P., AIF II, L.P. and Apollo Investment Fund III, L.P., private securities investment funds, and a limited partner of Lion Advisors, L.P., which acts as financial advisor to and representative for certain institutional investors with respect to securities investments. Prior to 1992, Mr. Falk was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Falk is also a director of Converse, Inc., Culligan, the Florsheim Shoe Company, Inc. and Salant Corporation.

  Carl C. Icahn. Mr. Icahn is, and for more than five years has been, Chief Executive Officer and Chairman of the Board of Directors of Starfire Holding Corporation, which he owns, and various of its affiliated corporations, including ACF Industries, Incorporated and, since November 1990, the General Partner of American Real Estate Partners, L.P. For more than five years prior to January 8, 1993, Mr. Icahn was Chairman and Chief Executive Officer of Trans World Airlines, Inc., an international air carrier. In January 1992, the airline filed for reorganization under Chapter 11 of the United States Bankruptcy Code and was reorganized in 1993. Mr. Icahn is a director of Cadus Pharmaceutical Corporation. ACF Industries is a manufacturer of tank and covered hopper cars and engages in the leasing and management of such cars. Mr. Icahn has, directly and through his controlled companies, been an investor in equity and debt securities of third party issuers, in certain instances seeking control of such issuers.

  Mark H. Rachesky, M.D. Dr. Rachesky has been a director of the Company since 1993. Dr. Rachesky is the founder of MHR Capital Partners LP, an investment fund targeted toward individual investors which invests in distressed securities, and is currently forming similar investment funds for institutional investors and off-shore investors. Dr. Rachesky is the principal owner and manager of MHR Advisors LLC and MHR Management Company LLC, the general partner and investment manager, respectively, of MHR Capital Partners LP. From February 1, 1990 through June 11, 1996, Dr. Rachesky was employed by Starfire Holding Corporation, a holding company for Carl C. Icahn's investments, where he served as senior investment advisor and, for the last three years, as sole Managing Director, and, in such capacity, acted as Mr. Icahn's chief investment advisor. Dr. Rachesky has served as a director of Culligan since September 1995 and of Cadus Pharmaceutical Corporation since August 1993. From June 1987 to January 1990, Dr. Rachesky was employed by an affiliate of the Robert M. Bass Group, where he was involved in financing and investing activities.

  Robert L. Rosen. Mr. Rosen is Managing General Partner of RLR Partners, L.P., a private investment partnership founded in April 1987. Since 1987, Mr. Rosen has been Chairman of the Board and Chief Executive Officer of Damon Corporation and its predecessor which operates one of the leading clinical laboratory testing networks in the United States. Damon Corporation was acquired by Corning, Inc. on August 4, 1993. Since 1993, Mr. Rosen has been a director of the Municipal Advantage Fund, Inc., Municipal Partners Fund, Inc., Municipal Partners Fund II, Inc. and the Spring Mountain Group. Mr. Rosen is also a director of Culligan.

  Marc J. Rowan. Mr. Rowan is one of the founding principals of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of Apollo Investment Fund, L.P., AIF II, L.P. and Apollo Investment Fund III, L.P., private securities investment funds, and of Lion Advisors, L.P., which acts as financial advisor to and representative for certain institutional investors with respect to securities investment. Mr. Rowan is also a director of Culligan, Farley, Inc., Gillett Holdings, Inc., New World Communications Group, Inc. and Furniture Brands International, Inc.

  Stephen J. Solarz. Mr. Solarz was elected, in 1974, to the House of Representatives from Brooklyn's 13th Congressional District and was re-elected eight times. In the House of Representatives, he served on four committees: Foreign Affairs, Merchant Marine and Fisheries, Intelligence, and the Joint Economic Committee. Mr. Solarz ranked fourth in seniority on the House Foreign Affairs Committee, where he chaired the Subcommittee on Asian and Pacific Affairs. Since his departure from the House of Representatives, Mr. Solarz has been: Senior Counselor at APCO Associates, an international public affairs firm; President of Solarz and Associates, a global consulting firm; Chairman of the Central Asian American Enterprise Fund; Vice Chairman of the International Crisis Group; a Distinguished Fellow at the Carnegie Endowment for International Peace; Professor of International Affairs at George Washington University; a Member of the Board of Directors of the Brandeis University Board of Trustees as well as the National Endowment for Democracy and National Democratic Institute, and a member of the Council on Foreign Relations and the International Rescue Committee. Mr. Solarz is a director of Culligan, First Philippine Fund and Geophone.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information about persons known to the Company to be the beneficial owner of more than 5% of the Common Stock, and about the beneficial ownership of the Common Stock held by each of the Company's directors and executive officers and all of the Company's directors and executive officers as a group, as of November 30, 1996. The table also sets forth the beneficial ownership of the Selling Stockholders, after giving effect to the Offerings. Except as otherwise indicated, to the knowledge of the Company, the persons identified below have sole voting power and sole investment power with respect to the shares they beneficially own.

                         BENEFICIAL OWNERSHIP                 BENEFICIAL OWNERSHIP
                            OF COMMON STOCK                      OF COMMON STOCK
                         BEFORE THE OFFERINGS                  AFTER THE OFFERINGS
                         --------------------------  SHARES   --------------------------
          NAME             NUMBER         PERCENT    OFFERED    NUMBER         PERCENT
          ----           ------------    ---------- --------- ------------    ----------
Apollo Investment Fund,
 L.P.
 c/o Apollo Advisors,
 L.P.
 2 Manhattan Road
 Purchase, New York
 10577
and
Lion Advisors, L.P......    7,334,859(1)     45.78%       --     7,334,859        36.70%
 1301 Avenue of the
 Americas, 38th Floor
 New York, New York
 10019
Carl C. Icahn...........    3,451,803(2)     21.54% 3,138,003      313,800         1.57%
 c/o Icahn Associates
 Corp.
 114 W. 47th Street,
 19th Floor
 New York, New York
 10036
Steven J. Green.........    2,743,118(3)     15.35% 1,685,153      168,515(4)         *
 7964 Fisher Island
 Drive
 Fisher Island, Florida
 33109
Leon G. Cooperman.......    1,136,412(5)      7.09%       --     1,136,412         5.69%
 c/o Omega Advisors,
 Inc.
 Wall Street Plaza, 31st
 Floor
 88 Pine Street
 New York, New York
 10005
Richard R. Nicolosi.....      263,290(6)      1.64%       --       263,290         1.32%
 c/o Samsonite
 Corporation
 11200 East 45th Avenue
 Denver, Colorado 80239
Mark H. Rachesky........       75,057            *        --        75,057            *
 Mark Capital Partners
 335 Madison Avenue,
 26th Floor
 New York, New York
 10017
John P. Murtagh.........       65,500(7)         *        --        65,500            *
 c/o Samsonite
 Corporation
 11200 East 45th Avenue
 Denver, Colorado 80239
James E. Barch..........       34,333(8)         *        --        34,333            *
 c/o Samsonite
  Corporation
 11200 East 45th Avenue
 Denver, Colorado 80239

                        BENEFICIAL OWNERSHIP               BENEFICIAL OWNERSHIP
                          OF COMMON STOCK                    OF COMMON STOCK
                        BEFORE THE OFFERINGS               AFTER THE OFFERINGS
                        -------------------------- SHARES  ----------------------
         NAME            NUMBER          PERCENT   OFFERED  NUMBER      PERCENT
         ----           -----------     ---------- ------- ----------- ----------
Robert P. Baird, Jr....      33,833(8)           *   --         33,833          *
 c/o Samsonite
  Corporation
 11200 East 45th Avenue
 Denver, Colorado 80239
Karlheinz Tretter......      24,556(9)           *   --         24,556          *
 c/o Samsonite Europe
  N.V.
 Westerring 17
 B-9700 Oudenaarde,
  Belgium
Thomas R. Sandler......      23,011(9)           *   --         23,011          *
 c/o Samsonite
  Corporation
 11200 East 45th Avenue
 Denver, Colorado 80239
Thomas J. Leonard......      19,724(9)           *   --         19,724          *
 c/o Samsonite
  Corporation
 11200 East 45th Avenue
 Denver, Colorado 80239
Luc Van Nevel..........      19,724(9)           *   --         19,724          *
 c/o Samsonite Europe
  N.V.
 Westerring 17
 B-9700 Oudenaarde,
  Belgium
Gary D. Ervick.........      17,192(10)          *   --         17,192          *
 c/o Samsonite
  Corporation
 11200 East 45th Avenue
 Denver, Colorado 80239
D. Michael Clayton.....       1,916(9)           *   --          1,916          *
 c/o Samsonite
  Corporation
 11200 East 45th Avenue
 Denver, Colorado 80239
Bernard Attal..........         171              *   --            171          *
 c/o Credit Lyonnais
 1301 Sixth Ave., 38th
  Floor
 New York, New York
  10022
R. Theodore Ammon......          57              *   --             57          *
 Big Flower Press
  Holdings, Inc.
 3 E. 54th Street, 19th
  Floor
 New York, New York
  10022
Leon D. Black..........          57(11)          *   --             57          *
 1301 Avenue of the
  Americas, 38th Floor
 New York, New York
  10019
Robert H. Falk.........          57(11)          *   --             57          *
 1301 Avenue of the
  Americas, 38th Floor
 New York, New York
  10019

                        BENEFICIAL OWNERSHIP                BENEFICIAL OWNERSHIP
                           OF COMMON STOCK                     OF COMMON STOCK
                        BEFORE THE OFFERINGS                 AFTER THE OFFERINGS
                        --------------------------  SHARES  ----------------------
         NAME             NUMBER         PERCENT    OFFERED   NUMBER     PERCENT
         ----           -----------     ----------  ------- ----------- ----------
Robert L. Rosen........          57             *     --             57         *
 RLR Partners, L.P.
 825 Third Avenue, 40th
  Floor
 New York, New York
  10022
Marc Rowan.............          57(11)         *     --             57         *
 1301 Avenue of the
  Americas, 38th Floor
 New York, New York
  10019
All Directors and
 Executive Officers as
 a group...............     578,593(12)      3.56%    --        578,593      2.86%

--------
* Less than 1.0%
 (1) Includes 3,668,163 shares held by Apollo Investments and 3,666,696 shares beneficially held by Lion Advisors, L.P. ("Lion") on behalf of an investment account under management over which Lion has exclusive investment, voting and dispositive power. Lion is affiliated with Apollo, the general partner of Apollo Investments.

 (2) Includes shares held by Chelonian Corp. (14,964 shares), Valise Limited Partnership (3,186,146 shares) and High River Limited Partnership (250,693 shares), each of which corporations is controlled by Mr. Icahn. Mr. Icahn has advised the Company that this will not be construed as an admission that Mr. Icahn is the beneficial owner of any securities held of record by such corporations.

 (3) Includes presently exercisable options to purchase 1,853,668 shares of Common Stock held by Mr. Green. Mr. Green's employment with the Company ceased effective May 15, 1996, and he resigned from the Board of Directors and its committees effective May 21, 1996.

 (4) In connection with the Offerings, Mr. Green will exercise outstanding options to purchase 1,853,668 shares of Common Stock for an aggregate exercise price of approximately $44.0 million. The exercise price will be paid by Mr. Green tendering to the Company 889,450 shares of Common Stock owned by Mr. Green and approximately $10.6 million in cash (assuming an offering price of $37.50 per share). Accordingly, after giving effect to the Offerings, the number of outstanding shares of Common Stock will increase by the sum of 3,000,000 (the number of shares being issued and sold by the Company in the Offerings) and 964,218 (the net increase in the number of shares held by Mr. Green after exercise of the stock options described above).

 (5) Includes shares purchased by Omega Capital Partners (378,812 shares), Omega Institutional Partners, L.P. (355,700 shares), Omega Overseas Partners Ltd. (159,800 shares), Omega Overseas Partners II, Ltd. (12,000 shares), Omega Equity Partners, L.P. (28,300 shares) and Omega Advisors, Inc. (201,800 shares), each of which entities is controlled by Mr. Cooperman.

 (6) Includes 60,000 shares of restricted Common Stock issued to Mr. Nicolosi in connection with his employment arrangement. Does not include options to purchase an aggregate of 425,532 shares of Common Stock granted to Mr. Nicolosi in connection with his employment arrangements.

 (7) Includes presently exercisable options to purchase 50,000 shares of Common Stock.

 (8) Includes presently exercisable options to purchase 33,333 shares of Common Stock.

 (9) Beneficial ownership represents presently exercisable options or options exercisable within 60 days.

(10) Includes presently exercisable options to purchase 15,912 shares of Common Stock.

(11) Includes shares issued under the Directors Stock Plan. Does not include shares held by Apollo or Lion. Each of Messrs. Falk and Rowan, directors of the Company, together with Mr. Black, a director of the Company, who is also a director of Apollo Capital Management, Inc., the general partner of Apollo Advisors, L.P., and of Lion Capital Management, Inc., the general partner of Lion, disclaims beneficial ownership of the securities held by Apollo and Lion.

(12) Excludes shares listed above for Apollo, Lion and Carl C. Icahn. If such shares were included, the aggregate number of shares beneficially owned by all directors and executive officers as a group would be 11,365,255, representing 69.97% before the Offerings and 8,227,252 shares representing 40.71% after the Offerings.

                         DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

  The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, par value $.01 per share, and 2,000,000 shares of preferred stock par value $.01 per share (the "Preferred Stock"). As of the date hereof, there are 16,022,463 shares of Common Stock issued and outstanding. The following description of the capital stock of the Company and of certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Charter") and the Company's Restated By-Laws (the "By-Laws") is a summary of the principal terms thereof. Reference is hereby made to the full text of the Charter and By-Laws, copies of which are filed as exhibits to the Company's Annual Report on Form 10-K for the fiscal year January 31, 1996, incorporated by reference herein.

COMMON STOCK

  The holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may from time to time be declared by the Board of Directors out of funds legally available therefor. See "Divided Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock would be entitled to share ratably in all assets of the Company available for distribution to holders of Common Stock remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities, and there are no redemption provisions with respect to such shares. All of the outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

  The Board of Directors has the authority to issue the Preferred Stock in one or more classes or series and to fix the designations, powers, preferences and rights of the shares of each such class or series, including dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences and the number of shares constituting each such class or series, without any further vote or action by the stockholders. The Company has not issued, and has no present plans to issue, any shares of the Preferred Stock.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is The First National Bank of Boston.

CERTAIN CHARTER AND BY-LAWS PROVISIONS

  The Charter and the By-Laws contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise.

  CLASSIFIED BOARD OF DIRECTORS AND RELATED PROVISIONS. The Charter provides that the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, which shall be as nearly equal in number as possible. Class I directors, who will serve for a term ending with the annual meeting of stockholders to be held in 1999, currently consist of three directors, Class II directors, who will serve for a term ending with the annual meeting of stockholders to be held in 1997, consist of three directors and Class III directors, who will serve for a term ending with the annual meeting of stockholders to be held in 1998, consist of four directors. A director may be removed by the stockholders, but only for cause, and only by the affirmative vote of the holders, voting as a single class of a majority of the total number of votes entitled to be cast by all holders voting stock (which shall include the Common Stock and any class or series of Preferred Stock which by its terms may be voted on all matters submitted to stockholders of the Company generally).

  The purpose of a classified board is to promote conditions of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors, by guaranteeing that in the ordinary course at least two-thirds of the directors will at all times have had at least one year's experience as directors of the Company. However, for similar reasons, a classified board may deter certain mergers, tender offers or other takeover attempts which some or a majority of the holders of the Company's stock may deem to be in their best interest, since it would take two annual meetings of stockholders to elect a majority of the Board of Directors. Similarly, a classified board structure would delay stockholders who do not like the policies of the Board of Directors from removing a majority of the Board of Directors at a single annual meeting.

  ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER PROPOSALS. The By-Laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual meeting of stockholders of the Company (the "Stockholder Notice Procedure").

  The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of the Company's Board, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Stockholder Notice Procedure provides that at an annual meeting, only such business may be conducted as has been specified in the notice of the meeting given by or at the direction of the Board of Directors (or any duly authorized committee thereof) or brought before the meeting by, or at the direction of, the Board of Directors (or any duly authorized committee thereof) or by a stockholder who has given timely written notice to be Secretary of the Company of such stockholder's intention to bring such business before such meeting.

  Under the Stockholder Notice Procedure, for notice of stockholder nominations to be made or business to be conducted at an annual meeting to be timely, such notice must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting, in the event that the date of the annual meeting is advanced by more than thirty days or delayed by more than sixty days from such anniversary date, notice must be delivered by the stockholder to the Company not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the sixtieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Under the Stockholder Notice Procedure, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by the Company not earlier than the ninetieth day prior to such meeting and not later than the close of business on the later of the sixtieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting.

  In addition, under the Stockholder Notice Procedure, a stockholder's notice to the Company proposing to nominate a person for election as a director or conduct certain business at an annual meeting must contain certain specified information. If the Board of Directors determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

STATUTORY PROVISIONS

  Section 203 of the Delaware General Corporation Law (the "DCL") prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired shares, (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting. A Delaware corporation, pursuant to a provision in its certificate of incorporation or by-laws, may elect not to be governed by Section 203 of the DCL in which case such election becomes effective one year after its adoption. In the Charter, the Company has elected not to be governed by Section 203 of the DCL.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offerings, the Company will have 19,986,681 shares of Common Stock outstanding (or 20,286,681 shares if the Underwriters' over allotment options are exercised in full) all of which will be freely tradeable without restriction or further registration under the Securities Act, except for any shares held or purchased by an "affiliate" of the Company as that term is defined in Rule 144 ("Rule 144") under the Securities Act (an "Affiliate"). Any shares purchased in the Offerings or otherwise held by an Affiliate of the Company may not be resold except pursuant to an effective registration statement filed by the Company or an applicable exemption from registration, including an exemption under Rule 144.

  In general, under Rule 144 as currently in effect, an Affiliate of the Company is entitled to sell, within any three-month period, a number of shares of Common Stock that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 199,867 shares immediately after the Offerings) or the average weekly trading volume in the Company's Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain restrictions on the manner of sale, notice requirements, and the availability of current public information about the Company.

  Subject to certain exceptions, Apollo (which owns approximately 7.3 million outstanding shares of Common Stock) has agreed with the Underwriters not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for or warrants, options or rights to acquire, Common Stock, directly or indirectly,
for a period of    days after the date of this Prospectus without the prior
written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the Underwriters. In addition, the Company will agree not to effect a registration, without the prior consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the Underwriters, with respect to the sale of any shares of Common Stock by any stockholder of the Company (other than a
registration on Form S-8) for a period of    days after the date of this
Prospectus.

  The Company has filed with the Commission a registration statement on Form S-8 with respect to an aggregate of approximately 3,346,700 shares of Common Stock issuable or reserved for issuance upon exercise of stock options. In addition, the Company intends to file shortly with the Commission a registration statement on Form S-8 with respect to an additional 1,700,000 shares of Common Stock issuable in connection with employee and director benefit plans.

  No prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares of Common Stock for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of the Company's Common Stock in the public market could adversely affect prevailing market prices of the Company's Common Stock.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in a U.S. purchase agreement (the "U.S. Purchase Agreement") among the Company, each of the Selling Stockholders and each of the underwriters named below (the "U.S. Underwriters"), and concurrently with the sale of 1,564,631 shares of Common Stock to the International Managers (as defined below), the Company and the Selling Stockholders have agreed to sell to each of the U.S. Underwriters, and each of the U.S. Underwriters has severally agreed to purchase from the Company and the Selling Stockholders, the aggregate number of shares of Common Stock set forth opposite its name below:

                                                                        NUMBER
        U.S. UNDERWRITER                                               OF SHARES
        ----------------                                               ---------
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.............................................
   Bear, Stearns & Co. Inc. .........................................
   Donaldson, Lufkin & Jenrette Securities Corporation...............
   Goldman, Sachs & Co. .............................................
   Lehman Brothers Inc. .............................................
   Morgan Stanley & Co. Incorporated.................................
   PaineWebber Incorporated..........................................
   Smith Barney Inc. ................................................
                                                                       ---------
        Total........................................................  6,258,525
                                                                       =========

  The Company and the Selling Stockholders also have entered into a purchase agreement (the "International Purchase Agreement") with certain underwriters outside the United States and Canada (collectively, the "International Managers" and, together with the U.S. Underwriters, the "Underwriters"). Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently with the sale of 6,258,525 shares of Common Stock to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, the Company and the Selling Stockholders have agreed to sell to the International Managers, and each of the International Managers has severally agreed to purchase from the Company and the Selling Stockholders, an aggregate of 1,564,631 shares of Common Stock. The public offering price per share of Common Stock and the underwriting discount per share of Common Stock will be identical under the U.S. Purchase Agreement and the International Purchase Agreement. The respective percentages of the Common Stock to be sold by each of the Company and the Selling Stockholders will be identical in the U.S. Offering and the International Offering.

  In the U.S. Purchase Agreement and the International Purchase Agreement, the several U.S. Underwriters and the several International Managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such Purchase Agreement if any such shares of Common Stock being sold pursuant to each such Purchase Agreement are purchased. Under certain circumstances, the commitments of non-defaulting U.S. Underwriters or International Managers (as the case may be) may be increased. The sale of shares of Common Stock to the U.S. Underwriters is conditioned upon the sale of shares of Common Stock to the International Managers and vice versa.

  The U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the Underwriters are permitted to sell shares of Common Stock to each other for purposes of resale at the public offering price set forth on the cover page of this Prospectus, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to U.S. persons or Canadian persons or to persons they believe intend to resell to U.S. persons or Canadian persons, except, in each case, for transactions pursuant to the Intersyndicate Agreement.

  The U.S. Underwriters have advised the Company and the Selling Stockholders that the U.S. Underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not
in excess of $   per share of Common Stock on sales to certain other dealers.
The U.S. Underwriters may allow, and such dealers may reallow, a discount not
in excess of $   per share of Common Stock on sales to certain other dealers.
After the public offering of Common Stock pursuant to this Prospectus, the public offering price, concession and discount may be changed.

  The Company, the Selling Stockholders and Apollo have agreed, subject to certain exceptions, not to sell or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, without the prior written consent of Merrill Lynch, Pierce, Fenner &
Smith Incorporated on behalf of the Underwriters, for a period of    days
after the date of this Prospectus.

  The Company and the Selling Stockholders have granted an option to the U.S. Underwriters, exercisable within 30 days after the date of this Prospectus, to purchase up to an aggregate of 625,852 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The U.S. Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the U.S. Underwriters exercise this option, each U.S. Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such U.S. Underwriter's initial amount reflected in the foregoing table. The Company and the Selling Stockholders also have granted an option to the International Managers, exercisable within 30 days after the date of this Prospectus, to purchase up to an aggregate of 156,463 additional shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters.

  The public offering price of the Common Stock in the Offerings will be determined through negotiations among the Company, the Selling Stockholders and the Underwriters. Among the factors considered in determining the public offering price of the Common Stock in the Offerings, in addition to prevailing market conditions, and the current market price of the Common Stock, are price-earnings ratios of publicly traded companies that the Underwriters believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, and assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to those of the Company. There can be no assurance that the Common Stock will trade in the public market subsequent to the Offerings at or above the public offering price set forth on the cover of this Prospectus.

  The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof. The Company has agreed to indemnify the Selling Stockholders, under certain circumstances, in respect of payments made by them pursuant to these agreements.

                                 LEGAL MATTERS

  Certain legal matters with respect to the Common Stock have been passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for the Underwriters by Akin, Gump, Strauss, Hauer & Feld, L.L.P. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time represented certain of the Underwriters in connection with unrelated legal matters. Akin, Gump, Strauss, Hauer & Feld, L.L.P. represents Apollo Advisers, L.P. and certain of its affiliates in connection with unrelated legal matters.

                                    EXPERTS

  The consolidated financial statements of the Company as of January 31, 1996 and 1995, and for the years ended January 31, 1996 and 1995, for the seven months ended January 31, 1994, and for the five months ended June 30, 1993, have been included and incorporated by reference herein and in the Registration Statement on Form S-3 of which this Prospectus is a part (the "Registration Statement"), and the related financial statement schedule has been incorporated by reference herein and in the Registration Statement, in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, included or incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG Peat Marwick LLP contain an explanatory paragraph that states that Astrum was required to establish a new basis of accounting and adjust the recorded amounts of assets and liabilities to their fair market values at June 30, 1993. The Company's consolidated financial statements include the continuing impact of the recapitalization. As a result, the consolidated financial statements for periods subsequent to June 30, 1993 are presented on a different cost basis than for prior periods and, therefore, are not comparable.

                            ADDITIONAL INFORMATION

  The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Commission. The Company has furnished and intends to furnish reports to its stockholders, which will include consolidated financial statements audited by its independent accountants, and such other reports as it may determine to furnish or as required by law, including Sections 13(a) and 15(d) of the Exchange Act. Reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

  The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act, with respect to the shares of Common Stock being offered in the Offerings. This Prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or to a document incorporated by reference herein, reference is made to such exhibit or document for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  The Registration Statement and the exhibits and schedules thereto filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Regional Offices of the Commission at Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York, 10048. Copies of such information can be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
CONSOLIDATED FINANCIAL STATEMENTS
Independent Auditors' Report............................................. F-2
Consolidated Balance Sheets as of October 31, 1996 (unaudited), January
 31, 1996 and
 January 31, 1995........................................................ F-3
Consolidated Statements of Operations for the nine months ended October
 31, 1996 and 1995 (unaudited), for the years ended January 31, 1996 and
 1995, for the seven months ended January 31, 1994, and for the five months ended June 30, 1993.............................................. F-4
Consolidated Statements of Stockholders' Equity.......................... F-5
Consolidated Statements of Cash Flows for the nine months ended October
 31, 1996 and 1995 (unaudited), for the years ended January 31, 1996 and
 1995, for the seven months ended January 31, 1994, and for the five months ended June 30, 1993.............................................. F-6
Notes to Consolidated Financial Statements............................... F-8

                         INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS
SAMSONITE CORPORATION AND SUBSIDIARIES:

  We have audited the accompanying consolidated balance sheets of Samsonite Corporation (formerly Astrum International Corp.) and Subsidiaries as of January 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended January 31, 1996 and 1995, for the seven months ended January 31, 1994, and for the five months ended June 30, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Samsonite Corporation and Subsidiaries as of January 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for the years ended January 31, 1996 and 1995 and the seven months ended January 31, 1994, in conformity with generally accepted accounting principles; and the consolidated results of operations and cash flows of E-II Holdings, Inc., a wholly owned subsidiary of McGregor Acquisition Corp. and Subsidiaries for the five months ended June 30, 1993, in conformity with generally accepted accounting principles.

  As discussed in Note 9 to the consolidated financial statements, effective June 30, 1993, Astrum International Corp. was required to adopt "fresh-start" reporting principles in accordance with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. As a result, the consolidated financial statements for the period subsequent to the adoption of fresh-start reporting are presented on a different cost basis than that for prior periods and, therefore, are not comparable.

                                          KPMG Peat Marwick LLP

Denver, Colorado
March 19, 1996

                     SAMSONITE CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                 OCTOBER 31, 1996 AND JANUARY 31, 1996 AND 1995
                                 (IN THOUSANDS)

                                                      REORGANIZED COMPANY
                                                 ------------------------------
                                                                JANUARY 31,
                                                 OCTOBER 31, ------------------
                                                    1996       1996      1995
                                                 ----------- --------  --------
                                                 (UNAUDITED)
                    ASSETS
Current assets:
  Cash and cash equivalents....................   $  3,145   $ 15,179  $ 49,814
  Trade receivables, net of allowances for
   doubtful accounts of $9,636, $8,152 and
   $6,888 (note 8).............................     98,186     73,513    63,835
  Notes and other receivables..................     10,163     17,711    20,042
  Inventories (notes 4 and 8)..................    139,138    115,736   106,009
  Deferred income tax assets (note 11).........     32,941     38,760    58,120
  Prepaid expenses and other current assets....     14,349     15,990    15,370
  Assets held for sale.........................      9,246      9,455     9,583
  Net assets of discontinued operations (note
   2)..........................................        --         --    169,187
                                                  --------   --------  --------
    Total current assets.......................    307,168    286,344   491,960
Investments in affiliates......................      1,236        --        620
Property, plant and equipment, net (notes 5 and
 8)............................................    138,170    140,912   137,686
Intangible assets, less accumulated
 amortization of $200,834, $171,278 and
 $107,402 (note 6).............................    129,874    159,492   222,982
Other assets and long-term receivables, net of
 allowances for doubtful accounts of $5,555,
 $10,104 and $9,698 (note 11)..................     22,056     34,695    12,752
                                                  --------   --------  --------
                                                  $598,504   $621,443  $866,000
                                                  ========   ========  ========
     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt (notes 7 and 8)..............   $  7,329   $ 23,487  $ 36,369
  Current installments of long-term obligations
   (note 8)....................................     19,475     16,306   109,745
  Accounts payable.............................     39,280     33,520    32,684
  Accrued interest expense.....................      7,339      1,742     8,657
  Accrued compensation and employee benefits...     22,383     19,619    19,546
  Other accrued expenses (note 14).............     88,798     92,151    88,545
                                                  --------   --------  --------
    Total current liabilities..................    184,604    186,825   295,546
Long-term obligations, less current
 installments (notes 7 and 8)..................    273,167    294,653   307,430
Deferred income tax liabilities (note 11)......     36,784     33,038    41,128
Other noncurrent liabilities (notes 12, 14 and
 19)...........................................     79,330     79,672    70,666
Minority interests.............................      3,795      2,139     2,758
                                                  --------   --------  --------
    Total liabilities..........................   $577,680   $596,327  $717,528
                                                  --------   --------  --------
Stockholders' equity (note 8):
  Preferred stock..............................        --         --        --
  Common stock.................................        160        159       155
  Additional paid-in capital...................    264,584    261,842   312,989
  Accumulated deficit..........................   (238,160)  (224,547) (163,100)
  Foreign currency translation equity
   adjustment..................................     (4,916)    (2,338)   (1,572)
  Note receivable from officer (note 10).......       (844)   (10,000)      --
                                                  --------   --------  --------
    Total stockholders' equity.................     20,824     25,116   148,472
                                                  --------   --------  --------
Commitments and contingencies (notes 8, 9, 10,
 12, 14 and 19)................................   $598,504   $621,443  $866,000
                                                  ========   ========  ========

          See accompanying notes to consolidated financial statements.

                     SAMSONITE CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                   PREDECESSOR
                                           REORGANIZED COMPANY                       COMPANY
                          -------------------------------------------------------- -----------
                                                                          SEVEN       FIVE
                             NINE MONTHS ENDED        YEAR ENDED         MONTHS      MONTHS
                                OCTOBER 31,          JANUARY 31,          ENDED       ENDED
                          ----------------------- -------------------  JANUARY 31,  JUNE 30,
                             1996        1995       1996      1995        1994        1993
                          ----------- ----------- --------  ---------  ----------- -----------
                          (UNAUDITED) (UNAUDITED)
Net sales...............   $553,124    $505,707   $675,209  $ 635,452   $331,100    $192,519
Cost of goods sold......    335,363     307,458    414,691    373,967    196,777     113,032
                           --------    --------   --------  ---------   --------    --------
  Gross profit..........    217,761     198,249    260,518    261,485    134,323      79,487
Selling, general and
 administrative
 expenses...............    174,140     153,197    203,701    197,716     97,480      66,094
Amortization of
 intangible assets......     29,622      47,863     63,824     67,189     39,924         206
Provision for
 restructuring
 operations (notes 16
 and 19)................     10,670         --       2,369        --         --          --
                           --------    --------   --------  ---------   --------    --------
  Operating income
   (loss)...............      3,329      (2,811)    (9,376)    (3,420)    (3,081)     13,187
Other income (expense):
 Interest income........      1,172       4,058      4,709      2,909      4,342         --
 Interest expense and
  amortization of
  premium and issue
  costs of debt.........    (27,112)    (30,851)   (39,974)   (37,875)   (24,839)     (4,404)
 Other--net (notes 15
  and 19)...............     18,453       3,357      3,967      2,729      5,504         360
                           --------    --------   --------  ---------   --------    --------
  Income (loss) from
   continuing
   operations before
   reorganization
   items, income taxes,
   minority interest
   and extraordinary
   items................     (4,158)    (26,247)   (40,674)   (35,657)   (18,074)      9,143
Reorganization items
 (note 9)...............        --          --         --         --         --      462,447
                           --------    --------   --------  ---------   --------    --------
  Income (loss) from
   continuing
   operations before
   income taxes and
   minority interest....     (4,158)    (26,247)   (40,674)   (35,657)   (18,074)    471,590
Income tax expense (note
 11)....................     (8,603)     (7,495)    (9,095)   (10,619)    (6,797)     (2,313)
Minority interest in
 earnings of
 subsidiaries...........       (852)       (428)    (1,385)      (931)    (1,148)       (901)
                           --------    --------   --------  ---------   --------    --------
  Income (loss) from
   continuing
   operations...........    (13,613)    (34,170)   (51,154)   (47,207)   (26,019)    468,376
Operations discontinued
 and sold
 (note 2):                      --          --
 Royalties earned after
  income taxes of $0....        --          --         --         --         --       50,000
 Income (loss) on
  operations after
  income tax expense of
  $0, $12,416, $486, and
  $911..................        --          --         --     (43,910)   (25,502)     19,236
 Loss on
  discontinuance--net,
  after income tax
  expense (benefit) of
  $1,062 and ($12,457)..        --          --      (2,251)   (20,462)       --          --
                           --------    --------   --------  ---------   --------    --------
  Income (loss) before
   extraordinary
   items................    (13,613)    (34,170)   (53,405)  (111,579)   (51,521)    537,612
Extraordinary items:
 Loss on extinguishment
  of debt, net of taxes
  of $5,589 (note 8)....        --       (8,042)    (8,042)
 Gain on forgiveness of
  debt, net of taxes of
  $0 (note 9)...........        --          --         --         --         --      387,212
                           --------    --------   --------  ---------   --------    --------
  Net income (loss).....   $(13,613)   $(42,212)  $(61,447) $(111,579)  $(51,521)   $924,824
                           ========    ========   ========  =========   ========    ========
  Loss per share:
   Continuing operations
    before extraordinary
    item................   $   (.85)   $  (2.16)  $  (3.24) $   (3.05)  $  (1.68)
   Discontinued
    operations..........        --          --        (.14)     (4.17)     (1.65)
   Extraordinary item...        --         (.52)      (.51)       --         --
                           --------    --------   --------  ---------   --------
   Net loss per share...   $   (.85)   $  (2.68)  $  (3.89) $   (7.22)  $  (3.33)
                           ========    ========   ========  =========   ========

          See accompanying notes to consolidated financial statements.

                    SAMSONITE CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                     FOREIGN
                                                                    CURRENCY                   NOTE
                                             ADDITIONAL  ACCUMU-   TRANSLATION              RECEIVABLE
                          PREFERRED  COMMON   PAID-IN     LATED      EQUITY      UNEARNED      FROM
                          STOCK(1)  STOCK(2)  CAPITAL    DEFICIT   ADJUSTMENT  COMPENSATION  OFFICER
                          --------- -------- ---------- ---------  ----------- ------------ ----------
PREDECESSOR COMPANY
Balance, February 1,
 1993...................    $--       $--     $    --   $(932,014)   $ 8,181      $  --      $   --
 Net income.............     --        --          --     924,824        --          --          --
 Foreign currency
  translation
  adjustment............     --        --          --         --        (991)        --          --
                            ----      ----    --------  ---------    -------      ------     -------
Balance, June 30, 1993..     --        --          --      (7,190)     7,190         --          --
 Fresh-start adjustments
  to foreign currency
  translation
  adjustment............     --        --          --       7,190     (7,190)        --          --
 Issuance of new
  equity................     --        150     303,600        --         --          --          --
 Stock grant under
  employment contract...     --          5       9,389        --         --          --          --
                            ----      ----    --------  ---------    -------      ------     -------
Adjusted balance June
 30, 1993...............     --        155     312,989        --         --          --          --
REORGANIZED COMPANY
 Net loss...............     --        --          --     (51,521)       --          --          --
 Foreign currency
  translation
  adjustment............     --        --          --         --      (7,930)        --          --
                            ----      ----    --------  ---------    -------      ------     -------
Balance, January 31,
 1994...................     --        155     312,989    (51,521)    (7,930)        --          --
 Net loss...............     --        --          --    (111,579)       --          --          --
 Transfer Culligan
  foreign currency
  adjustment to
  discontinued
  operations............     --        --          --         --       1,345         --          --
 Foreign currency
  translation
  adjustment............     --        --          --         --       5,013         --          --
                            ----      ----    --------  ---------    -------      ------     -------
Balance, January 31,
 1995...................     --        155     312,989   (163,100)    (1,572)        --          --
 Net loss...............     --        --          --     (61,447)       --          --          --
 Issuance of 425,532
  shares to officer in
  exchange for note
  receivable
  (note 10).............     --          4       9,996        --         --          --      (10,000)
 Spinoff of water
  treatment business
  (note 2)..............     --        --      (61,143)       --         --          --          --
 Foreign currency
  translation
  adjustment............     --        --          --         --        (766)        --          --
                            ----      ----    --------  ---------    -------      ------     -------
Balance, January 31,
 1996...................     --        159     261,842   (224,547)    (2,338)        --      (10,000)
UNAUDITED:
 Net loss...............     --        --          --     (13,613)       --          --          --
 Issuance of 55,000
  shares of common stock
  to an officer for cash
  (note 19a)............     --        --        1,004        --         --          --          --
 Stock award of 60,000
  shares of restricted
  common stock to an
  officer
  (note 19a)............     --          1       1,094        --         --       (1,095)        --
 Amortization of
  restricted stock award
  to compensation
  expense (note 19a)....     --        --          --         --         --          251         --
 Compensation expense
  accrued for stock
  bonus awards (note
  19b)..................     --        --          325        --         --          --          --
 Exercise of employee
  stock options and
  related income tax
  benefits..............     --        --          319        --         --          --          --
 Foreign currency
  translation
  adjustment............     --        --          --         --      (2,578)        --          --
 Payment of note
  receivable............     --        --          --         --         --          --       10,000
                            ----      ----    --------  ---------    -------      ------     -------
Balance, October 31,
 1996 (Unaudited).......    $--       $160    $264,584  $(238,160)   $(4,916)     $ (844)    $   --
                            ====      ====    ========  =========    =======      ======     =======

--------
(1) $.01 par value; 2,000,000 shares authorized; no shares issued and outstanding at October 31, 1996 or January 31, 1996 and 1995.
(2) $.01 par value; 60,000,000 shares authorized; 16,021,950, 15,889,450 and
    15,463,918 shares issued and outstanding at October 31, 1996 and January 31, 1996 and 1995, respectively.

         See accompanying notes to consolidated financial statements.

                     SAMSONITE CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                  PREDECESSOR
                                          REORGANIZED COMPANY                       COMPANY
                         -------------------------------------------------------- -----------
                                                                         SEVEN       FIVE
                            NINE MONTHS ENDED        YEAR ENDED         MONTHS      MONTHS
                               OCTOBER 31,          JANUARY 31,          ENDED       ENDED
                         ----------------------- -------------------  JANUARY 31,  JUNE 30,
                            1996        1995       1996      1995        1994        1993
                         ----------- ----------- --------  ---------  ----------- -----------
                         (UNAUDITED) (UNAUDITED)
Cash flows from (used
 in) operating
 activities:
 Net income (loss)......  $(13,613)   $(42,212)  $(61,447) $(111,579)  $(51,521)   $924,824
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by continuing
  operating activities:
  Nonoperating
   income/expense
   items:
   Loss (gain) from
    extinguishment
    (forgiveness) of
    debt................       --        8,042      8,042        --         --     (387,212)
   Income from
    reorganization
    items...............       --          --         --         --         --     (462,447)
   Loss (income) from
    discontinued
    operations..........       --          --       2,251     64,372     25,502     (69,236)
   Loss (gain) on
    disposition of fixed
    assets..............      (171)         63        245        880        163         (65)
   Gain on sale of other
    asset...............       --          --      (5,368)       --         --          --
  Depreciation and
   amortization of
   property and
   equipment............    16,615      14,849     20,277     18,297      9,957       4,937
  Amortization of debt
   issue costs and
   premium..............     1,449         --         803       (692)      (500)        522
  Amortization of
   intangible assets....    29,622      47,863     63,824     67,189     39,924         206
  Noncash compensation
   expense..............       576         --         --         --         --        9,394
  Deferred income tax
   expense (benefit)....     9,565         --       2,809      1,946      2,819        (126)
  Adjustment of
   liability for PBGC
   claims...............   (11,100)        --         --         --         --          --
  Provision for
   doubtful accounts....     2,073         669      2,627      1,198      1,040       5,716
  Provision for
   restructuring
   operations...........    10,670         --       2,369        --         --          --
  Changes in operating
   assets and
   liabilities, net of
   effects from
   acquisition of
   Mexican subsidiary:
   Trade and other
   receivables..........   (19,079)    (23,217)    (6,327)   (13,988)    11,223     (14,437)
   Inventories..........   (23,402)    (10,845)    (6,404)    (6,017)    14,124     (13,200)
   Other current
   assets...............     1,850      10,088       (620)    (4,978)      (860)      6,659
   Accounts payable and
   accrued
   liabilities..........        98      11,080    (11,114)    10,471        246       3,572
 Other adjustments--
  net...................     5,556         (28)    (2,170)     9,342     (1,450)     (2,452)
                          --------    --------   --------  ---------   --------    --------
   Net cash provided by
    continuing
    operating
    activities before
    reorganization
    items...............    10,709      16,352      9,797     36,441     50,667       6,655
Operating cash flows
 from (used for)
 reorganization items:
 Interest income........       --          --         --         --         --        4,405
 Professional fees paid
  for services..........       --          --         --      (2,714)   (19,019)     (4,478)
 Distribution upon
  restructuring.........       --          --         --         --         --     (342,300)
 Other reorganization
  items.................       --          --         --      (1,861)   (18,156)     (4,850)
                          --------    --------   --------  ---------   --------    --------
   Net cash provided by
    (used in) operating
    activities..........    10,709      16,352      9,797     31,866     13,492    (340,568)
                          --------    --------   --------  ---------   --------    --------
Cash flows from (used
 in) investing
 activities:
 Short-term investment
  activity--net.........       --          --         --         --         --       50,963
 Proceeds from sales of
  fixed assets and other
  asset.................       882         --      15,086      1,342         86          70
 Purchases of property,
  plant and equipment...   (19,689)    (15,909)   (23,975)   (18,453)    (8,495)     (4,600)
 Release of cash related
  to restricted
  insurance assets......       --          --         --      10,799        --          --
 Royalty payments
  received..............       --          --         --      70,719     23,566      50,000
 Purchase of American
  Tourister--net of cash
  acquired..............       --          --         --         --     (62,743)        --
 Cash received from
  spinoff or sale of
  discontinued
  operations............       --      112,000    112,000     96,436        --          --
 Net cash received from
  (used in) discontinued
  operations............    11,511      (1,603)    10,483     (9,149)     8,131      23,499
 Acquisition of Mexico
  subsidiary, net of
  cash acquired of
  $1,469................       --          --       1,275        --         --          --
 Other..................     3,719     (15,022)      (280)       --         --          --
                          --------    --------   --------  ---------   --------    --------
   Net cash provided by
    (used in) investing
    activities..........  $ (3,577)   $ 79,466   $114,589  $ 151,694   $(39,455)   $119,932
                          --------    --------   --------  ---------   --------    --------

                                                                     (continued)

                     SAMSONITE CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS--(CONTINUED)
                                 (IN THOUSANDS)

                                                                                     PREDECESSOR
                                             REORGANIZED COMPANY                       COMPANY
                           --------------------------------------------------------- -----------
                                                                            SEVEN       FIVE
                              NINE MONTHS ENDED        YEAR ENDED          MONTHS      MONTHS
                                 OCTOBER 31,           JANUARY 31,          ENDED       ENDED
                           ----------------------- --------------------  JANUARY 31,  JUNE 30,
                              1996        1995       1996       1995        1994        1993
                           ----------- ----------- ---------  ---------  ----------- -----------
                           (UNAUDITED) (UNAUDITED)
Cash flows from (used in)
 financing activities:
 Proceeds from long-term
  debt relating to the
  acquisition of American
  Tourister..............   $    --     $     --   $     --   $     --    $ 63,834    $     --
 Net borrowings
  (payments) of senior
  credit facility........       (500)    (105,514)    58,000    (25,659)   (38,175)         --
 Proceeds from issuance
  of senior secured
  notes..................        --                  190,000        --         --           --
 Issuance costs, senior
  notes and credit
  facility...............        --       (12,974)   (13,472)       --         --           --
 Repurchase of senior
  secured notes..........        --           --    (375,217)  (126,442)       --           --
 Redemption premium on
  senior secured notes...        --       (18,320)   (18,000)       --         --           --
 Proceeds from long-term
  obligations--other.....     41,466          --      22,217      1,149        507       36,837
 Payments of long-term
  obligations--other.....    (55,829)         --     (15,201)    (9,183)      (919)     (31,748)
 (Payments of) proceeds
  from short-term debt--
  net....................    (16,026)         911     (4,151)     6,141     (2,327)       6,667
 Proceeds from sale of
  common stock and
  exercise of stock
  options................      1,199          --         --         --         --           --
 Payment of note
  receivable for issuance
  of common stock........     10,000          --         --         --         --           --
 Other...................      1,654       (1,385)    (1,384)       --      (2,676)        (218)
 Redemption of McGregor
  Corporation preferred
  stock..................        --           --         --         --     (10,875)         --
                            --------    ---------  ---------  ---------   --------    ---------
  Net cash provided by
   (used in) financing
   activities............    (18,036)    (137,282)  (157,208)  (153,994)     9,369       11,538
                            --------    ---------  ---------  ---------   --------    ---------
Effect of exchange rate
 changes on cash and cash
 equivalents.............     (1,130)         864     (1,813)       737       (804)          81
                            --------    ---------  ---------  ---------   --------    ---------
  Net increase (decrease)
   in cash and cash
   equivalents...........    (12,034)     (40,600)   (34,635)    30,303    (17,398)    (209,017)
Cash and cash
 equivalents, beginning
 of period...............     15,179       51,283     49,814     19,511     36,909      245,926
                            --------    ---------  ---------  ---------   --------    ---------
Cash and cash
 equivalents, end of
 period..................   $  3,145    $  10,683  $  15,179  $  49,814   $ 19,511    $  36,909
                            ========    =========  =========  =========   ========    =========
Supplemental disclosures
 of cash flow
 information:
 Cash paid during the
  period for interest....   $ 19,381    $  43,987  $  46,755  $  69,961   $ 32,835    $   2,870
                            ========    =========  =========  =========   ========    =========
 Cash paid during the
  period for income
  taxes..................   $  1,885    $   9,842  $   5,315  $  19,993   $  8,819    $   3,106
                            ========    =========  =========  =========   ========    =========
Noncash transactions (see
 notes 2, 10 and 19)

          See accompanying notes to consolidated financial statements.

                    SAMSONITE CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) General Business

  Samsonite Corporation and Subsidiaries (the "Company"), was formerly known as Astrum International Corp. ("Astrum"), which was formerly known as E-II Holdings, Inc. On July 14, 1995, Astrum merged with its wholly-owned subsidiary, Samsonite Corporation, and changed its name to Samsonite Corporation. The Company is engaged in the manufacture and sale of luggage and related products throughout the world, primarily under the Samsonite, American Tourister, and Lark brand names (see note 18). The principal customers of the Company are department/specialty retail stores, mass merchants, catalog showrooms, and warehouse clubs. The Company's retail sales consist primarily of American Tourister products through company owned stores.

  Previously, Astrum was a holding company with subsidiaries involved in the water treatment business and apparel manufacturing business in addition to the luggage business. As more fully explained in note 2, the Company has discontinued the water treatment and apparel manufacturing business segments.

 (b) Basis of Presentation

  On May 25, 1993, the United States Bankruptcy Court for the Southern District of New York confirmed the Amended Plan of Reorganization (the "Plan") for Astrum. Pursuant to the terms of the Plan, which became effective on June 8, 1993 (the "Effective Date"), Astrum completed a comprehensive financial reorganization which reduced debt and annual interest expense (the "Restructuring").

  The Restructuring has been accounted for pursuant to the American Institute of Certified Public Accountants Statement of Position 90-7, entitled "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). SOP 90-7 requires that assets and liabilities be adjusted to their fair values ("fresh-start" values) and that a new reporting entity be created. On June 30, 1993, for accounting purposes, the Plan was consummated and SOP 90-7 was adopted. Activity prior to June 30, 1993 is reported as "Predecessor Company" activity. The consolidated financial statements of the "Predecessor Company" include the recording of the adjustments to fresh-start values and the adoption of the Plan. The consolidated financial statements for periods subsequent to June 30, 1993 are those of the "Reorganized Company", and include the ongoing impact of the fresh-start reporting. As a result, the consolidated financial statements of the "Predecessor Company" are not comparable to the consolidated financial statements of the "Reorganized Company".

  The consolidated financial statements as of and for the nine months ended October 31, 1996 and 1995 and related notes thereto have not been audited. These consolidated financial statements reflect all adjustments, which are normal and recurring in nature, and which in the opinion of management are necessary to a fair statement of the financial position and results of operations as of and for the nine-month periods ended October 31, 1996 and 1995.

 (c) Principles of Consolidation

  The consolidated financial statements include the financial statements of Samsonite Corporation and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Company's primary foreign subsidiaries have December 31 year ends.

  Minority interests consist of other stockholders' ownership interests in subsidiaries of the Company.

 (d) Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and

                    SAMSONITE CORPORATION AND SUBSIDIARIES
disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (e) Cash Equivalents

  The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

 (f) Inventories

  The Company values inventories at the lower of cost on the first-in, first-out ("FIFO") method or market.

 (g) Investments in Affiliates

  The investment at January 31, 1995 represented the Company's 49% ownership interest in a group of Mexican companies. Effective February 1, 1995, the Company acquired the remaining 51% interest in certain of the companies in the luggage business in exchange for its 49% interest in the other companies. Prior to the acquisition, the investment was accounted for using the equity method.

  At October 31, 1996, investments in affiliates (unaudited) primarily represents the Company's investment in Chia Tai Samsonite (H.K.) Ltd., a 50% owned joint venture to manufacture and distribute luggage in China.

 (h) Property, Plant and Equipment

  Property, plant and equipment acquired subsequent to the adoption of fresh-start reporting are stated at cost. In connection with the adoption of fresh-start reporting at June 30, 1993, the Company was required to adjust property, plant and equipment to fair value. Assets under capital leases are stated at the present value of the minimum lease payments. Improvements which extend the life of an asset are capitalized. Maintenance and repair costs are expensed.

  Assets held for sale are assets not used in manufacturing or distribution operations which management believes will be sold within one year. The assets are recorded at the lower of cost or net realizable value.

  Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets as follows:

   Buildings..................................................... 20 to 65 years
   Machinery, equipment and other................................  2 to 20 years

 (i) Intangible Assets

  As a result of adopting fresh-start reporting, the Company recorded reorganization value in excess of identifiable assets. Tradenames, licenses, patents and other intangibles were recorded at fair value based upon independent appraisals. These assets are amortized on a straight line basis over their estimated useful lives as follows:

   Reorganization value in excess of identifiable assets.............    3 years
   Tradenames........................................................ 5-40 years
   Licenses, patents and other....................................... 1-23 years

                    SAMSONITE CORPORATION AND SUBSIDIARIES

  The Company accounts for "Reorganization Value in Excess of Identifiable Assets" and all other intangible assets at the lower of amortized cost or fair value. On an ongoing basis, the Company reviews the valuation and amortization of intangible assets, taking into consideration any events or circumstances which may have diminished fair value, including comparing intangible asset carrying value to projected discounted future operating results using a discount rate reflecting the Company's average cost of capital.

 (j) Debt Issuance Costs

  Costs incurred in connection with the issuance of new debt instruments are deferred and included in other assets. Such costs are amortized over the term of the related debt obligation.

 (k) Reorganization Items

  Reorganization items consist of adjustments of assets and liabilities to their fair value in accordance with SOP 90-7 and income, expenses and other costs related to the Company's Restructuring.

 (l) Per Share Data

  Net loss from continuing operations per share and net loss per share are computed based on a weighted average number of shares of common stock outstanding during the period. The weighted average number of common shares outstanding was 15,953,019 (unaudited), 15,776,294 (unaudited), and 15,806,675 for the nine months ended October 31, 1996 and 1995 and for the year ended January 31, 1996, respectively, and 15,463,918 for the year ended January 31, 1995 and the seven months ended January 31, 1994. Common stock equivalents are not included in the computation as they are antidilutive. Per share data for the five months ended June 30, 1993 is not presented because the Predecessor Company had a single stockholder.

 (m) Income Taxes

  The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 requires recognition of deferred tax assets and liabilities for loss carryforwards and the estimated future tax consequences attributable to temporary differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Measurement of deferred tax assets and liabilities is based upon the provisions of enacted tax laws and the effects of future changes in tax laws or rates are not anticipated.

  Deferred tax assets are reduced by a valuation allowance for the portion of such assets for which it is more likely than not the amount will not be realized. Deferred tax assets and liabilities are classified as current or noncurrent based on the classification of the related asset or liability for financial reporting or the expected date of reversal for the temporary difference.

 (n) Insurance

  The Company maintains self-insurance programs for certain workers' compensation and automobile liability risks up to $500,000 per individual claim. The Company purchases excess workers' compensation and automobile liability coverage for individual claims in excess of $500,000.

 (o) Foreign Exchange Risk and Financial Instruments

  The accounts of the Company's foreign subsidiaries and affiliates are measured using the local currency as the functional currency. For those operations, assets and liabilities are translated into U.S. dollars at period-end exchange rates. Income and expense accounts are translated at average monthly exchange rates. Net exchange

                    SAMSONITE CORPORATION AND SUBSIDIARIES
gains or losses resulting from such translation are excluded from results of operations and accumulated in a separate component of stockholders' equity. Gains and losses from foreign currency transactions are included in other income (expense).

  When appropriate, the Company will enter into foreign exchange contracts in order to reduce its economic exposure on certain foreign operations and/or royalty agreements through the use of forward delivery commitments. Generally, open forward delivery commitments are marked to market at the end of each accounting period and corresponding gains and losses are recognized in other income (expense).

  With respect to trade receivables, concentration of credit risk is limited due to the diversity in the Company's customer base and geographic areas covered by the Company's operations. Any probable bad debt loss has been provided for in the allowance for doubtful accounts.

 (p) Accounting for Long-lived Assets

  In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("SFAS 121") , effective for fiscal years beginning after December 15, 1995, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted SFAS 121 in the first quarter of fiscal 1997; however, no impairment losses were recorded as a result (unaudited).

 (q) Royalty Revenues

  The Company licenses its brand names to certain unrelated third parties as well as certain foreign subsidiaries and joint ventures. Net sales include royalties earned of $16,814,000 (unaudited--see note 19c), $13,233,000 (unaudited), $17,056,000, $18,351,000, and $12,833,000 for the nine months ended October 31, 1996 and 1995, and the year ended January 31, 1996 and 1995 and the seven months ended January 31, 1994, respectively, and $6,425,000 for the five months ended June 30, 1993.

 (r) Reclassifications

  Certain reclassifications were made to the consolidated financial statements for prior periods to conform to the January 31, 1996 presentation.

(2) DISCONTINUED OPERATIONS

  During fiscal 1995, the Company's Board of Directors adopted a plan to (i) separate the water treatment business from its other operations through a spinoff in the form of a one-for-one stock dividend to the Company's stockholders and (ii) to sell or otherwise discontinue its apparel manufacturing and pet food businesses. The results of these operations through January 31, 1995 are presented in the accompanying consolidated financial statements as discontinued operations. The loss on discontinuance for fiscal 1995 includes the sales of certain assets from discontinued operations, the adjustment of certain assets and liabilities to their estimated net realizable value, and the estimate of certain operating results through the date of disposal. The loss on discontinuance during fiscal 1996 includes an adjustment to reduce previously accrued losses on disposal of $2.6 million, net of income taxes of $1.1 million, and a provision for federal income taxes on the distribution of the common stock of the water treatment business to certain foreign stockholders of $3.8 million.

                    SAMSONITE CORPORATION AND SUBSIDIARIES

  The accompanying consolidated financial statements present the results of the water treatment business, the apparel manufacturing business and the pet food business as discontinued operations. The operating results of the discontinued operations are summarized below:

                                     YEAR         SEVEN MONTHS    FIVE MONTHS
                                    ENDED            ENDED           ENDED
                               JANUARY 31, 1995 JANUARY 31, 1994 JUNE 30, 1993
                               ---------------- ---------------- -------------
                                               (IN THOUSANDS)
   Water treatment:
     Revenues.................     $280,041         $154,325       $109,748
     Income (loss) before
      income taxes............      (28,288)         (14,755)        10,392
   Apparel manufacturing:
     Revenues.................     $225,708         $108,629       $104,575
     Income (loss) before
      income taxes............       (2,207)          (9,442)         9,782
   Pet food:
     Revenues.................     $  4,741         $  7,046       $  4,193
     Loss before income
      taxes...................         (999)            (819)           (27)

  During fiscal 1996, the Company distributed its stock in the water treatment business to the Company's stockholders and charged the amount of the net assets of the water treatment business of $61.1 million at the date of distribution to additional paid-in capital. As part of the spinoff, the water treatment business repaid $112 million of intercompany indebtedness. Additionally, the Company closed its apparel manufacturing operations and sold all related inventories and equipment to unrelated third parties.

  Also included in discontinued operations are royalties earned during the five months ended June 30, 1993 which resulted from royalty interests retained by the Company in certain operations sold and discontinued.

(3) PURCHASE OF AMERICAN TOURISTER, INC.

  On August 30, 1993, Samsonite acquired American Tourister, Inc. ("American Tourister") for an adjusted cash purchase price of $63,834,000. American Tourister manufactures, designs and distributes lines of moderately priced luggage products, business cases, and travel accessories primarily in the United States.

  Pro forma results of operations as if American Tourister had been acquired as of February 1, 1993 are as follows:

                                         REORGANIZED COMPANY PREDECESSOR COMPANY
                                         ------------------- -------------------
                                            SEVEN MONTHS         FIVE MONTHS
                                                ENDED               ENDED
                                          JANUARY 31, 1994      JUNE 30, 1993
                                         ------------------- -------------------
                                                     (IN THOUSANDS)
   Net sales............................      $353,897            $249,984
                                              ========            ========
   Operating income (loss)..............      $ (2,463)           $ 15,203
                                              ========            ========
   Net income (loss)....................      $(51,194)           $925,642
                                              ========            ========

  Operating income (loss) and net income (loss) for the seven months ended January 31, 1994 is not comparable to the five months ended June 30, 1993 as a result of the adjustments required by SOP 90-7.

                     SAMSONITE CORPORATION AND SUBSIDIARIES

(4) INVENTORIES

  Inventories consisted of the following:

                                                              JANUARY 31,
                                               OCTOBER 31, ------------------
                                                  1996       1996      1995
                                               ----------- --------  --------
                                               (UNAUDITED)  (IN THOUSANDS)
   Raw materials and supplies.................  $ 50,911   $ 35,827  $ 34,312
   Work in process............................    10,848     10,959    10,190
   Finished goods.............................    77,379     68,950    61,507
                                                --------   --------  --------
                                                $139,138   $115,736  $106,009
                                                ========   ========  ========

(5) PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consisted of the following:

                                                              JANUARY 31,
                                               OCTOBER 31, ------------------
                                                  1996       1996      1995
                                               ----------- --------  --------
                                               (UNAUDITED)  (IN THOUSANDS)
   Land.......................................  $ 13,429   $ 14,172  $ 14,471
   Buildings..................................    62,852     62,281    63,281
   Machinery, equipment and other.............   115,900    106,511    83,050
                                                --------   --------  --------
                                                 192,181    182,964   160,802
   Less accumulated depreciation and
    amortization..............................   (54,011)   (42,052)  (23,116)
                                                --------   --------  --------
                                                $138,170   $140,912  $137,686
                                                ========   ========  ========

  Property, plant and equipment includes property and equipment under capital leases as follows:

                                                              JANUARY 31,
                                               OCTOBER 31, ------------------
                                                  1996       1996      1995
                                               ----------- --------  --------
                                               (UNAUDITED)  (IN THOUSANDS)
   Buildings..................................  $  4,718   $  4,759  $  3,267
   Machinery, equipment and other.............     3,856      2,179     1,312
   Less accumulated amortization..............    (2,666)    (1,625)     (886)
                                                --------   --------  --------
                                                $  5,908   $  5,313  $  3,693
                                                ========   ========  ========

(6) INTANGIBLE ASSETS

  The following is a summary of intangible assets, net of accumulated amortization:

                                                              JANUARY 31,
                                               OCTOBER 31, ------------------
                                                  1996       1996      1995
                                               ----------- --------  --------
                                               (UNAUDITED)  (IN THOUSANDS)
   Reorganization value in excess of
    identifiable assets.......................  $    --    $ 22,947  $ 78,019
   Tradenames.................................   116,766    119,549   122,742
   Licenses, patents and other................    13,108     16,996    22,221
                                                --------   --------  --------
                                                $129,874   $159,492  $222,982
                                                ========   ========  ========

                    SAMSONITE CORPORATION AND SUBSIDIARIES

(7) SHORT-TERM DEBT

  As of January 31, 1996 and 1995, the Company had $34,881,000 and $36,369,000
of debt outstanding under foreign lines of credit. At January 31, 1996, $11,394,000 of such borrowings are classified as long-term debt because they are secured by letters of credit issued under the Company's Senior Credit Facility (see note 8). If such borrowings were not renewed, the Company would refinance such amounts under its Senior Credit Facility on a long-term basis. During the year ended January 31, 1996, interest on short-term debt ranged from 4.3% to 10.5% and the average effective interest rate was 7.7% at January 31, 1996. Interest rates on certain foreign borrowings are not directly comparable to U.S. interest rates. Unused amounts of the foreign lines of credit and other foreign borrowing arrangements totaled $28,316,000 as of January 31, 1996, and are generally restricted for working capital purposes.

(8) LONG-TERM OBLIGATIONS

  Long-term obligations represent long-term debt and capital lease obligations as follows:

                                                              JANUARY 31,
                                               OCTOBER 31, -------------------
                                                  1996       1996      1995
                                               ----------- --------  ---------
                                               (UNAUDITED)   (IN THOUSANDS)
   Series B Senior Subordinated Notes(a).....   $190,000   $190,000  $     --
   Senior Secured Notes(a)...................        --         --     375,217
   Senior Credit Facility(b).................     57,500     58,000        --
   Short-term obligations expected to be
    refinanced (note 7)......................      5,195     11,394        --
   Other(c)..................................     34,925     46,900     33,889
   Capital lease obligations(d)..............      5,022      4,665      3,380
                                                --------   --------  ---------
     Total...................................    292,642    310,959    412,486
   Current installments......................    (19,475)   (16,306)  (109,745)
   Unamortized premium and debt issue costs..        --         --       4,689
                                                --------   --------  ---------
                                                $273,167   $294,653  $ 307,430
                                                ========   ========  =========

 (a) Series B Senior Subordinated Notes and Senior Secured Notes

  On July 14, 1995, the Company redeemed the 11 1/2% Senior Secured Notes outstanding at January 31, 1995, in the principal amount of $375,217,000. The redemption price included a contractual premium of $18,000,000 which, net of unamortized premium $4,369,000 and income tax benefit of $5,589,000, is included in the consolidated statement of operations for the year ended January 31, 1996 as an extraordinary loss on extinguishment of debt. The Senior Secured Notes were redeemed with the proceeds from the issuance of new 11 1/8% Series A Senior Subordinated Notes, the repayment of $112 million of intercompany debt from discontinued operations (see note 2), and borrowings under the Company's Senior Credit Facility. The 11 1/8% Series A Senior Subordinated Notes were later exchanged for 11 1/8% Series B Senior Subordinated Notes (the "Series B Notes") having substantially the same terms and conditions.

  Interest on the Series B Notes is payable semiannually with principal due July 15, 2005. The Series B Notes may be redeemed after July 15, 2000 with the payment of certain redemption premiums; however, up to one-third of the outstanding Series B Notes may be redeemed (at a premium) before July 15, 1998, from the proceeds of the first two public equity offerings, if any, the Company completes. The terms of the Series B Notes include financial covenants to maintain certain financial ratios similar to those contained in the Company's Senior Credit

                    SAMSONITE CORPORATION AND SUBSIDIARIES

Facility (see (b) below). Additionally, covenants restrict payment of any dividends, amounts of additional debt issuances, asset sales, and amounts of investments in emerging market subsidiaries. At October 31, 1996 (unaudited) and January 31, 1996, the Company is in compliance with the terms of such covenants.

 (b) Senior Credit Facility

  On July 14, 1995, the Company repaid amounts outstanding under certain of its previous banking arrangements and entered into a new Senior Credit Facility maturing July 14, 2000. The new agreement provides for a $50 million term loan and a $175 million revolving credit facility. At January 31, 1996, the outstanding term loan, revolving credit borrowings, and letters of credit issued under the line were $50 million, $8 million, and $59.4 million, respectively. Available borrowings were $107.6 million at January 31, 1996. Included in letters of credit outstanding is a $54.5 million standby letter of credit issued to secure certain short-term and long-term debt of foreign subsidiaries.

  Borrowings under the agreement accrue interest at rates adjusted quarterly depending on the Company's financial performance as measured by certain financial ratios measured each quarter. At January 31, 1996, loans outstanding under the Senior Credit Facility bear interest at approximately 8%. A commitment fee on the unused revolving credit is also payable quarterly at a rate adjusted quarterly depending on the Company's financial performance.

  The term loan portion of the facility is repayable over an approximate four year period beginning October 31, 1996. Payments of $2,500,000 per quarter are due for the period October 31, 1996 through July 31, 1998 and quarterly payments of $3,750,000 are due from October 31, 1998 through April 30, 2000 with the remaining unpaid balance due on July 14, 2000. The amount available under the revolving credit facility of $175 million is reduced quarterly in varying amounts to $131.25 million at the maturity date of the facility, July 14, 2000.

  The facility is secured by substantially all the Company's U.S. assets, the capital stock of its principal domestic subsidiaries, and 66% of the stock of principal foreign subsidiaries.

  The agreement contains financial covenants which require the Company to maintain certain debt, working capital and interest coverage ratios and minimum amounts of earnings exclusive of interest, taxes, and noncash charges. The agreement also contains covenants limiting the amount of capital expenditures, investments in certain subsidiaries, and dividends, among other restrictions. Under the agreement, the Company has no amount available for the payment of dividends at October 31, 1996 or January 31, 1996. The Company is in compliance with the terms of such covenants at October 31, 1996 (unaudited) and January 31, 1996.

 (c) Other

  As of January 31, 1996, other obligations consisted of various notes payable to banks by foreign subsidiaries aggregating $40.9 million and a $6 million secured financing arrangement with a European leasing corporation. The obligations bear interest at varying rates and mature through 2005.

                    SAMSONITE CORPORATION AND SUBSIDIARIES

 (d) Leases

  Future minimum payments under noncancelable leases at January 31, 1996 were as follows:

                                                              CAPITAL OPERATING
                                                              LEASES   LEASES
                                                              ------- ---------
                                                               (IN THOUSANDS)
   Year ending January 31:
     1997...................................................  $ 1,261  $ 8,598
     1998...................................................    1,169    7,175
     1999...................................................    1,124    5,814
     2000...................................................    1,059    3,926
     2001...................................................      351    2,248
     Thereafter.............................................    1,876    9,677
                                                              -------  -------
       Total minimum lease payments.........................    6,840  $37,438
                                                                       =======
   Less amount representing interest........................    2,175
                                                              -------
       Present value of net minimum capital lease payments..    4,665
   Current installments of minimum capital lease payments...      744
                                                              -------
   Long-term obligation under capital leases, excluding
    current installments....................................  $ 3,921
                                                              =======

  Rental expense under cancelable and noncancelable operating leases pertaining to continuing operations consisted of the following:

                                                                     PREDECESSOR
                                             REORGANIZED COMPANY       COMPANY
                                          -------------------------- -----------
                                                            SEVEN       FIVE
                                            YEAR ENDED     MONTHS      MONTHS
                                           JANUARY 31,      ENDED       ENDED
                                          -------------- JANUARY 31,  JUNE 30,
                                           1996    1995     1994        1993
                                          ------- ------ ----------- -----------
                                                      (IN THOUSANDS)
   Minimum rentals....................... $ 8,650 $7,580   $3,064      $1,061
   Contingent rentals....................     523    434      231         --
                                          ------- ------   ------      ------
                                          $ 9,173 $8,014   $3,295      $1,061
                                          ======= ======   ======      ======

  Aggregate maturities of long-term obligations at January 31, 1996 were as follows (in thousands):

   Year ending January 31:
     1997............................................................. $ 15,562
     1998.............................................................   19,762
     1999.............................................................   22,054
     2000.............................................................   41,224
     2001.............................................................   14,623
     Thereafter.......................................................  193,069
                                                                       --------
                                                                        306,294
     Obligations under capital leases.................................    4,665
                                                                       --------
       Total.......................................................... $310,959
                                                                       ========

(9) THE REORGANIZATION AND EMERGENCE FROM CHAPTER 11

  The reorganization and emergence from Chapter 11 enabled Astrum to continue as a going concern. The Plan provided for the resolution of all debts and claims against Astrum as well as the resolution of all legal

                    SAMSONITE CORPORATION AND SUBSIDIARIES
disputes, in exchange for cash, new indebtedness and new common equity securities. Distribution was made to the holders of certain debt instruments in full satisfaction of amounts owed to them of $342,300,000 in cash, $500,000,000 in 11.5% Senior Secured Notes, 97% of the new common stock of Astrum and a portion of the beneficial interests in a trust (the "Settlement Trust"). Three percent (3%) of the new common stock was issued, subject to certain restrictions, to the Chief Executive Officer and the Chairman of the Board of Astrum, as part of an incentive compensation plan (see note 10). The Plan also provided for (i) the establishment of the Settlement Trust (see note
14), (ii) the discharge of all debt and claims; (iii) the cancellation of pre-petition ownership interests; (iv) the cancellation of all tax sharing agreements; (v) the assumption or rejection of executory contracts and unexpired leases to which Astrum was a party; and (vi) the appointment of a board of directors for Astrum.

  In adopting fresh-start reporting, and as required by the reorganization proceedings, Astrum, with the assistance of its financial advisors was required to determine its reorganization value, which represents the fair value of the entity (approximately $910 million) before considering liabilities and which was intended to approximate the amount a willing buyer would pay for the assets of Astrum immediately after its emergence from Chapter 11. The reorganization value was determined by consideration of several factors including: the discounted residual value of Astrum, market share, position and competition of each operating company, projected sales, profitability, growth, working capital requirements and general economic considerations. The total reorganization value was calculated using projected after tax cash flows of the operating companies before debt service requirements for a five-year period, plus an estimated terminal value of Astrum calculated using multiples for comparable companies ranging from five
(5) to seven (7) times projected earnings before interest, income taxes, depreciation and amortization, each discounted back to its present value using a discount rate of 13% (representing Astrum's estimated weighted cost of capital).

  In allocating the reorganization value, Astrum's assets were recorded at their assumed fair value with the excess of the reorganization value over the value of identifiable assets reported as reorganization value in excess of amounts allocable to identifiable assets. The estimated fair value of the assets was determined utilizing independent valuations of (1) real estate and machinery and equipment; (2) the tradenames of the companies; and (3) licenses, patents and various other intangible assets. All other identifiable assets were recorded at fair value which approximated cost or carrying value. The new Senior Secured Notes were recorded at stated value plus a premium, which approximated fair market value. All other liabilities were recorded at fair value which approximated carrying value. As part of the reorganization proceedings, Astrum had earned interest that it would not normally have earned and incurred reorganization expenses through the Effective Date.

  In accordance with SOP 90-7, the interest earned and other reorganization items were reported separately in the consolidated statement of operations as "Reorganization Items" and are summarized as follows:

                                                               FIVE MONTHS ENDED
                                                                 JUNE 30, 1993
                                                               -----------------
                                                                (IN THOUSANDS)
Adjustments to fair value (a).................................     $565,334
Interest income...............................................        4,405
PBGC claim (b)................................................      (37,700)
McCrory settlement (c)........................................      (29,828)
Professional fees.............................................      (19,896)
Claim for interest on old notes (d)...........................      (16,400)
Interest expense from June 8 to June 30, 1993 (e).............       (3,468)
                                                                   --------
  Total.......................................................     $462,447
                                                                   ========

                    SAMSONITE CORPORATION AND SUBSIDIARIES

--------
(a) Adjustments to fair value reflect the net change to assets and liabilities at fair value in accordance with the provisions of SOP 90-7 (see note 1b).
(b) PBGC claim (see notes 14 and 19).
(c) McCrory settlement (see note 14) includes (in thousands):

    Settlement trust (cash)............................................ $ 4,850
    Settlement trust note..............................................  14,000
    Schenley Plan......................................................   4,000
    Security interest in Clinton Warehouse.............................   6,978
                                                                        -------
      Total............................................................ $29,828
                                                                        =======

(d) Claim for interest (see notes 14 and 19).
(e) Constitutes interest of $3,514,000 from June 8, 1993 (the effective date of the Plan) to June 30, 1993 (the effective date for accounting purposes) and amortization of premium for the same period of $46,000.

  The reorganization and emergence from Chapter 11 and the adoption of the Plan resulted in the forgiveness of certain liabilities subject to compromise in consideration for cash, new Senior Secured Notes, and 97% of the new common stock of Astrum. This resulted in a gain of $387,212,000 which has been recorded as an extraordinary item in the consolidated statement of operations for the five months ended June 30, 1993.

(10) INCENTIVE PLAN AND EMPLOYEE STOCK OPTIONS

 1993 Incentive Plan and Employment Agreement

  The Company adopted the 1993 Incentive Plan as part of the Restructuring pursuant to which stock options may be granted and restricted stock awards may be made. The terms, amounts and restrictions of grants or awards under the incentive plan are determined by the compensation committee of the Board of Directors. A total of 1,304,348 common shares are authorized to be issued pursuant to the incentive plan.

  On June 8, 1993, 463,918 restricted shares were awarded to the Company's Chief Executive Officer ("CEO") under the incentive plan, subject to certain forfeiture restrictions which lapsed over a two year period from the date of the award.

  On April 13, 1995, pursuant to a new employment agreement with the CEO, certain options previously outstanding under the plan were cancelled, and options to purchase 653,668 shares (granted June 8, 1993 at fair market value) became fully vested and exercisable under the plan at an exercise price of $11.87, as adjusted by the terms of the option agreement for the spinoff of the water treatment business. Under the employment agreement, the CEO was granted options on a total of 1,500,000 additional shares at exercise prices ranging from $24.85 to $32.85, as adjusted by the terms of the option agreement for the spinoff of the water treatment business. These options have a ten year term and become exercisable on an accelerated basis upon the Company attaining certain performance goals, but no later than February 1, 2005. Also under the employment agreement, the Company sold to the CEO 425,532 shares of common stock in exchange for a $10 million promissory note, which is shown as a reduction of stockholders' equity in the accompanying fiscal 1996 consolidated financial statements. The note bore interest at 8 1/8% per annum. The Company agreed to pay the CEO additional compensation equal to the interest due on the note. The note was due on April 13, 2000; however, payment can be accelerated upon the occurrence of certain events including the sale of the shares purchased in exchange for the note. The note was paid on October 11, 1996 (unaudited).

                    SAMSONITE CORPORATION AND SUBSIDIARIES

  At January 31, 1996, options for 186,762 shares were available for granting under the 1993 Incentive Plan.

  A summary of options outstanding at January 31, 1996, under the 1993 Incentive Plan and the employment agreement with the CEO, follows:

                                                 SHARES UNDER OPTION EXERCISABLE
                                                    OPTION    PRICE    OPTIONS
                                                 ------------ ------ -----------
   1993 Incentive Plan..........................    653,668   $11.87   653,668
   Employment Agreement:                            500,000    24.85       --
                                                  1,000,000    32.85       --

 1995 Stock Option and Incentive Award Plan

  In fiscal 1996, the Company adopted upon stockholder approval the 1995 Stock Option and Award Plan ("the 1995 plan"). The 1995 plan reserves 550,000 shares for the issuance of options as determined by the compensation committee of the Board of Directors. The plan provides for the issuance of a variety of awards, including tax qualified incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards or other forms of awards consistent with the purposes of the plan. Incentive stock options must be issued at exercise prices no less than the fair market value of the common stock at the date of the grant. Nonqualified options may be granted at exercise prices at or below the market value, but not at less than 50% of the market value of the common stock at the date of the grant. Options granted under the plan will vest over a period of not more than ten years as determined by the compensation committee. At January 31, 1996, no options were outstanding under the 1995 plan.

  On February 20, 1996, options for 350,098 shares were granted under the plan at option prices from $10.88 to $12.88 per share, which prices were at or above market value. The options have a six-year term and become exercisable over a four-year period from the date of the grant.

 Other Options

  In August 1994, options to purchase 17,500 shares were granted to an former officer under an individual stock option plan and agreement. The exercise price is the fair market value at the date of grant of $11.14, as adjusted for the spinoff of the water treatment business in fiscal 1996. The options are fully vested at January 31, 1996.

  See additional information provided in note 19.

 Impact of Recently Issued Accounting Standard

  In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), which provides an alternative to APB Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for stock-based compensation issued to employees. The Statement allows for a fair value based method of accounting for employee stock options and similar equity instruments. However, for companies that continue to account for stock-based compensation arrangements under Opinion No. 25, SFAS 123 requires disclosure of the pro forma effect on net income and earnings per share of its fair value based accounting for those arrangements. These disclosure requirements are effective for fiscal years beginning after December 15, 1995, or upon initial adoption of SFAS 123, if earlier. The Company has not adopted the recognition and measurement provisions of SFAS 123 and will make the required disclosures in the consolidated financial statements for the year ending January 31, 1997.

                    SAMSONITE CORPORATION AND SUBSIDIARIES

(11) INCOME TAXES

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Income tax expense (benefit) attributable to income (loss) from continuing operations consists of:

                                                      CURRENT  DEFERRED  TOTAL
                                                      -------  -------- -------
                                                           (IN THOUSANDS)
   REORGANIZED COMPANY
     Year ended January 31, 1996:
       U.S. federal.................................. $ (426)   $1,944  $ 1,518
       Foreign.......................................  5,699       257    5,956
       U.S. state and local..........................  1,013       608    1,621
                                                      ------    ------  -------
                                                      $6,286    $2,809  $ 9,095
                                                      ======    ======  =======
     Year ended January 31, 1995:
       U.S. federal.................................. $1,245    $2,324  $ 3,569
       Foreign.......................................  6,142      (368)   5,774
       U.S. state and local..........................  1,286       (10)   1,276
                                                      ------    ------  -------
                                                      $8,673    $1,946  $10,619
                                                      ======    ======  =======
     Seven months ended January 31, 1994:
       U.S. federal.................................. $  --     $2,355  $ 2,355
       Foreign.......................................  3,110      (416)   2,694
       U.S. state and local..........................    868       880    1,748
                                                      ------    ------  -------
                                                      $3,978    $2,819  $ 6,797
                                                      ======    ======  =======
   PREDECESSOR COMPANY
     Five months ended June 30, 1993:
       Foreign....................................... $1,887    $ (126) $ 1,761
       U.S. state and local..........................    552       --       552
                                                      ------    ------  -------
                                                      $2,439    $ (126) $ 2,313
                                                      ======    ======  =======

  Income tax (expense) benefit attributable to income (loss) from continuing operations differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent as a result of the following:

                                                                    PREDECESSOR
                                         REORGANIZED COMPANY          COMPANY
                                    ------------------------------- -----------
                                                           SEVEN       FIVE
                                       YEAR ENDED         MONTHS      MONTHS
                                       JANUARY 31,         ENDED       ENDED
                                    ------------------  JANUARY 31,  JUNE 30,
                                      1996      1995       1994        1993
                                    --------  --------  ----------- -----------
                                                 (IN THOUSANDS)
   Computed "expected" tax benefit
    (expense).....................  $ 13,829  $ 12,123   $  6,145    $(160,341)
   Increase in taxes resulting
    from:
     Tax rate differential on
      foreign earnings............    (3,609)   (3,034)      (274)      (1,825)
     Amortization of intangibles..   (18,668)  (18,668)   (10,911)         --
     Reorganization items.........       --        --         --       157,232
     State taxes..................    (1,070)     (842)    (1,154)        (364)
     Other, net...................       423      (198)      (603)       2,985
                                    --------  --------   --------    ---------
   Income tax expense.............  $ (9,095) $(10,619)  $ (6,797)   $  (2,313)
                                    ========  ========   ========    =========

                    SAMSONITE CORPORATION AND SUBSIDIARIES

  The tax effects of temporary differences that give rise to significant portions of the net deferred tax asset are presented below:

                                                               JANUARY 31,
                                                            ------------------
                                                              1996      1995
                                                            --------  --------
                                                             (IN THOUSANDS)
Deferred tax assets:
  Allowance for uncollectible accounts receivable and other
   receivables............................................. $  8,252  $  7,335
  Inventory costs capitalized for tax purposes.............      842     1,163
  Other accruals and reserves accrued for financial
   reporting purposes......................................   46,623    59,872
  Postretirement benefits accrued for financial reporting
   purposes................................................    6,508     6,150
  Net operating loss carryforwards.........................   61,535    65,067
                                                            --------  --------
    Total gross deferred tax assets........................  123,760   139,587
  Less:
    Valuation allowance....................................  (44,311)  (42,743)
                                                            --------  --------
      Net deferred tax assets..............................   79,449    96,844
                                                            --------  --------
Deferred tax liabilities:
  Plant, equipment and intangibles, due to differences as a
   result of fresh start...................................   53,799    58,234
  Plant and equipment, due to differences in depreciation
   methods.................................................   17,614    18,115
  Other accruals and reserves..............................    2,314     3,503
                                                            --------  --------
    Total gross deferred tax liabilities...................   73,727    79,852
                                                            --------  --------
      Net deferred tax asset............................... $  5,722  $ 16,992
                                                            ========  ========

  The components of the net current deferred income tax asset and net noncurrent deferred income tax liability were as follows:

                                                                  JANUARY 31,
                                                                ---------------
                                                                 1996    1995
                                                                ------- -------
                                                                (IN THOUSANDS)
Net current deferred income tax asset:
  U.S. federal................................................. $32,142 $48,197
  U.S. state and local.........................................   6,618   9,923
                                                                ------- -------
                                                                 38,760  58,120
                                                                ------- -------
Net noncurrent deferred income tax liability:
  U.S. federal.................................................  12,544  20,381
  Foreign......................................................  16,179   7,012
  U.S. state and local.........................................   4,315  13,735
                                                                ------- -------
                                                                 33,038  41,128
                                                                ------- -------
    Net deferred income tax asset.............................. $ 5,722 $16,992
                                                                ======= =======

  Management of the Company believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the net deferred tax asset of $5,722,000 at January 31, 1996. If the Company should recognize a tax benefit for pre-reorganization net operating losses, for which a valuation allowance had been established, it would be applied to reduce intangible assets until exhausted and then to increase additional paid-in capital.

                    SAMSONITE CORPORATION AND SUBSIDIARIES

  At January 31, 1996 and 1995, the Company has net operating loss carryforwards of $171,000,000 and $186,000,000, respectively, for federal income tax purposes, expiring through 2011. As a result of the reorganization, the Company had a change in ownership as defined by Section 382 of the Internal Revenue Code. Consequently, utilization of the net operating loss carryforward is subject to an annual limitation of $17,200,000 per year. In fiscal 1995, as a result of the sale of a portion of the apparel manufacturing business, the Company recognized a "built-in gain" which allowed utilization of net operating loss carryforwards in excess of the annual limitation. In addition, certain of the net operating loss carryforwards are limited to offsetting future taxable income of certain members of the consolidated group.

  Deferred income taxes have been provided on undistributed earnings of foreign subsidiaries to the extent that management plans to remit these earnings in the future. Undistributed earnings of foreign subsidiaries and affiliates that are permanently invested and for which no deferred taxes have been provided amounted to approximately $69,200,000 and $71,600,000 as of January 31, 1996 and 1995, respectively.

  At January 31, 1996, the Company has a related party receivable of $7.9 million from the water treatment business for income taxes due under a tax sharing agreement for tax liabilities while it was part of the Company's consolidated group for federal income tax purposes.

(12) PENSION AND OTHER EMPLOYEE BENEFITS

  Certain subsidiaries of the Company have pension plans which provide retirement benefits for eligible employees, generally measured by length of service, compensation and other factors.

  Net pension cost of continuing operations included the following components:

                                                                   PREDECESSOR
                                     REORGANIZED COMPANY             COMPANY
                              ------------------------------------ -----------
                                                          SEVEN       FIVE
                                                         MONTHS      MONTHS
                              YEAR ENDED JANUARY 31,      ENDED       ENDED
                              ------------------------ JANUARY 31,  JUNE 30,
                                 1996         1995        1994        1993
                              -----------  ----------- ----------- -----------
                                              (IN THOUSANDS)
Service cost................. $     2,466  $    2,697    $ 1,534     $   930
Interest cost................       6,521       6,041      3,432       2,387
Actual return (income) loss
 on plan assets..............     (21,990)        314     (3,726)     (3,745)
Net amortization and
 deferral....................      14,792      (7,424)      (746)      1,013
                              -----------  ----------    -------     -------
  Net pension cost........... $     1,789  $    1,628    $   494     $   585
                              ===========  ==========    =======     =======

                    SAMSONITE CORPORATION AND SUBSIDIARIES

  The funded status of the plans at January 31, 1996 and 1995 was as follows:

                                           ASSETS EXCEED      ACCUMULATED
                                            ACCUMULATED         BENEFITS
                                             BENEFITS        EXCEED ASSETS
                                          ----------------  -----------------
                                           1996     1995      1996     1995
                                          -------  -------  --------  -------
                                                   (IN THOUSANDS)
   Projected benefit obligation for
    service rendered to date............. $63,481  $56,874  $ 29,641  $25,748
   Plan assets at fair value.............  78,715   63,459    21,045   17,479
                                          -------  -------  --------  -------
   Plan assets in excess (deficiency) of
    projected benefit obligation.........  15,234    6,585    (8,596)  (8,269)
   Unrecognized prior service cost.......     (88)     (96)      315      --
   Unrecognized net (gain) loss..........  (8,895)     313    (2,069)    (940)
                                          -------  -------  --------  -------
     Prepaid (accrued) pension cost
      included in other assets
      (liabilities)...................... $ 6,251  $ 6,802  $(10,350) $(9,209)
                                          =======  =======  ========  =======
   Accumulated benefit obligation:
     Vested.............................. $53,376  $51,669  $ 28,501  $27,927
                                          =======  =======  ========  =======
     Nonvested........................... $   214  $   259  $    163  $   158
                                          =======  =======  ========  =======

  Net periodic pension cost during the year ended January 31, 1996 and 1995, the seven months ended January 31, 1994, and five months ended June 30, 1993 assumed an expected long-term rate of return on plan assets of 7.5% to 8.5% for domestic plans and 7.5% to 14% for foreign plans. The valuations of the projected benefit obligation assumed weighted-average discount rates of 7.0% to 7.25% for domestic plans and 7.5% to 12% for foreign plans at January 31, 1996 and 8% for domestic plans and 7.5% to 12% for foreign plans at January 31, 1995. The rate of increase in future compensation levels ranged from 4.25% to 5% for domestic plans and 5.5% to 10% for foreign plans at January 31, 1996 and 1995.

  Plan assets are primarily invested in cash equivalents, equity securities and fixed income instruments. The plans do not have significant liabilities other than benefit obligations. The Company's funding policy is to contribute amounts equal to the minimum funding requirements of ERISA.

  The Company sponsors defined contribution plans, qualified under Sections 401(a) and 401(k) of the Internal Revenue Code, which are offered to certain groups of employees of substantially all U.S. operations. Expense related to continuing operations for these plans was $1,052,000 during the year ended January 31, 1996, $1,088,000 during the year ended January 31, 1995, $331,000 for the seven months ended January 31, 1994, and $244,000 for the five months ended June 30, 1993.

  The Company provides postretirement health care benefits primarily for certain groups of employees of substantially all U.S. operations. Qualifying employees become eligible for these benefits upon reaching normal or early retirement age, and if they have accumulated the specified number of years of service. The Company recognizes the cost of providing postretirement benefits over the employee's service period.

                    SAMSONITE CORPORATION AND SUBSIDIARIES

  Postretirement benefit costs were as follows:

                                                                   PREDECESSOR
                                          REORGANIZED COMPANY        COMPANY
                                       --------------------------- -----------
                                                          SEVEN       FIVE
                                        YEAR ENDED       MONTHS      MONTHS
                                        JANUARY 31,       ENDED       ENDED
                                       --------------  JANUARY 31,  JUNE 30,
                                        1996    1995      1994        1993
                                       ------  ------  ----------- -----------
                                                  (IN THOUSANDS)
   Service cost--benefits earned
    during period..................... $  699  $  665     $389       $  653
   Interest cost on projected benefit
    obligation........................    907     935      604          998
   Other..............................   (169)    (95)      (1)         --
                                       ------  ------     ----       ------
     Total postretirement benefit
      costs........................... $1,437  $1,505     $992       $1,651
                                       ======  ======     ====       ======

  The health care cost trend rates used to measure the expected cost in the years ended January 31, 1996 and 1995, the seven months ended January 31, 1994, and the five months ended June 30, 1993 are between 10.0% and 15%, graded down to an ultimate trend rate of between 5.0% and 5.5% to be achieved over the next 10 years. The effect of a one-percentage-point increase in the health care cost trend rate for future periods would increase the annual postretirement benefit cost by $204,000. The accumulated postretirement benefit obligation would increase by $835,000.

  The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.25% at January 31, 1996 and 7.5% at January 31, 1995.

  The funded status of obligations of the plans were as follows:

                                                               JANUARY 31,
                                                            ------------------
                                                              1996      1995
                                                            --------  --------
                                                             (IN THOUSANDS)
Plan assets at fair value.................................. $    --   $    --
Accumulated postretirement benefit obligation..............   (9,697)  (13,096)
Unrecognized cumulative net gain...........................   (6,494)   (2,097)
                                                            --------  --------
  Postretirement benefit liability recognized.............. $(16,191) $(15,193)
                                                            ========  ========

(13) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

 Cash and Cash Equivalents, Trade Receivables, Trade Accounts Payable, Short-term Debt, and Accrued Expenses

  The carrying amount approximates fair value because of the short maturity or duration of these instruments.

 Series B Senior Subordinated Notes

  There is no established public trading market for the Company's Series B Senior Subordinated Notes. The Company estimates that the fair value of the Series B Senior Subordinated Notes at January 31, 1996 approximates $190,000,000 based on recent interdealer transactions which were priced at par.

                    SAMSONITE CORPORATION AND SUBSIDIARIES

 Senior Credit Facility and Other Long-Term Obligations

  The carrying value approximates the fair value of these instruments, which primarily have floating interest rates that are fixed for periods not exceeding six months.

 Foreign Currency Forward Delivery Contracts

  The fair value of foreign currency forward delivery contracts (see note 1o) is estimated by reference to market quotations received from banks. At January 31, 1996 and 1995, the contract value of foreign currency forward delivery agreements outstanding was $32,245,000 and $14,243,000, respectively. The settlement value of these instruments was $31,768,000 and $14,222,000 at January 31, 1996 and 1995, respectively.

 Limitations

  Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(14) LITIGATION, COMMITMENTS AND CONTINGENCIES

 Obligations to Settlement Trust

  In June 1993, as a part of the consummation of Astrum's Plan of Reorganization, a trust (the "Trust") was established for the benefit of the holders of certain classes of pre-bankruptcy claims against Astrum (the "Trust Beneficiaries"). In connection with the creation of the Trust, Astrum contributed certain assets (the "Trust Property") to the Trust including (i) certain assets and agreements representing legal claims against Meshulam Riklis a previous owner of Astrum, and certain companies and persons associated with him (collectively, the "Riklis Entities"), (ii) certain claims and causes of action held by Astrum against the Riklis Entities, and (iii) certain portions of Astrum's interest in a compromise and settlement agreement (the "McCrory Settlement Agreement") with McCrory Corporation, a company that was formerly controlled by Mr. Riklis and that is a debtor in its own bankruptcy case ("McCrory"). Astrum also assigned to the Trust, and the Trust assumed, all the claims and causes of action held by the Riklis Entities against Astrum. The stated purposes of the Trust are (i) to resolve, through litigation, settlement or otherwise, the claims of the Trust against the Riklis Entities and the claims of the Riklis Entities against the Trust, (ii) to collect the Trust Property and reduce it to cash, (iii) to determine and satisfy all the liabilities created by the Trust and (iv) to distribute to the Trust Beneficiaries any balance remaining after the payment of liabilities.

  The creation of the Trust permitted Astrum to emerge from bankruptcy without first resolving the various claims between Astrum and the Riklis Entities, and it relieved Astrum of liability in respect to the claims of the Riklis Entities.

  The terms of the Trust require Astrum to make loans to the Trust, in the amount of up to $37 million in the aggregate, that will provide funds for the operation of the Trust and to pay resolved claims and to make certain distributions to holders of claims against the Trust. As of January 31, 1996, Astrum had made loans to the Trust in the aggregate amount of $4.8 million, all of which remain outstanding. Under the terms of the Trust, the Trust may not repay the $4.8 million loan until all claims against it have been satisfied. At the present time, there is one allowed claim of $34.7 million against the Trust, which, under the terms of the Trust, would be entitled to a distribution from the assets of the Trust of approximately $25 million. Other than current administrative expenses, the only other potential obligations of the Trust are the potential claims of the Riklis Entities. Any assets remaining in the Trust after the payment of expenses and claims will be used to repay all amounts

                    SAMSONITE CORPORATION AND SUBSIDIARIES
borrowed from the Company, including the $4.8 million loan, before any distributions are made to the Trust Beneficiaries. The Company has been advised that the claims by and against the Riklis Entities are the subject of current negotiations and that no lawsuits have been commenced.

  As of January 31, 1996, the Trust has approximately $56 million in cash assets, exclusive of approximately $14 million due from McCrory's bankruptcy estate, and liabilities for allowed claims of approximately $25 million. Consequently, the Company does not anticipate being required to loan any additional amounts to the Trust. Additionally, assuming that the Riklis Entities cannot establish any monetary claims against the Trust, the Company believes there will be sufficient funds to make the remaining required payment on the allowed claim against the Trust and repay the $4.8 million loan from the Company plus accrued interest. For financial statement purposes, however, the Company continues to fully reserve for the loan to the Trust.

 Contingent Liabilities to Pension Benefit Guaranty Corporation

  The Pension Benefit Guaranty Corporation ("PBGC") filed certain contingent claims, in excess of $37.7 million, with respect to Astrum's Chapter 11 case for statutory liability for unfunded benefits accrued under the Schenley Industries, Inc. ("Schenley") Employees Retirement and Benefit Plan and the McCrory Pension Plan (collectively, the "Pension Plans"). Schenley and McCrory are former affiliates of Astrum. The PBGC also filed claims against Astrum in respect to the Pension Plans for due and unpaid contributions and unpaid insurance premiums.

  While the Company neither sponsored nor maintained the Pension Plans, it was a member of a "controlled group" of related companies, as defined by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). As such, the Company would have been jointly and severally liable under ERISA for unfunded benefit liabilities in the event the Pension Plans terminated and for any unpaid minimum funding contributions and insurance premiums. Pursuant to the McCrory Settlement Agreements, McCrory has agreed to be primarily liable under both Pension Plans, except that the Company agreed to make required contributions under the Schenley plan, and one-half of the PBGC premiums for such plans, through May 30, 1995. The Company contributed $575,000 to the Schenley plan in fiscal 1996 and projects that it will not be required to make any contributions to the Schenley plan in fiscal 1997. In order to avoid having the PBGC terminate the Pension Plans prior to the date that the Plan was confirmed, the PBGC and the Company entered into agreements on May 12, 1993 (the "Interim Agreements") with respect to each of the Pension Plans whereby the Company agreed that following confirmation of the Plan it would be secondarily liable for insurance premiums, all minimum funding contributions and any unfunded benefit obligations in the event the Pension Plans terminate. The term of the Interim Agreements has been extended on a month to month basis since December 31, 1993. The Company expects to enter into a final settlement agreement with the PBGC and the sponsors of Pension Plans to the effect set forth in the McCrory Settlement Agreement during fiscal year 1997 (see note
19). The Company would be secondarily liable for such unfunded benefit obligations if the sponsors of the Pension Plans do not satisfy such obligations.

  As of January 31, 1996, McCrory remains in bankruptcy. If McCrory fails to emerge from bankruptcy or is otherwise unable to make the required funding payments under either Pension Plan, the Company would become responsible for those payments. There can be no assurance as to McCrory's emergence from bankruptcy or its ability to make the required funding payments; however, pursuant to the McCrory Settlement Agreement, McCrory has agreed to suspend or freeze all future accrual of benefits under the McCrory plan and to assign, upon the occurrence of certain circumstances, sponsorship of the Pension Plans to the Company, thereby diminishing the risk that the PBGC would terminate the Pension Plans.

  The Company provided for the PBGC's claims in its consolidated financial statements when it emerged from bankruptcy in the amount of $37.7 million, which is included in other noncurrent liabilities in the

                    SAMSONITE CORPORATION AND SUBSIDIARIES
consolidated balance sheet at January 31, 1996 and 1995, and the Company believes that it is unlikely that the ultimate amount of liability with respect to the PBGC's claims will exceed the amount so provided for.

  See additional information provided in note 19.

 Contingent Liability with Respect to the Old Notes

  The Plan provides for payment in full of 100% of the allowed claim of the holders of certain old notes ("Old Notes") of E-II Holdings, Inc., including approximately $16.4 million of interest on overdue installments of interest accruing prior to the commencement of Astrum's bankruptcy case. Various parties have challenged the allowability of the claim of the holders of the Old Notes of E-II Holdings, Inc. to the extent of this $16.4 million amount on the basis that interest on overdue installments of interest is not permitted under applicable non-bankruptcy law. The Company provided for this liability in its consolidated financial statements when it emerged from bankruptcy in the amount of $16.4 million, which is included in other accrued expenses in the consolidated balance sheet at January 31, 1996 and 1995. The Bankruptcy Court has not yet ruled on this issue and the Company is actively pursuing a resolution of the claim.

  See additional information provided in note 19.

 Union Agreements

  At January 31, 1996, approximately 70% of the Company's 1,960 European production employees are unionized under contacts which are renewed yearly. Approximately 80% of the Company's 930 U.S. production employees are unionized under a contract which is renewed every three years.

 Other Contingent Obligations

  In addition, the Company is a party to various legal proceedings and claims in the ordinary course of business. The Company does not believe that the outcome of any pending matters will materially adversely affect its consolidated financial position, results of operations or liquidity.

                    SAMSONITE CORPORATION AND SUBSIDIARIES

(15) OTHER INCOME (EXPENSE)--NET

  Other income (expense)--net from continuing operations consisted of the following:

                                                                               PREDECESSOR
                                         REORGANIZED COMPANY                     COMPANY
                         ----------------------------------------------------- -----------
                                                                      SEVEN       FIVE
                            NINE MONTHS ENDED      YEAR ENDED        MONTHS      MONTHS
                               OCTOBER 31,         JANUARY 31,        ENDED       ENDED
                         ----------------------- ----------------  JANUARY 31,  JUNE 30,
                            1996        1995      1996     1995       1994        1993
                         ----------- ----------- -------  -------  ----------- -----------
                         (UNAUDITED) (UNAUDITED)
                                                 (IN THOUSANDS)
Gain (loss) on
 disposition of fixed
 assets.................   $   171     $    63   $  (245) $  (880)   $ (163)     $   65
Foreign currency
 transaction gains
 (losses)...............     2,469      (2,727)   (2,154)  (1,707)     (274)       (778)
Gain on sale of
 television station.....       --        5,368     5,368      --        --          --
Rental income...........     1,489       1,292     1,735    1,425       492         579
Favorable lawsuit
 settlements............       --          --        --       --        --        1,185
Favorable settlement of
 claim (note 19d).......     3,802         --        --       --        --          --
Adjustment of liability
 for PBGC claims (note
 19f)...................    11,100         --        --       --        --          --
Income (loss) of
 unconsolidated
 subsidiaries...........        13         --        --    (1,560)      436        (440)
Royalties(a)............       --          --        --     3,490     5,499         --
Other--net..............      (591)       (639)     (737)   1,961      (486)       (251)
                           -------     -------   -------  -------    ------      ------
                           $18,453     $ 3,357   $ 3,967  $ 2,729    $5,504      $  360
                           =======     =======   =======  =======    ======      ======

--------
(a) The excess of amounts received over the discounted amount recorded at the fresh start date for a royalty interest retained by the Company in certain operations sold and discontinued (see note 2).

(16) PROVISION FOR RESTRUCTURING OPERATIONS

  In the fourth quarter of fiscal 1996, management initiated a plan to restructure the manufacturing and various administrative functions of its American Tourister division. The restructuring plan will include relocation of manufacturing operations from Jacksonville, Florida to the Company's Denver, Colorado manufacturing facilities. Certain administrative functions will also be consolidated in Denver. The restructuring plan will involve the termination of approximately 113 manufacturing employees and 24 administrative employees and is expected to be completed by August 1996. A provision for the restructuring of $2,369,000 was charged to expense in the consolidated statement of operations for the year ended January 31, 1996, including $1,018,000 relating to employee termination benefits.

                     SAMSONITE CORPORATION AND SUBSIDIARIES

(17) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

  The following is a summary of the unaudited quarterly financial information:

                                              REORGANIZED COMPANY
                                   --------------------------------------------
                                               THREE MONTHS ENDED
                                   --------------------------------------------
                                   APRIL 30,  JULY 31,  OCTOBER 31, JANUARY 31,
                                     1995       1995       1995        1996
                                   ---------  --------  ----------- -----------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
   Net sales.....................  $157,753   $167,670   $180,284    $169,502
                                   ========   ========   ========    ========
   Gross profit..................  $ 63,965   $ 64,167   $ 70,117    $ 62,269
                                   ========   ========   ========    ========
   Loss from continuing
    operations...................  $(13,357)  $ (9,449)  $(11,364)   $(16,984)
                                   ========   ========   ========    ========
   Net loss......................  $(13,357)  $(17,491)  $(11,364)   $(19,235)
                                   ========   ========   ========    ========
   Loss per share from continuing
    operations...................  $  (0.86)  $  (0.59)  $  (0.72)   $  (1.07)
   Loss per share................  $  (0.86)  $  (1.10)  $  (0.72)   $  (1.21)

                                              REORGANIZED COMPANY
                                   --------------------------------------------
                                               THREE MONTHS ENDED
                                   --------------------------------------------
                                   APRIL 30,  JULY 31,  OCTOBER 31, JANUARY 31,
                                     1994       1994       1994        1995
                                   ---------  --------  ----------- -----------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
   Net sales.....................  $155,835   $159,207   $162,833    $157,577
                                   ========   ========   ========    ========
   Gross profit..................  $ 64,369   $ 66,129   $ 67,726    $ 63,261
                                   ========   ========   ========    ========
   Loss from continuing
    operations...................  $(10,956)  $(10,452)  $ (9,441)   $(16,358)
                                   ========   ========   ========    ========
   Net loss......................  $(20,773)  $(18,257)  $(18,550)   $(53,999)
                                   ========   ========   ========    ========
   Loss per share from continuing
    operations...................  $  (0.71)  $  (0.67)  $  (0.61)   $  (1.06)
   Loss per share................  $  (1.34)  $  (1.18)  $  (1.20)   $  (3.50)

                    SAMSONITE CORPORATION AND SUBSIDIARIES

(18) INDUSTRY AND GEOGRAPHICAL AREA INFORMATION

  The Company operates primarily in one industry consisting of the manufacture, marketing, and distribution of luggage, including softside and hardside suitcases, garment bags, casual bags, business cases and other travel bags. The Company's operations in non-luggage products and licensing of non-luggage products are not significant.

  Certain geographical data was as follows:

                                                                   PREDECESSOR
                                     REORGANIZED COMPANY             COMPANY
                             ------------------------------------- -----------
                                                          SEVEN       FIVE
                                                         MONTHS      MONTHS
                             YEAR ENDED JANUARY 31,       ENDED       ENDED
                             ------------------------  JANUARY 31,  JUNE 30,
                                1996         1995         1994        1993
                             -----------  -----------  ----------- -----------
                                             (IN THOUSANDS)
   Net Sales:
     United States.......... $   378,723  $   390,559   $201,680    $103,393
     Europe.................     276,219      232,733    121,183      84,631
     Other..................      27,881       16,064      9,974       5,789
     Eliminations...........      (7,614)      (3,904)    (1,737)     (1,294)
                             -----------  -----------   --------    --------
                             $   675,209  $   635,452   $331,100    $192,519
                             ===========  ===========   ========    ========
   Operating income (loss):
     United States.......... $    22,323  $    34,469   $ 16,517    $ 13,354
     Europe.................      27,569       18,493      8,614       6,378
     Other..................      (1,265)       4,148      4,505       1,132
                             -----------  -----------   --------    --------
                                  48,627       57,110     29,636      20,864
     Unallocated costs--
      net...................     (58,003)     (60,530)   (32,717)     (7,677)
                             -----------  -----------   --------    --------
       Operating income
        (loss).............. $    (9,376) $    (3,420)  $ (3,081)   $ 13,187
                             ===========  ===========   ========    ========

                                                                 JANUARY 31,
                                                              -----------------
                                                                1996     1995
                                                              -------- --------
                                                               (IN THOUSANDS)
   Identifiable Assets:
     United States........................................... $344,733 $325,103
     Europe..................................................  196,660  171,869
     Other...................................................   22,977    9,770
     Net assets of discontinued operations...................      --   169,187
     Corporate...............................................   57,073  190,071
                                                              -------- --------
       Total................................................. $621,443 $866,000
                                                              ======== ========

  Net sales and operating income in the United States includes export sales and the resulting operating income for products produced within the United States.

  Operating income (loss) represents net sales less operating expenses. In computing operating income (loss) none of the following items have been added or deducted; interest income, interest expense, income taxes, other--net, reorganization items, minority interest, operations discontinued and sold and extraordinary items. General corporate expenses and amortization of reorganization value in excess of identifiable assets are included in Unallocated costs--net.

                    SAMSONITE CORPORATION AND SUBSIDIARIES

  Identifiable assets by geographic area are those assets that are used in the Company's operations in each geographic area. Corporate assets consist of inactive corporations which hold cash, fixed assets, other receivables, investments and reorganization value in excess of identifiable assets.

  For its foreign subsidiaries, the Company translates net assets at exchange rates prevailing at the period ending date. Income and expenses are translated at the average exchange rate during the period.

  Net assets of the foreign subsidiaries were $109,107,000 and $71,637,000 at January 31, 1996 and 1995, respectively. Included as a reduction to stockholders' equity is the cumulative foreign currency translation equity adjustment amounting to $2,338,000 and $1,572,000 at January 31, 1996 and 1995, respectively.

(19) EVENTS SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED)

  (a) Effective May 15, 1996, the employment of Mr. Green as Chairman of the Board, Chief Executive Officer and President ceased, and he was succeeded as Chief Executive Officer and President by Richard R. Nicolosi. Mr. Green resigned as a Director of the Company effective May 21, 1996. The Company charged to expense in the second quarter of fiscal 1997 approximately $2.6 million related to the cessation of Mr. Green's employment and retention of Mr. Nicolosi. Pursuant to Mr. Nicolosi's employment contract, the Company has granted Mr. Nicolosi options to purchase 425,532 shares of common stock at an exercise price of $18.25 per share (subject to customary antidilution adjustments). Options to purchase 186,170 shares of common stock (the "Series A Options") are time-vesting options and options to purchase 239,362 shares of common stock (the "Series B Options") are subject to certain performance requirements with respect to vesting. The options have a five year term. Fifty percent (50%) of the Series A Options will vest on May 15, 1997 and the remaining fifty percent (50%) will vest on May 15, 1998, so long as Mr. Nicolosi remains continually employed by the Company through such date. All of the Series B Options shall vest on April 15, 2001, so long as he remains continually employed by the Company through April 15, 2001, subject to accelerated, performance-based vesting as follows. The Series B Options will vest on May 15, 1998 if Mr. Nicolosi remains continually employed by the Company through such date and the average fair market value of the common stock equals or exceeds $30.00 per share in any period of 30 consecutive days prior to May 15, 1998. Notwithstanding the foregoing, if a change of control event occurs prior to May 15, 1998, (i) all of the Series A Options will automatically vest and (ii) all of the Series B Options will vest if Mr. Nicolosi remains continually employed by the Company through the date of such event and either the average fair market value of the common stock in any period of 30 consecutive days prior to such event or the fair market value of the common stock as of the date of such event, equals or exceeds $30.00 per share.

  Also in connection with the performance by Mr. Nicolosi of services pursuant to his employment, the Company issued to Mr. Nicolosi 60,000 shares of restricted common stock (the "Restricted Shares"). Fifty percent (50%) of the Restricted Shares will vest on May 15, 1997 and the remaining fifty percent (50%) will vest on May 15, 1998; provided that if a change of control event occurs and Mr. Nicolosi remains continually employed by the Company through the date of such event, then all Restricted Shares that have not vested will become vested as of the date of such event. The Company is recognizing compensation expense for the fair market value of the shares at the date of grant over the two-year vesting period.

  On June 6, 1996, the Company sold and issued to Mr. Nicolosi 55,000 shares of common stock at the fair market value of $18.25 per share, or an aggregate purchase price of $1,003,750.

  (b) Effective as of May 15, 1996, the Company entered into agreements with three executive officers to provide stock bonuses to each of them of 38,889 shares of common stock, payable if the executive remains continually employed by the Company through the earlier of May 15, 1999 or one year after a change of control

                    SAMSONITE CORPORATION AND SUBSIDIARIES
event. The Company is recognizing compensation expense equal to the fair market value of the shares at May 15, 1996 ($18.25 per share) over the three-year vesting period.

  (c) During the first quarter of fiscal 1997, the Company sold certain apparel tradename licenses in certain Pacific Rim countries for $3.9 million, which is included in revenues for the nine months ended October 31, 1996.

  (d) During the second quarter of fiscal 1997, the Company recorded $3,802,000 of other income resulting from the favorable settlement for $200,000 of a claim against the Company by a related party. The Company had previously accrued $4,002,000 for such claim. The claim is part of the Contingent Liability with Respect to the Old Notes described in note 14 and relates to the claim for interest on overdue installments of interest accruing prior to the bankruptcy of the Company's predecessor in 1993. The contingent liability was recorded as part of the reorganization. The holders of the claim were Apollo Investment Fund, L.P. ("Apollo") and an affiliate of Apollo. Apollo and its affiliates own 45.78% of the outstanding shares of the Company's common stock.

  In a hearing on November 14, 1996, the Bankruptcy Court ruled in favor of the Company on a motion to disallow these claims on the basis that compound interest was not allowed under applicable law at the time the bond contracts were entered into. The ruling is subject to appeal, and the Company has not made any adjustment to the remaining recorded liability of $12.4 million pending expiration of the appeal period or completion of the appeal process.

  (e) The Company recorded a restructuring provision of $10.7 million in the third quarter of fiscal 1997 as a result of a restructuring program, approved by the Board of Directors and announced in October 1996, to further consolidate functions and operations in North America, Europe, and the Far East, and to reduce or eliminate certain other operations. The restructuring is expected to be completed by October 1997.

  The restructuring plan includes further consolidation of hardside luggage production to Samsonite's largest U.S. facility located in Denver, Colorado from other locations in the Americas, as well as eventual consolidation of many administrative and control functions, again primarily to Denver. The Company will eliminate as many as 450 positions worldwide, including approximately 150 manufacturing positions and approximately 300 managerial, office and clerical positions. The restructuring provision consists primarily of costs associated with involuntary employee terminations and includes a cash expense of $9.7 million and a non-cash expense of $1.0 million, both on a pretax basis. The lenders under the Company's Senior Credit Facility have agreed not to consider the restructuring provision in the computation of lending rates or financial covenants.

  (f) As discussed in note 14, the Company recorded a liability of $37.7 million, as part of the reorganization in 1993, for claims made by the PBGC for underfunded pension plans (the "Plans") and unpaid insurance premiums for the Plans, which were sponsored by other companies. The Company and these other companies were part of a "controlled group", as defined by the Employment Retirement Income Security Act of 1974, as amended, and as such the Company had joint and several liability for the Plans. At the time of the reorganization, the Company entered into temporary agreements with the PBGC under which the Company agreed to be contingently liable for the Plans and permanent agreements with the other companies which gave the Company the right to assume sponsorship of the Plans should the other companies default on their obligations under the

                    SAMSONITE CORPORATION AND SUBSIDIARIES

Plans. These agreements also confirmed the agreement of the primarily liable companies to the permanent cessation of benefit accruals and to the making of any plan amendments that would increase benefit liabilities under the Plans without the consent of the Company. The right to assume sponsorship of the Plans allows the Company to avoid having the PBGC terminate the Plans and make a claim against the Company for the PBGC regulatory prescribed termination value. This termination value is substantially higher than the liability would be for the Company to assume sponsorship and fund the Plans over their remaining lives. Permanent agreements were entered into among the PBGC, the Company, and the primarily liable companies in June 1996 which became effective on August 6, 1996 when the Bankruptcy Court entered an order approving the agreements. The permanent agreements imposed limitations on PBGC actions against the Company in respect of benefit liabilities under the Plans, including the requirement that the PBGC proceed against the primarily liable companies before proceeding against the Company. The primarily liable companies have continued to meet their obligations to the Plans since 1993, although these companies remain in reorganization as of October 31, 1996.

  The liability originally recorded in 1993 of $37.7 million was recorded on the basis of a PBGC termination value. As a result of the permanent agreements giving the Company the right to assume sponsorship of the Plans, the Company has evaluated the liability as if it were to assume sponsorship, and has adjusted the recorded liability to $26.6 million. This amount represents management's best estimate of the contingent liability based on the pension benefit obligation of the Plans discounted at 7.25% reduced by the market value of the Plans' assets at October 31, 1996. The corresponding reduction in the liability is recorded in other nonoperating income in the amount of $11.1 million. The Company will periodically reassess the amount of the liability for the effects of changes in circumstances and assumptions.

  (g) At October 31, 1996, the Company has authorized 2,550,000 shares for granting under the 1995 Stock Option and Incentive Award Plan described in note 10. At October 31, 1996, options outstanding under this plan were as follows:

      SHARES UNDER OPTION            OPTION PRICE                  EXERCISABLE OPTIONS
      -------------------           --------------                 -------------------
           2,123,610                $10.875-$35.50                       142,904

  At October 31, 1996, the Company had outstanding options under all incentive plans and employment agreements for a total of 4,402,810 shares at option prices ranging from $10.875 to $35.50 per share. Options for 1,996,572 shares were exercisable at October 31, 1996. Options for 17,500 shares were exercised at a price of $11.14 per share during the nine months ended October 31, 1996.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HERE-OF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................  10
Use of Proceeds..........................................................  13
Price Range of Common Stock..............................................  14
Dividend Policy..........................................................  14
Dilution.................................................................  15
Capitalization...........................................................  16
Selected Historical and Pro Forma Consolidated Financial Data............  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  33
Management...............................................................  43
Principal and Selling Stockholders.......................................  47
Description of Capital Stock.............................................  50
Shares Eligible for Future Sale..........................................  52
Underwriting.............................................................  53
Legal Matters............................................................  55
Experts..................................................................  55
Additional Information...................................................  55
Index to Consolidated Financial Statements............................... F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               7,823,156 SHARES

                                    [LOGO]

                                 COMMON STOCK

                                ---------------

                                  PROSPECTUS

                                ---------------

                              MERRILL LYNCH & CO.
                           BEAR, STEARNS & CO. INC.
                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION
                             GOLDMAN, SACHS & CO.
                                LEHMAN BROTHERS
                             MORGAN STANLEY & CO.
                                 INCORPORATED
                           PAINEWEBBER INCORPORATED
                               SMITH BARNEY INC.

                                JANUARY  , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE   +
+SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY  +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR   +
+THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE      +
+SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE      +
+WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES +
+LAWS OF ANY SUCH JURISDICTION.                                                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED DECEMBER 20, 1996
PROSPECTUS
                                7,823,156 SHARES
                                SAMSONITE (LOGO)
                                  COMMON STOCK
                                  -----------
  Of the 7,823,156 shares of common stock, par value $.01 per share (the
"Common Stock"), of Samsonite Corporation (the "Company" or "Samsonite") offered hereby, 3,000,000 shares are being offered by the Company and 4,823,156 shares are being offered by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling
Stockholders." Of the 7,823,156 shares of Common Stock being offered hereby, 1,564,631 shares are being offered outside the United States and Canada (the "International Offering") and 6,258,525 shares are being offered in the United States and Canada (the "U.S. Offering"). See "Underwriting."

  On December 19, 1996, the last reported sale price of the Common Stock, which is traded on the Nasdaq National Market under the symbol "SAMC", was $35 3/4 per share. See "Price Range of Common Stock."

  SEE "RISK FACTORS," BEGINNING ON PAGE 10, FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.
                                  -----------
THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION,   NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
  PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          PRICE TO UNDERWRITING PROCEEDS TO PROCEEDS TO SELLING
                           PUBLIC  DISCOUNT(1)  COMPANY(2)     STOCKHOLDERS
-------------------------------------------------------------------------------
Per Share................ $        $            $           $
Total(3)................. $        $            $           $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting expenses of the Offerings payable by the Company estimated
    at $   .
(3) The Company and the Selling Stockholders collectively have granted the International Managers and U.S. Underwriters options, exercisable within 30 days, to purchase up to an additional 156,463 and 625,852 shares of Common Stock, respectively, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discount, Proceeds to Company and Proceeds to Selling Stockholders will be
    $   , $   , $    and $   , respectively. See "Underwriting."
                                  -----------
  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York
on or about    , 1997.

                                  -----------
MERRILL LYNCH INTERNATIONAL LIMITED
     BEAR, STEARNS INTERNATIONAL
            DONALDSON, LUFKIN & JENRETTE
                 SECURITIES CORPORATION
                  GOLDMAN SACHS INTERNATIONAL
                        LEHMAN BROTHERS
                               MORGAN STANLEY & CO.
                                INTERNATIONAL
                                     PAINEWEBBER INTERNATIONAL
                                                               SMITH BARNEY INC.
                                  -----------
                The date of this Prospectus is January  , 1997.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


                CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                         TO NON-UNITED STATES HOLDERS

  The following is a general discussion of certain United States Federal tax consequences of the acquisition, ownership, and disposition of Common Stock by a holder that, for United States Federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). This discussion is based upon the United States Federal tax law now in effect, which is subject to change, possibly retroactively. For purposes of this discussion, a "United States person" means a citizen or resident of the United States; a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof; an estate whose income is includable in gross income for United States Federal income tax purposes regardless of its source or a trust the income of which is includible in gross income for United States Federal income tax purposes, regardless of its source or, for tax years beginning after December 31, 1996, (and, if a trustee so elects, for tax years ending after August 20, 1996), a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. This discussion does not consider any specific facts or circumstances that may apply to a particular Non-United States Holder. Prospective investors are urged to consult their tax advisors regarding the United States Federal tax consequences of acquiring, holding, and disposing of Common Stock, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

DIVIDENDS

  Dividends paid to a Non-United States Holder will generally be subject to withholding of United States Federal income tax at the rate of 30% unless the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, in which case the dividend will be subject to United States Federal income tax on net income on the same basis that applies to United States persons generally. In the case of a Non-United States Holder which is a corporation, such effectively connected income also may be subject to the branch profits tax (which is generally imposed on a foreign corporation on the repatriation from the United States of effectively connected earnings and profits). Non-United States Holders should consult any applicable income tax treaties that may provide for a lower rate of withholding or other rules different from those described above. A Non-United States Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of or exemption from withholding under the foregoing rules.

GAIN ON DISPOSITION

  A Non-United States Holder will generally not be subject to United States Federal income tax on gain recognized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of disposition and either (a) such individual has a "tax home" in the United States and either the gain from the disposition is not attributable to an office or other fixed place of business maintained by such person in a foreign country or an income tax of at least 10% of the gain is not actually paid to a foreign country, or
(b) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States or (iii) the Company is or has been a "U.S. real property holding corporation" for United States Federal income tax purposes (which the Company does not believe that it is or is likely to become) and, assuming that the Common Stock is considered to be "regularly traded on an established securities market" for tax purposes, the Non-United States Holder holds or has held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than five percent of the Common Stock. Gain that is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder will be subject to United States Federal income tax on net income on the same basis that applies to United States persons generally (and, with respect to corporate holders, under certain circumstances, the branch profits tax) but will not be subject to withholding. Non-United States Holders should consult any applicable treaties that may provide for different rules.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

PROPOSED REGULATIONS

  Recently proposed Treasury regulations (the "Proposed Regulations"), if finalized in their current form, could affect the procedures to be followed by a Non-United States Holder in establishing non-United States person status for purposes of the United States Federal withholding rules. The Proposed Regulations are not currently effective but, if finalized in their current form, would be effective for payments made after December 31, 1997. Prospective investors are urged to consult their tax advisors regarding the effect, if any, of the Proposed Regulations on their purchase, ownership, and disposition of the Common Stock.

FEDERAL ESTATE TAXES

  Common Stock owned or treated as owned by an individual who is not a citizen or resident of the United States at the date of death will be included in such individual's estate for United States Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  The Company must report annually to the Internal Revenue Service and to each Non-United States Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. This information may also be made available to tax authorities of a country in which the Non-United States Holder resides.

  Under temporary United States Treasury regulations, United States information reporting requirements and backup withholding tax will generally not apply to dividends paid on the Common Stock to a Non-United States Holder at an address outside the United States. Payment by a United States office of a broker of the proceeds of a sale of Common Stock is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies its Non-United States Holder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will also apply to payment of the proceeds of sales of Common Stock by foreign offices of United States brokers, or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-United States Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-United States Holder's United States Federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                                 UNDERWRITING

  Subject to the terms and conditions set forth in an international purchase agreement (the "International Purchase Agreement") among the Company, each of the Selling Stockholders and each of the underwriters named below (the "International Managers"), and concurrently with the sale of 6,258,525 shares of Common Stock to the U.S. Underwriters (as defined below), the Company and the Selling Stockholders have agreed to sell to each of the International Managers, and each of the International Managers has severally agreed to purchase from the Company and the Selling Stockholders, the aggregate number of shares of Common Stock set forth opposite its name below:

                                                                        NUMBER
        INTERNATIONAL MANAGER                                          OF SHARES
        ---------------------                                          ---------
   Merrill Lynch International Limited...............................
   Bear, Stearns International Limited...............................
   Donaldson, Lufkin & Jenrette Securities Corporation...............
   Goldman Sachs International.......................................
   Lehman Brothers International (Europe)............................
   Morgan Stanley & Co. International Limited........................
   PaineWebber International.........................................
   Smith Barney Inc. ................................................
        Total........................................................  1,564,631
                                                                       =========

  The Company and the Selling Stockholders also have entered into a purchase agreement (the "U.S. Purchase Agreement") with certain underwriters in the United States and Canada (collectively, the "U.S. Underwriters" and, together with the International Managers, the "Underwriters"). Subject to the terms and conditions set forth in the U.S. Purchase Agreement, and concurrently with the sale of 1,564,631 shares of Common Stock to the International Managers pursuant to the International Purchase Agreement, the Company and the Selling Stockholders have agreed to sell to the U.S. Underwriters, and each of the U.S. Underwriters has severally agreed to purchase from the Company and the Selling Stockholders, an aggregate of 6,258,525 shares of Common Stock. The public offering price per share of Common Stock and the underwriting discount per share of Common Stock will be identical under the International Purchase Agreement and the U.S. Purchase Agreement. The respective percentages of the Common Stock to be sold by each of the Company and the Selling Stockholders will be identical in the International Offering and the U.S. Offering.

  In the International Purchase Agreement and the U.S. Purchase Agreement, the several International Managers and the several U.S. Underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such Purchase Agreement if any of such shares of Common Stock being sold pursuant to each such Purchase Agreement are purchased. Under certain circumstances, the commitments of non-defaulting International Managers or U.S. Underwriters (as the case may be) may be increased. The sale of shares of Common Stock to the International Managers is conditioned upon the sale of shares of Common Stock to the U.S. Underwriters and vice versa.

  The International Managers and the U.S. Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the Underwriters are permitted to sell shares of Common Stock to each other for purposes of resale at the public offering price set forth on the cover page of this Prospectus, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to U.S. persons or Canadian persons or to persons they believe intend to resell to U.S. persons or Canadian persons, except, in each case, for transactions pursuant to the Intersyndicate Agreement.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


  The International Managers have advised the Company and the Selling Stockholders that the International Managers propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a
concession not in excess of $   per share of Common Stock on sales to certain
other dealers. The International Managers may allow, and such dealers may
reallow, a discount not in excess of $   per share of Common Stock on sales to
certain other dealers. After the public offering of Common Stock pursuant to this Prospectus, the public offering price, concession and discount may be changed.

  The Company, the Selling Stockholders and Apollo have agreed, subject to certain exceptions, not to sell or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, without the prior written consent of the Merrill Lynch, Pierce, Fenner
& Smith Incorporated on behalf of the Underwriters, for a period of    days
after the date of this Prospectus.

  The Company and the Selling Stockholders have granted an option to the International Managers, exercisable within 30 days after the date of this Prospectus, to purchase up to an aggregate of 156,463 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The International Managers may exercise this option only to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the International Managers exercise this option, each International Manager will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such International Manager's initial amount reflected in the foregoing table. The Company and the Selling Stockholders also have granted an option to the U.S. Underwriters, exercisable within 30 days after the date of this Prospectus, to purchase up to an aggregate of 625,852 additional shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to the International Managers.

  The public offering price of the Common Stock in the Offerings will be determined through negotiations among the Company, the Selling Stockholders and the Underwriters. Among the factors considered in determining the public offering price of the Common Stock in the Offerings, in addition to prevailing market conditions, and the current market price of the Common Stock, are price-earnings ratios of publicly traded companies that the Underwriters believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, and assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to those of the Company. There can be no assurance that the Common Stock will trade in the public market subsequent to the Offerings at or above the public offering price set forth on the cover of this Prospectus.

  The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof. The Company has agreed to indemnify the Selling Stockholders, under certain circumstances, in respect of payments made by them pursuant to these agreements.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


                                 LEGAL MATTERS

  Certain legal matters with respect to the Common Stock have been passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for the Underwriters by Akin, Gump, Strauss, Hauer & Feld, L.L.P. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time represented certain of the Underwriters in connection with unrelated legal matters. Akin, Gump, Strauss, Hauer & Feld, L.L.P. represents Apollo Advisers, L.P. and certain of its affiliates in connection with unrelated legal matters.

                                    EXPERTS

  The consolidated financial statements of the Company as of January 31, 1996 and 1995, and for the years ended January 31, 1996 and 1995, for the seven months ended January 31, 1994, and for the five months ended June 30, 1993, have been included and incorporated by reference herein and in the Registration Statement on Form S-3 of which this Prospectus is a part (the "Registration Statement"), and the related financial statement schedule has been incorporated by reference herein and in the Registration Statement, in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, included or incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG Peat Marwick LLP contain an explanatory paragraph that states that Astrum was required to establish a new basis of accounting and adjust the recorded amounts of assets and liabilities to their fair market values at June 30, 1993. The Company's consolidated financial statements include the continuing impact of the recapitalization. As a result, the consolidated financial statements for periods subsequent to June 30, 1993 are presented on a different cost basis than for prior periods and, therefore, are not comparable.

                             ADDITIONAL INFORMATION

  The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Commission. The Company has furnished and intends to furnish reports to its stockholders, which will include consolidated financial statements audited by its independent accountants, and such other reports as it may determine to furnish or as required by law, including Sections 13(a) and 15(d) of the Exchange Act. Reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

  The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act, with respect to the shares of Common Stock being offered in the Offerings. This Prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or to a document incorporated by reference herein, reference is made to such exhibit or document for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  The Registration Statement and the exhibits and schedules thereto filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Regional Offices of the Commission at Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York, 10048. Copies of such information can be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CON-NECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHO-RIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PRO-SPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................  10
Use of Proceeds..........................................................  13
Price Range of Common Stock..............................................  14
Dividend Policy..........................................................  14
Dilution.................................................................  15
Capitalization...........................................................  16
Selected Historical and Pro Forma Consolidated Financial Data............  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  33
Management...............................................................  43
Principal and Selling Stockholders.......................................  47
Description of Capital Stock.............................................  50
Shares Eligible for Future Sale..........................................  52
Certain United States Federal Income Tax Consequences to Non-United
 States Holders..........................................................  53
Underwriting.............................................................  55
Legal Matters............................................................  57
Experts..................................................................  57
Additional Information...................................................  57
Index to Consolidated Financial Statements............................... F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                7,823,156 SHARES

                                [SAMSONITE LOGO]

                                  COMMON STOCK

                                ---------------

                                   PROSPECTUS

                                ---------------

                      MERRILL LYNCH INTERNATIONAL LIMITED
                      BEAR, STEARNS INTERNATIONAL LIMITED
                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION
                          GOLDMAN SACHS INTERNATIONAL
                                LEHMAN BROTHERS

                              MORGAN STANLEY & CO.
                                 INTERNATIONAL
                           PAINEWEBBER INTERNATIONAL
                               SMITH BARNEY INC.

                                JANUARY  , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      SEC registration fee .............................................. 93,389
      NASD filing fee.................................................... 30,500
      Printing and engraving expenses....................................      *
      Accountants' fees and expenses ....................................      *
      Attorneys' fees and expenses.......................................      *
      Miscellaneous .....................................................      *
                                                                          ------
          Total..........................................................      *
                                                                          ======

--------
  * To be included by amendment.

  The Company will pay all of such expenses. All of the foregoing expenses are estimated except the SEC registration fee and the NASD filing fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

CERTIFICATE OF INCORPORATION AND BY-LAWS

  The Company's Certificate of Incorporation provides that each person who is or was or had agreed to become a director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors of the Company as an employee or agent of the Company or as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by the Company, in accordance with the Company's By-Laws, to the full extent permitted by the Delaware General Corporation Law (the "DGCL"), as the same exists or may in the future be amended from time to time. The Company's Certificate of Incorporation also specifically authorizes the Company to enter into agreements with any person providing for indemnification greater or different from that provided by the Company's Certificate of Incorporation.

  The Company's By-Laws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer or employee of the Company is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or otherwise or of a partnership, joint venture, trust or other enterprise including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent acting in furtherance of the Plan or otherwise, will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL as the same exists or may in the future be amended from time to time, against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators; however, except as described in the next paragraph with respect to Proceedings seeking to enforce rights to indemnification, the Company will indemnify any such person seeking indemnification with the Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Company.

  Pursuant to the Company's By-Laws, if a claim described in the preceding paragraph is not paid in full by the Company within thirty days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. The

Company's By-Laws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The Company's By-Laws provide that following any "change in control" of the Company of the type required to be reported under Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended, any determination as to entitlement to indemnification will be made by independent legal counsel selected by the claimant which independent legal counsel will be retained by the Board of Directors on behalf of the Company.

  The Company's By-Laws provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in the Company's By-Laws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Company's Certificate of Incorporation, the Company's By-Laws, agreement, vote of stockholders or disinterested directors or otherwise. The Company's By-Laws permit the Company to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL. In addition, the Company's By-Laws authorize the Company, to the extent authorized from time to time by the Company's Board of Directors, to grant rights to indemnification, and rights to be paid by the Company the expenses incurred in defending any Proceeding in advance of its final disposition, to any agent of the Company to the fullest extent of the provisions of the Company's By-Laws with respect to the indemnification and advancement of expenses of directors, officers and employees of the Company.

  The Company's By-Laws provide that the right to indemnification conferred therein will be a contract right and will include the right to be paid by the Company the expenses incurred in defending any such Proceeding in advance of its final disposition, except that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, will be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the Company's By-Laws or otherwise.

INDEMNIFICATION AGREEMENTS

  The Company has entered into indemnification agreements with certain of the Company's directors and officers. The indemnification agreements require, among other things, the Company to indemnify the officers and directors to the fullest extent permitted by law, and to advance to such directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company will also indemnify and advance all expenses incurred by such directors and officers seeking to enforce their rights under the indemnification agreements, and cover directors and officers under the Company's directors' and officers' liability insurance. Although such indemnification agreements will offer substantially the same scope of coverage afforded by provisions in the Company's Certificate of Incorporation and the Company's By-Laws, they provide greater assurance to directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors of the Company or by the stockholders to eliminate the rights provide therein. Indemnification for officers of the Company is or will be provided for in their respective employment agreements.

ITEM 16. EXHIBITS.

 EXHIBIT
 NUMBER   DESCRIPTION
 -------  -----------
    1.1   Form of U.S. Purchase Agreement.*
    1.2   Form of International Purchase Agreement.*
    5.1   Opinion of Skadden, Arps, Slate, Meager & Flom LLP.*
   23.1   Consent of Skadden, Arps, Slate, Meager & Flom LLP (included in Exhibit 5.1).*
   23.2   Consent of KPMG Peat Marwick LLP.
   24.1   Power of Attorney (included on signature page).

--------
* To be filed by amendment.

ITEM 17. UNDERTAKINGS

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Common Stock being registered, the registrant, will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN DENVER, COLORADO ON DECEMBER 20, 1996

                                          Samsonite Corporation

                                                    /s/ John P. Murtagh
                                          By:__________________________________
                                            Name: John P. Murtagh
                                            Director Chief Administrative
                                                   Officer and Secretary

                               POWER OF ATTORNEY

  Each person whose signature appears below constitutes by his signature hereon and appoints John P. Murtagh and Richard H. Wiley his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granted unto said attorneys-in-fact and agents, each acting along, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting along, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                       DIRECTOR               DATE

       /s/ Richard R. Nicolosi          President, Chief         December 20,
-------------------------------------    Executive Officer           1996
         RICHARD R. NICOLOSI             and Director

        /s/ Thomas R. Sandler           Chief Financial          December 20,
-------------------------------------    Officer and                 1996
          THOMAS R. SANDLER              Treasurer
                                         (principal
                                         financial and
                                         accounting officer)

        /s/ R. Theodore Ammon           Director                 December 20,
-------------------------------------                                1996
          R. THEODORE AMMON

          /s/ Bernard Attal             Director                 December 20,
-------------------------------------                                1996
            BERNARD ATTAL

              SIGNATURE                       DIRECTOR               DATE

          /s/ Leon D. Black             Director                 December 20,
-------------------------------------                                1996
            LEON D. BLACK

         /s/ Robert H. Falk             Director                 December 20,
-------------------------------------                                1996
           ROBERT H. FALK

                                        Director
-------------------------------------
            CARL C. ICAHN

        /s/ Mark H. Rachesky            Director                 December 20,
-------------------------------------                                1996
          MARK H. RACHESKY

         /s/ Robert L. Rosen            Director                 December 20,
-------------------------------------                                1996
           ROBERT L. ROSEN

          /s/ Marc J. Rowan             Director                 December 20,
-------------------------------------                                1996
            MARC J. ROWAN

        /s/ Stephen J. Solarz           Director                 December 20,
-------------------------------------                                1996
          STEPHEN J. SOLARZ

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                    DESCRIPTION
 -------                                   -----------
    1.1   Form of U.S. Purchase Agreement.*
    1.2   Form of International Purchase Agreement.*
    5.1   Opinion of Skadden, Arps, Slate, Meager & Flom LLP.*
   23.1   Consent of Skadden, Arps, Slate, Meager & Flom LLP (included in Exhibit 5.1).*
   23.2   Consent of KPMG Peat Marwick LLP.
   24.1   Power of Attorney (included on signature page).

* To be filed by amendment.